Exhibit 4.8

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN

EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUDED INFORMATION IS MARKED AS [***] BELOW.

Sustainable Revolving Credit Facility Agreement
originally dated 14 April 2021 as amended and/or restated from time to time, including pursuant to an amendment and restatement agreement dated 18 April 2023 between among others

Oatly Group AB (publ)
as Company

Oatly AB
as Original Borrower

J.P. Morgan SE
as Coordinating Mandated Lead Arranger and Bookrunner

BNP Paribas SA, Bankfilial Sverige, Coöperatieve Rabobank U.A. and Nordea Bank Abp, filial i Sverige as Mandated Lead Arrangers and Bookrunners

The Financial Institutions
as Original Lenders

Wilmington Trust (London) Limited
as Agent

Wilmington Trust (London) Limited
as Security Agent

and

Others

White & Case llp

5 Old Broad Street

London EC2N 1DW

EMEA 142553202

Table of Contents

Page

1.	Definitions and Interpretation	4
2.	The Facility	61
3.	Purpose	64
4.	Conditions of Utilisation	64
5.	Utilisation	66
6.	Optional Currencies	68
7.	Ancillary Facilities	69
8.	Establishment of Sustainable Incremental Facilities	74
8A	Incremental Equivalent Debt	78
9.	Repayment	82
10.	Prepayment and Cancellation	85
11.	Interest	90
12.	Interest Periods	93
13.	Changes to the Calculation of Interest	93
14.	Fees	95
15.	Tax Gross-Up and Indemnities	97
16.	Increased Costs	101
17.	Other Indemnities	103
18.	Mitigation by the Lenders	104
19.	Costs and Expenses	105
20.	Guarantee and Indemnity	107
21.	Representations	115
22.	Information Undertakings	121
23.	Financial Covenants	127
24.	General Undertakings	135
25.	Events of Default	152
26.	Changes to the Lenders	159
27.	Changes to the Obligors	165
28.	Role of the Agent and the Arrangers	168
29.	Conduct of Business by the Secured Parties	176
30.	Sharing among the Secured Parties	176
31.	Payment Mechanics	179
32.	Set-Off	182

EMEA 142553202	(i )

33.	Notices	183
34.	Calculations and Certificates	185
35.	Partial Invalidity	186
36.	Remedies and Waivers	186
37.	Amendments and Waivers	186
38.	Confidential Information	194
39.	Confidentiality of Funding Rates	198
40.	Disclosure of Lender details by Agent	199
41.	Counterparts	200
42.	Bail-In	200
43.	Governing Law	202
44.	Enforcement	202
Schedule 1	The Original Parties	203
Part 1	The Original Obligors	203
Part 2	The Original Lenders	204
Schedule 2	Conditions Precedent	205
Part 1	Conditions Precedent to Initial Utilisation	205
Part 2	Conditions Precedent Required to be Delivered by an Additional Obligor	207
Schedule 3	Utilisation Request	209
Schedule 4	Ancillary Facility Request	210
Schedule 5	Form of Transfer Certificate	211
Schedule 6	Form of Assignment Agreement	214
Schedule 7	Form of Accession Deed	217
Schedule 8	Form of Resignation Letter	220
Schedule 9	Form of Compliance Certificate	222
Schedule 10	Timetables	224
Schedule 11	Form of Increase Confirmation	226
Schedule 12	Reference Rate Terms	229
Part 1	Sterling	229
Part 2	Dollars	232
Part 3	SEK	235
Part 4	Euro	238
Schedule 13	Daily Non-Cumulative Compounded RFR Rate	241
Schedule 14	Cumulative Compounded RFR Rate	243
Schedule 15	Form of Sustainable Incremental Facility Notice	244
Schedule 16	Form of Sustainable Incremental Facility Lender Certificate	248
Schedule 17	Sustainability Indicators	249
Schedule 18	Form of Sustainability Compliance Certificate	250

EMEA 142553202	ii

Schedule 19	Form of Substitute Affiliate Lender Designation Notice	252
Schedule 20	Agreed Security and Guarantee Principles	253
Schedule 21	2023 Effective Date Financial Indebtedness	262
Schedule 22	2023 Effective Date Investments	263

EMEA 142553202	iii

This Sustainability-Linked Multicurrency Revolving Facility Agreement (the “Agreement”) is dated 14 April 2021 as amended and/or restated from time to time, and by the 2023 Amendment and Restatement Agreement and made

Between:

(1) Oatly Group AB (publ), a limited liability company incorporated in Sweden under registration number 559081-1989 as company (the “Company”);

(2) Oatly AB, a limited liability company incorporated in Sweden under registration number 556446-1043 as original borrower (the “Original Borrower”);

(3) The Companies listed in Part 1 of Schedule 1 as original guarantors (the “Original Guarantors”);

(4) J.P. Morgan SE as coordinating mandated lead arranger and bookrunner (the “Coordinating Mandated Lead Arranger”);

(5) BNP Paribas SA, Bankfilial Sverige, Coöperatieve Rabobank U.A. and Nordea Bank Abp, filial i Sverige as mandated lead arrangers and bookrunner (together with the Coordinating Mandated Lead Arranger, the “Arrangers”);

(6) The Financial Institutions listed in Part 2 of Schedule 1 as lenders (the “Original Lenders”);

(7) Wilmington Trust (London) Limited as agent of the other Finance Parties (the “Agent”); and

(8) Wilmington Trust (London) Limited as security trustee and security agent for the Secured Parties (the “Security Agent”).

It is agreed as follows:

Section 1
Interpretation

1. Definitions and Interpretation

1.1 Definitions

In this Agreement, capitalised terms shall have the meanings set forth below:

“2023 Amendment and Restatement Agreement” means the amendment and restatement agreement dated 18 April 2023 between, among others, the Company, the Original Borrower, the Original Guarantors, the Arrangers, the Agent and the Security Agent.

“2023 Effective Date” has the meaning given to the term “Effective Date” in the 2023 Amendment and Restatement Agreement.

“2023 Financial Model” means the financial model relating to the Group dated 12 March 2023.

“ACCDR” has the meaning given to that term in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate).

“Acceptable Bank” means:

(a) the Original Lenders, an Affiliate of any Original Lender, the Agent or the Security Agent;

(b) a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services

EMEA 142553202	4

or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(c) any other bank or financial institution approved by the Agent.

“Accession Deed” means a document substantially in the form set out in Schedule 7 (Form of Accession Deed).

“Accounting Principles” means, in relation to any member of the Group incorporated in Sweden, IFRS or the accounting principles applicable to it in Sweden (including IFRS (if applicable)) and, in relation to any other member of the Group, accounting principles, standards, practices in its jurisdiction of incorporation (including IFRS, if applicable).

“Acquired Indebtedness” means, with respect to any specified person, (a) Financial Indebtedness of any other person existing at the time such other person is merged, amalgamated or consolidated with or into or becomes a Subsidiary of such specified person, whether or not such Financial Indebtedness is incurred in connection with, or in contemplation of, such other person merging, amalgamating or consolidating with or into, or becoming a Subsidiary of, such specified person and (b) Financial Indebtedness secured by a Security encumbering any asset acquired by such specified person.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 27 (Changes to the Obligors).

“Additional Business Day” means any day specified as such in the applicable Reference Rate Terms.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Additional German Obligor” means an Additional Obligor incorporated or established in Germany.

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Adjusted Equity” has the meaning given to that term in Clause 23.1 (Financial definitions).

“ADSs” means the American depositary shares.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company, provided that, solely for the purposes of Clause 24.25 (Transactions with Affiliates), “Affiliate” shall also include any person (a “Material Equityholder”) that owns Equity Interests representing at least 5% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such specified person.

“Agent’s Spot Rate of Exchange” means:

(a) the Agent’s spot rate of exchange; or

(b) (if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the Stockholm foreign exchange market at or about 11:00 a.m. on a particular day.

“Aggregate Total Sustainable Incremental Facility Commitments” means, at any time, the aggregate of the Total Sustainable Incremental Facility Commitments relating to each Sustainable Incremental Facility.

EMEA 142553202	5

“Agreed Security and Guarantee Principles” the principles set out in Schedule 20 (Agreed Security and Guarantee Principles).

“Alternative Term Rate” means any rate specified as such in the applicable Reference Rate Terms.

“Alternative Term Rate Adjustment” means any rate which is either:

(a) specified as such in the applicable Reference Rate Terms; or

(b) determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the applicable Availability Period for the relevant Sustainable Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities).

“Ancillary Facility Request” means a notice substantially in the form set out in Schedule 4 (Ancillary Facility Request).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a) the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance);

(b) the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Annual Report” has the meaning given to that term in Clause 22 (Information Undertakings).

“Annualised Cumulative Compounded Daily Rate” has the meaning given to that term in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate).

EMEA 142553202	6

[***] “Article 55 BRRD” has the meaning given to that term in Clause 42.2 (Bail-In definitions).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 6 (Form of Assignment Agreement) it shall not be a Creditor Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a) in relation to the Sustainable Revolving Facility, the period from and including the 2023 Effective Date to and including the Business Day falling one (1) Month prior to the Termination Date in relation to the Sustainable Revolving Facility; and

(b) in relation to any Sustainable Incremental Facility, the period specified as such in the Sustainable Incremental Facility Notice relating to that Sustainable Incremental Facility delivered by the Company in accordance with Clause 8 (Establishment of Sustainable Incremental Facilities).

“Available Commitment” means, in relation to a Sustainable Facility, a Lender’s Commitment under that Sustainable Facility minus (subject as set out below):

(a) the Base Currency Amount of its participation in any outstanding Utilisations under that Sustainable Facility and the Base Currency Amount of the aggregate of its (and its Affiliates’) Ancillary Commitments under that Sustainable Facility; and

(b) in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Sustainable Facility on or before the proposed Utilisation Date and, in the case of a Sustainable Facility only, the Base Currency Amount of its (and its Affiliates’) Ancillary Commitment under that Sustainable Facility in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under a Sustainable Facility only, the following amounts shall not be deducted from that Lender’s Sustainable Facility Commitment:

(i) that Lender’s participation in any Loans under that Sustainable Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii) that Lender’s (and its Affiliates’) Ancillary Commitments in respect of an Ancillary Facility which has been designated from all or part of that Sustainable Facility, to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

“Available Facility” means, in relation to a Sustainable Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Sustainable Facility.

“Bail-In Action” has the meaning given to that term in Clause 42.2 (Bail-in Definitions).

EMEA 142553202	7

“Bail-In Legislation” has the meaning given to that term in Clause 42.2 (Bail-in Definitions).

“Bank Account” means a deposit account, money-market or other similar account (whether, in any case, time or demand or interest or non-interest bearing) or securities account.

“Base Currency” means SEK.

“Base Currency Amount” means:

(a) in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement); and

(b) in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Original Borrower pursuant to Clause 7.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Baseline CAS” means, in relation to a Compounded Rate Loan in a Compounded Rate Currency, any rate which is either:

(a) specified as such in the applicable Reference Rate Terms; or

(b) determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

“Blocking Law” means:

(a) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union);

(b) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018; or

(c) section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) or any similar provision enacted under or pursuant to the German Foreign Trade Act (Außenwirtschaftsgesetz).

“Borrower” means the Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 27 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to Clause 7.9 (Affiliates of Borrowers).

“Borrowings” has the meaning given to that term in Clause 23.1 (Financial definitions).

EMEA 142553202	8

“Break Costs” means any amount specified as such in the applicable Reference Rate Terms.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Stockholm and London and:

(a) (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b) (in relation to any date for payment or purchase of euro) which is a TARGET Day; and

(c) (in relation to:

(i) the fixing of an interest rate in relation to a Term Rate Loan;

(ii) any date for payment or purchase of an amount relating to a Compounded Rate Loan; or

(iii) the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period),

which is an Additional Business Day relating to that Loan or Unpaid Sum.

“Cash” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Cash Equivalent Investments” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Capital Expenditure” means any expenditure or obligation in respect of expenditure (other than expenditure or obligations in respect of Permitted Investments) which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Capital Stock” means:

(a) in the case of a corporation or company, corporate stock or share capital;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with IFRS; provided that, (i) all obligations that are or would have been treated as operating leases for purposes of IFRS on 31 December 2018 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Finance Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with IFRS (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Finance Documents and (ii) any lease

EMEA 142553202	9

(whether such lease is in existence as of 31 December 2018 or entered into thereafter) that would constitute a capital lease in conformity with IFRS as in effect on 31 December 2018 (assuming for purposes hereof that any such future leases were in existence on 31 December 2018) shall be considered capital leases (without giving effect to the adoption or effectiveness of any changes in, or changes in the application of, IFRS after 31 December 2018 with respect thereto), and all calculations and deliverables under this Agreement or any other Finance Document shall be made or delivered, as applicable, in accordance therewith and the effects of FASB ASC 840 and FASB ASC 842 shall be disregarded.

“CEBA” means Cereal Base CEBA Aktiebolag, a limited liability company incorporated in Sweden under registration number 556482-2988.

“Central Bank Rate” has the meaning given to that term in the applicable Reference Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the applicable Reference Rate Terms.

“CFC” means any direct or indirect subsidiary of Oatly Inc. that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, which is owned (within the meaning of Section 958(a) of the Code) by any subsidiary of the Company that is a “United States shareholder” within the meaning of Section 951(b) of the Code. Notwithstanding the foregoing, a CFC shall not include any non-U.S. subsidiary of the Company (or a successor of such non-U.S. subsidiary) that is not a CFC as of the 2023 Effective Date.

“CFC Holdco” means any direct or indirect subsidiary substantially all the assets of which consist of equity interests (or equity interests and indebtedness) in one or more CFCs or in one or more CFC Holdcos.

“Charged Property” means all of the assets of any member of the Group which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Clean-Up Default” means an Event of Default other than an Event of Default under any of Clause 25.1 (Non-payment), Clause 25.6 (Insolvency), Clause 25.7 (Insolvency Proceedings), Clause 25.8 (Creditors’ process), Clause 25.9 (Ownership of the Obligors), Clause 25.10 (Unlawfulness) and Clause 25.11 (Repudiation).

“Clean-Up Period” means, in relation to an acquisition permitted by this Agreement, the period beginning on the closing date for that acquisition and ending on the date falling 45 days after that closing date or on such other date agreed by the Majority Lenders.

“Clean-Up Representation” means any of the representations and warranties under Clause 21 (Representations) other than under Clause 24.13 (Sanctions).

“Clean-Up Undertaking” means any of the undertakings specified in Clause 24 (General undertakings) other than in Clause 24.13 (Sanctions).

“Code” means the US Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Commitment” means:

(a) a Sustainable Revolving Facility Commitment; or

(b) a Sustainable Incremental Facility Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

EMEA 142553202	10

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Compounded Rate Currency” means any currency which is not a Term Rate Currency.

“Compounded Rate Interest Payment” means the aggregate amount of interest that:

(a) is, or is scheduled to become, payable under any Finance Document; and

(b) relates to a Compounded Rate Loan.

“Compounded Rate Loan” means any Loan or, if applicable, Unpaid Sum which is not a Term Rate Loan.

“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a) the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and.

(b) the applicable Baseline CAS or Fallback CAS.

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a) is agreed in writing by the Original Borrower, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b) specifies a calculation methodology for that rate; and

(c) has been made available to the Original Borrower and each Finance Party.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or a Sustainable Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Sustainable Facility from either:

(a) any member of the Group or any of its advisers; or

(b) another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i) information that:

(A) is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidential Information); or

(B) is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C) is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the

EMEA 142553202	11

Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii) any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Original Borrower and the Agent.

“Consolidated Cash Interest Expense” means, with respect to any person for any period, without duplication, the cash interest expense (including that attributable to any Capitalized Lease Obligation), net of cash interest income, with respect to Financial Indebtedness of such person and its Subsidiaries for such period, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof), excluding, in each case:

(a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting);

(b) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Obligations or other derivative instruments;

(c) costs associated with incurring or terminating Swap Contracts and cash costs associated with breakage in respect of hedging agreements for interest rates;

(d) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any non-recourse Financial Indebtedness;

(e) “additional interest” owing pursuant to a registration rights agreement with respect to any securities;

(f) any payments with respect to make-whole premiums or other breakage costs of any Financial Indebtedness, including any Financial Indebtedness issued in connection with the Sustainable Facilities, the Term Loan B Facility and the PIPE Financing;

(g) penalties and interest relating to taxes;

(h) accretion or accrual of discounted liabilities not constituting Financial Indebtedness;

(i) any expense resulting from the discounting of Financial Indebtedness in connection with the application of recapitalization or purchase accounting;

(j) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Sustainable Facilities, the Term Loan B Facility and the PIPE Financing, any acquisition or investment, and

(k) annual agency fees paid to any trustees, administrative agents, security agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Financial Indebtedness (including any security or collateral trust arrangements related thereto).

For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with the Accounting Principles.

EMEA 142553202	12

“Consolidated Funded First Lien Indebtedness” means Consolidated Funded Indebtedness of the Group that (x) is secured by Security over the Charged Property on an equal priority basis (without regard to the control of remedies) with the Transaction Security securing the Sustainable Facilities or (y) constitutes the Sustainable Facilities.

“Consolidated Funded Indebtedness” means all Financial Indebtedness (but excluding surety bonds, performance bonds or other similar instruments) of a person and its Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with IFRS (but (x) excluding the effects of any discounting of Financial Indebtedness resulting from the application of recapitalization accounting or purchase accounting in connection with any acquisition or any other investment permitted hereunder or for any other purpose and (y) any Financial Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments); provided that Consolidated Funded Indebtedness shall exclude (i) obligations in respect of letters of credit, bank guarantees or other similar documentary credits and similar instruments, in each case, except to the extent of unreimbursed amounts thereunder for three Business Days after such amounts are drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted) and (ii) any Financial Indebtedness in the form of shareholder debt that is subordinated in right of payment to the Sustainable Facilities under the Intercreditor Agreement as Subordinated Liabilities (as defined in the Intercreditor Agreement) or otherwise on terms satisfactory to the Lenders or otherwise to the satisfaction of the Lenders.

“Control Agreement” means an agreement, in form and substance satisfactory to the Agent and the Majority Lenders acting reasonably, which provides for the Security Agent to have “control” (as defined in Section 9 104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of Deposit Accounts or Securities Accounts, as applicable.

“Cumulated RFR Banking Day” has the meaning given to that term in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate).

“Cumulation Period” has the meaning given to that term in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate).

“Cumulative Compounded RFR Rate” means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 14 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Daily Sweep Accounts” means deposit accounts of the Obligors the aggregate principal balances of which are swept daily to one or more Bank Accounts located in the United States or the Netherlands which is, in each case, subject to first priority perfected Transaction Security in favor of the Security Agent in accordance with paragraph (a) of Clause 24.29 (Cash management).

EMEA 142553202	13

“De Minimis Accounts” means deposit accounts (other than Daily Sweep Accounts) the aggregate principal balances of which do not exceed $2,000,000 at any time.

“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a) which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ Participation);

(b) which has otherwise rescinded or repudiated a Finance Document; or

(c) with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i) its failure to pay is caused by:

(A) administrative or technical error; or

(B) a Disruption Event, and

payment is made within five Business Days of its due date; or

(ii) the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Gross Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Designating Lender” has the meaning given to that term in Clause 5.5 (Lender Affiliates and Facility Office).

“Designated Loans” has the meaning given to that term in Clause 5.5 (Lender Affiliates and Facility Office).

“Designated Net Amount” means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Disposition” or “Dispose” means the sale, transfer, license, lease, dedication to the public, permission to lapse, abandonment or other disposition of any property by any person (including any sale and leaseback transaction and any issuance of Capital Stock by a Subsidiary of such person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall be deemed not to include any issuance by the Company of any of its Capital Stock to another person.

EMEA 142553202	14

“Disqualified Stock” means, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event: (1) matures or is mandatorily redeemable (other than solely for Equity Interests excluding Disqualified Stock), pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale provided that, in any case (and without limiting the characterization of such Equity Interests as Disqualified Stock), any purchase requirement triggered thereby may not become operative until compliance with, in the case of an asset sale, the provisions set out in the definition of “Permitted Disposal” or, in the case of a change of control, the repayment and cancellation in full of the Sustainable Facilities or consent by all the Lenders to such change of control), (2) is convertible or exchangeable for Financial Indebtedness or Disqualified Stock, or (3) is redeemable (other than solely for Equity Interests excluding Disqualified Stock) at the option of the holder thereof, in whole or in part (other than as a result of a change of control or asset sale, provided that, in any case (and without limiting the characterization of such Equity Interests as Disqualified Stock), any purchase requirement triggered thereby may not become operative until compliance with, in the case of an asset sale, the provisions set out in the definition of “Permitted Disposal” or, in the case of a change of control, the repayment and cancellation in full of the Sustainable Facilities or consent by all the Lenders to such change of control), in each case prior to the date that is 91 days after the Termination Date at the time of issuance of the respective Disqualified Stock, provided that only the portion of Equity Interests that so mature or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock, provided, further, that if such Equity Interests are issued to any employee or to any employee plan for the benefit of employees of the Term Loan B Borrowers and their Subsidiaries or a direct or indirect parent of the Term Loan B Borrowers or by any such employee plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Term Loan B Borrowers and their Subsidiaries or a direct or indirect parent of the Term Loan B Borrowers in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability, provided, further, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Disruption Event” means either or both of:

(a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Sustainable Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i) from performing its payment obligations under the Finance Documents; or

(ii) from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA” has the meaning given to that term in Clause 23.1 (Financial definitions).

EMEA 142553202	15

“EEA Member Country” has the meaning given to that term in Clause 42.2 (Bail-In definitions).

“EIF Backed Facility Agreement” means the European Investment Fund backed facility agreement in an original principal amount of EUR 7,500,000 and originally dated 8 October 2019 (as amended and amended and restated from time to time) and entered into between AB Svensk Exportkredit (publ) as lender, the Company as guarantor and the Original Borrower as borrower.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Original Borrower and which, in each case, is not a member of the Group.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a) air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b) water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c) land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a) the pollution or protection of the Environment;

(b) the conditions of the workplace; or

(c) the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Equity” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Equity Cure” has the meaning given to that term in Clause 23.4 (Equity Cure).

“Equity Cure Amount” has the meaning given to that term in paragraph (e) of Clause 23.4 (Equity Cure).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arise only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Establishment Date” means, in relation to a Sustainable Incremental Facility, the later of:

(a) the proposed Establishment Date specified in the relevant Sustainable Incremental Facility Notice; and

EMEA 142553202	16

(b) the date on which the Agent executes the relevant Sustainable Incremental Facility Notice.

“EU Bail-In Legislation Schedule” has the meaning given to that term in Clause 42.2 (Bail-In definitions).

“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

“Exceptional Items” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Excluded Accounts” means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Obligor’s employees, (b) tax accounts (including any sales tax accounts), (c) escrow accounts securing obligations permitted under this Agreement to be incurred and cash collateralized for the benefit of third parties not affiliated with the Term Loan B Borrowers or for other purposes permitted under this Agreement, and (d) fiduciary or trust accounts.

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to the Company or a Subsidiary or any employee stock ownership plan or trust established by the Company or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by the Company or any Subsidiary), (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Contribution Indebtedness, Designated Preferred Stock, an Excluded Contribution or Refunding Capital Stock (in each case as defined under the Term Loan B Credit Agreement (in its original form as at the 2023 Effective Date)), or (y) to increase the amount available under clause (c) of the first paragraph of Section 7.05 of the Term Loan B Credit Agreement (in its original form as at the 2023 Effective Date), clause (3), (4)(a) or (8) of the second paragraph of Section 7.05 of the Term Loan B Credit Agreement (in its original form as at the 2023 Effective Date) or paragraphs (n) or (pp) of the definition of “Permitted Investments”or is otherwise utilized pursuant to any other basket set forth herein and (iv) Equity Cure Amounts and Equity Cure Amounts defined under the Term Loan B Credit Agreement (in its original form as at the 2023 Effective Date).

“Excluded Jurisdiction” means PRC.

“Excluded Property” means, with respect to the assets of any Obligor organized in the United States, (a)(i) any fee-owned real property that does not constitute a Material Real Property and all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) any real property not subject to preceding paragraph (i) that contains improvements located in whole or in part in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area,” and (iii) [***], (b) (i) solely with respect to any borrowings drawn or Obligations, in each case under and as defined in the Term Loan B Credit Agreement (in its original form as at the 2023 Effective Date), entered into by Oatly Inc., any Excluded Tax Equity and (ii) assets to the extent a security interest in such assets would result in adverse tax consequences (other than for purposes of Section 956 of the Code, as applied to any future Obligor incorporated in the United States) that are not de minimis as reasonably determined by the Original Borrower, in consultation with the Agent and the Majority Lenders, (c) motor vehicles and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing a UCC financing statement, (d) pledges of, and security interests in, certain assets, in favor of the Security Agent which are prohibited by applicable law; provided, that (i) any such limitation described in this paragraph (d) on the security interests granted hereunder or under the Transaction Security Documents shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity and shall not apply (where the UCC is applicable) to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such

EMEA 142553202	17

prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable law, a security interest in such assets shall be automatically and simultaneously granted under the applicable Transaction Security Documents and such asset shall be included as Charged Property, (e) any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations, to the extent security interests in favor of the Security Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case; provided that (i) any such limitation described in this paragraph (e) on the security interests granted hereunder or granted under the Transaction Security Documents shall only apply to the extent that any such prohibition or restriction could not be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Transaction Security Documents and such licenses, franchises, charters or authorizations shall be included as Charged Property, (f) Equity Interests in (A) any person other than Subsidiaries of the Company to the extent and for so long as the pledge thereof in favor of the Charged Property is not permitted by the terms of such person’s Joint Venture agreement or other applicable constitutional documents, provided, that such prohibition exists on the 2023 Effective Date or at the time such Equity Interests are acquired (so long as such prohibition did not arise in contemplation of such acquisition), and (B) any person which is acquired after the date hereof to the extent and for so long as such Equity Interests are pledged in respect of Acquired Indebtedness and such pledge constitutes Security permitted hereunder, (g) Margin Stock, (h) trust accounts, payroll accounts and escrow accounts, (i) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than any Borrower or a Guarantor or any Subsidiary thereof) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or applicable non-U.S. law) other than proceeds and receivables thereof, the assignment of which is deemed effective under the Uniform Commercial Code (or applicable non-U.S. law) notwithstanding such prohibition), and (j) any “intent to use” trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of, or void, such “intent-to-use” trademark application, or any registration that may issue therefrom, under applicable federal law. Other assets shall be deemed to be “Excluded Property” if the Agent together with the Majority Lenders and the Original Borrower agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Charged Property.

“Excluded Subsidiary” means any direct or indirect Subsidiary of the Term Loan B Borrowers that is (a) a Subsidiary that is prohibited by applicable law from guaranteeing the Sustainable Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, provided that, in each case, commercially reasonable efforts (not involving the payment of material amounts of money or the incurrence of material expenses which are disproportionate to the benefit accruing to the Secured Parties as determined by the Company in its reasonable judgment) have been used by the relevant member of the Group for a period of at least 15 Business Days to obtain the relevant consent or waiver to the extent permissible by law and regulation and such consent or waiver has no impact on relationships with third parties and so long as the Agent shall have received a certification from an authorised signatory of the Company as to the existence of such prohibition or consent, approval, license or authorization requirement and that such commercially reasonable efforts have been undertaken, (b) a Subsidiary that is prohibited from becoming an Obligor by any

EMEA 142553202	18

contractual obligation in existence on the 2023 Effective Date, or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof, and in each case, which contractual obligation is not prohibited by the Finance Documents, provided that commercially reasonable efforts (not involving the payment of material amounts of money or the incurrence of material expenses which are disproportionate to the benefit accruing to the Secured Parties as determined by the Company in its reasonable judgment) for a period of at least 15 Business Days to obtain consent to become an Obligor shall be used by such Subsidiary (which, for the avoidance of doubt, will not require such Subsidiary to take any action which could reasonably be expected to damage its commercial relationship with the relevant third party), (c) solely with respect to any borrowings drawn or Obligations, in each case under and as defined in the Term Loan B Credit Agreement (in its original form as at the 2023 Effective Date), entered into by Oatly Inc., any Excluded Tax Subsidiary, (d) any subsidiary to the extent the provision of a guarantee by such subsidiary would result in adverse tax consequences that are not de minimis as reasonably determined by the Original Borrower, in consultation with the Agent and the Majority Lenders, (e) any Subsidiary to the extent organized in an Excluded Jurisdiction, (f) certain special purpose entities mutually agreed to by the Majority Lenders and the Original Borrower, and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Majority Lenders (confirmed in writing by notice to the Original Borrower), the cost or other consequences (including adverse tax consequences) of guaranteeing the Sustainable Facilities would be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that the Original Borrower, in its sole discretion, may cause any Subsidiary organized in Sweden, England and Wales, the United States, Germany or such other jurisdictions as the Majority Lenders may reasonably agree that qualifies as an Excluded Subsidiary to become a Guarantor in accordance with the definition thereof (subject to completion of any requested “know your customer” rules and similar requirements of the Agent) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Original Borrower elects, in its sole discretion (except where such election would result in a breach of Clause 24.27 (Guarantors and Transaction Security)), to designate such persons as an Excluded Subsidiary).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of Security to secure, such Swap Obligation (or any guarantee of that Swap Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such Security becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or Security is or becomes illegal.

“Excluded Tax Equity” means voting equity interests in any Excluded Tax Subsidiary in excess of 65% of the voting equity interests.

“Excluded Tax Subsidiary” means any Subsidiary of Oatly Inc. that is (i) a CFC, (ii) a direct or indirect subsidiary of a CFC, (iii) a CFC Holdco, (iv) a direct or indirect subsidiary of a CFC Holdco, or (v) a subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes substantially all the assets of which consist of equity interests in one or more CFCs or CFC Holdcos.

“Existing Debt Financing” means the Group’s existing debt financing consisting of a SEK 1,925,000,000 facilities agreement originally dated 12 June 2020 (as amended from time to

EMEA 142553202	19

time) between, inter alios, the Company, the Original Borrower and Nordea Bank AB (publ) as coordinator, agent and security agent.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the board of directors of the Original Borrower, whose determination will be conclusive for all purposes under the Finance Documents, absent manifest error).

“Fallback CAS” means, in relation to any Loan in a Term Rate Currency which becomes a “Compounded Rate Loan” for its then current Interest Period pursuant to Clause 13.1 (Interest calculation if no Primary Term Rate), any rate which is either:

(a) specified as such in the applicable Reference Rate Terms; or

(b) determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

“FATCA” means:

(a) sections 1471 to 1474 of the Code or any associated regulations;

(b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a) in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b) in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a) any letter or letters dated on or about the date of this Agreement between the Arrangers and the Company (or the Agent or the Security Agent and the Company) setting out any of the fees referred to in Clause 14 (Fees);

EMEA 142553202	20

(b) any letter or letters relating to the 2023 Amendment and Restatement Agreement between the Arrangers and the Company (or the Lenders and the Company, or the Agent or the Security Agent and the Company) setting out any of the fees referred to in Clause 14 (Fees);

(c) any agreement setting out fees payable to a Finance Party referred to in paragraph (h) of Clause 2.3 (Increase) or Clause 14.5 (Interest, commission and fees on Ancillary Facilities) or under any other Finance Document; and

(d) any agreement setting out fees payable in respect of a Sustainable Incremental Facility referred to in Clause 8.9 (Sustainable Incremental Facility fees).

“Financial Covenant” has the meaning given to that term in Clause 23.4 (Equity Cure).

“Finance Document” means this Agreement, the 2023 Amendment and Restatement Agreement, the Intercreditor Agreement each Fee Letter, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Sustainability Compliance Certificate, any Sustainable Incremental Facility Notice, any Resignation Letter, any Transaction Security Document, any Utilisation Request, any Reference Rate Supplement, any Compounding Methodology Supplement and any other document designated as such by the Agent and the Company.

“Finance Lease” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Finance Party” means the Agent, the Security Agent, the Arrangers, any Ancillary Lender or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a) moneys borrowed and debit balances at banks or other financial institutions;

(b) any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c) any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of Finance Leases;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g) any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability (but not, in any case, Trade Instruments) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(h) any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date applicable to the Sustainable Revolving Facility or are otherwise classified as borrowings under the Accounting Principles;

(i) any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to

EMEA 142553202	21

finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(j) in connection with the purchase by any member of the Group of any business or assets, any post-closing payment adjustments, earn out, contingent payment or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing or is otherwise contingent on the happening (or not happening) of a certain event or events;

(j) any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(k) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 23.1 (Financial definitions).

“First Lien Net Leverage Ratio” means on any date of determination, with respect to the Group (on a consolidated basis), the ratio of (a) Consolidated Funded First Lien Indebtedness (less Unrestricted Cash of the Group as of the last day of the most recently ended Relevant Period prior to such date in an aggregate amount not to exceed $25,000,000) of the Group on the last day of the most recently ended Relevant Period prior to such date to (b) the greater of (x) EBITDA of the Group for the then most recently ended Relevant Period and (y) zero.

“Fixed Charge Coverage Ratio” means, with respect to any person as of any date, the ratio of (1) the greater of (x) EBITDA of such person for the most recent Relevant Period immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period and (y) zero to (2) the Fixed Charges of such person for such period calculated on a Pro Forma Basis. In the event that the Term Loan B Borrowers or any member of the Group incurs or redeems or repays any Financial Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any receivables financing unless the related commitments have been terminated and such Financial Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or substantially simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.

“Fixed Charges” means, with respect to any person for any period, the sum of:

(a) Consolidated Cash Interest Expense of such person for such period;

(b) scheduled amortization payments of principal on Financial Indebtedness of such person for such period; and

(c) the portion of taxes based on income actually paid in cash (in the case of this paragraph (c), less tax refunds received during such period in cash), on a consolidated basis and in accordance with the Accounting Principles.

“Four Quarter Consolidated EBITDA” means, as of any date of determination, EBITDA of the Company for the Relevant Period most recently ended on or prior to such date, each case, on a Pro Forma Basis.

EMEA 142553202	22

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(i) of Clause 13.4 (Cost of Funds).

“German Obligor” means any Obligor incorporated or established in Germany.

“German Member of the Group” means any member of the Group having its centre of main interests (as such term is used in Art. 3(1) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings) in Germany.

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (iii) of the definition of “Ancillary Outstandings” were deleted.

“Group” means the Company and its Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Hedging Agreement” has the meaning given to such term in the Intercreditor Agreement.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Impaired Agent” means the Agent at any time when:

(a) it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b) the Agent otherwise rescinds or repudiates a Finance Document;

(c) (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d) an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i) its failure to pay is caused by:

(A) administrative or technical error; or

(B) a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii) the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).

“Increased Costs” has the meaning given to that term in Clause 16.1 (Increased Costs).

“Increase Lender” has the meaning given to that term in Clause 2.3 (Increase).

EMEA 142553202	23

“Incremental Equivalent Amount” means an amount not to exceed the sum of:

(a) $20,000,000 (the “Freebie Incremental Facility”);

(b) an unlimited amount (the “Ratio-Based Incremental Facility”) so long as the Maximum Leverage Requirement is satisfied; plus

(c) an amount equal to (A) all voluntary prepayments of Term Loans made pursuant to Section 2.05(a) of the Term Loan B Credit Agreement (in its original form as at the 2023 Effective Date) and (B) all voluntary repurchases of Term Loans made pursuant to the terms of the Term Loan B Credit Agreement in its original form as at the 2023 Effective Date in an amount equal to the principal amount of the Term Loans repurchased (the “Prepayment-Based Incremental Facility”).

“Incremental Equivalent Debt” has the meaning given to that term in Clause 8A (Incremental Equivalent Debt).

“Incremental Equivalent Debt Arranger” has the meaning given to that term in Clause 8A (Incremental Equivalent Debt).

“Initial Public Offering” means the initial public offering pursuant to which the ADSs representing the ordinary shares in the Company have been listed on The Nasdaq Global Select Market.

“Initial Public Offering Proceeds” means the net proceeds (having deducted, for the avoidance of doubt, any transaction fees, costs and expenses and applicable taxes) received by the Company on the Initial Public Offering Settlement Date in connection with the Initial Public Offering.

“Initial Public Offering Settlement Date” means 24 May 2021, being the settlement date of the Initial Public Offering.

“Insolvency Event” in relation to an entity means that such entity:

(a) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c) makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

EMEA 142553202	24

(ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the 2023 Effective Date and made between, among others, the Company, the Original Borrower, the Original Obligors, the Agent, the Security Agent and the Lenders.

“Intangible Assets” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Intellectual Property” means:

(a) any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b) the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 11.6 (Default Interest).

“Interpolated Alternative Term Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Alternative Term Rates) which results from interpolating on a linear basis between:

(a) the applicable Alternative Term Rate for the longest period (for which that Alternative Term Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable Alternative Term Rate for the shortest period (for which that Alternative Term Rate is available) which exceeds the Interest Period of that Loan,

each as of the Quotation Time.

EMEA 142553202	25

“Interpolated Primary Term Rate” means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Primary Term Rates) which results from interpolating on a linear basis between:

(a) the applicable Primary Term Rate for the longest period (for which that Primary Term Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable Primary Term Rate for the shortest period (for which that Primary Term Rate is available) which exceeds the Interest Period of that Loan,

each as of the Quotation Time.

“Investment” means, with respect to any person, (i) all direct or indirect investments by such person in other persons (including Affiliates) in the form of (a) loans or guarantees of Financial Indebtedness, (b) advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Financial Indebtedness, Equity Interests or other securities issued by any other Person, (ii) investments that are required by the Accounting Principles to be classified on the balance sheet of the Company or any Borrower in the same manner as the other investments included in paragraph (i) of this definition to the extent such transactions involve the transfer of cash or other property and (iii) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another person or assets constituting a business unit, line of business or division of such person; provided that Investments shall not include, in the case of the Borrowers and the Subsidiaries, any arrangement pursuant to which any Borrower or any Subsidiary extends credit to a consumer on a “buy now, pay later” basis or any other similar deferred payment arrangement offered to a consumer, in each case, in the ordinary course of business. If the Borrowers or any Subsidiary sells or otherwise disposes of any Equity Interests of any Subsidiary, or any Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such former Subsidiary retained. In no event shall a guarantee of an operating lease of the Borrowers or any Subsidiary be deemed an Investment.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

[***]

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial Conditions Precedent), pursuant to Schedule 4 (Conditions Precedent to the Effective Date) of the 2023 Amendment and Restatement Agreement or pursuant to Clause 27 (Changes to the Obligors).

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b) the time barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

EMEA 142553202	26

(c) the principle that any additional interest or payment of compensation imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(d) that a court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party or may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court;

(e) that a court may not give effect to the provisions of Clause 35 (Partial Invalidity) or any similar provision in another Finance Document, or that interest of a default rate on overdue amounts may be a penalty and not recoverable;

(f) that the parties’ choice of law may not be recognised or upheld for reasons of public policy or otherwise, or that a judgement in a court in one jurisdiction may not be recognised or enforced in another jurisdiction, or that a court may stay proceedings if concurrent proceedings based on the same grounds and between the same parties have previously been brought before another court;

(g) similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(h) any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a) any Original Lender; and

(b) any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with Clause 2.3 (Increase), Clause 8 (Establishment of Sustainable Incremental Facilities) or Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Lender Presentation” means the document in the form approved by the Company concerning the Group and distributed by the Arrangers on a confidential basis prior to the 2023 Effective Date in connection with the 2023 Amendment and Restatement Agreement.

“Liquidity” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Liquidity Report” has the meaning given to that term in paragraph (g) of Clause 22.1 (Financial Statements).

“Listing Rules” means the Securities Exchange Act of 1934 (or any analogous rules or regulations of any applicable stock exchange in which the Company’s voting stock is listed), as from time to time amended.

“LMA” means the Loan Market Association.

“Loan” means a Sustainable Revolving Facility Loan or Sustainable Incremental Facility Loan.

“Local Facilities” means local lines of credit or working capital facilities incurred by members of the Group organized in PRC that are not Obligors and that are not guaranteed by any Obligor (or any other Subsidiary of the Company organized outside PRC) or secured by the assets of any Obligor (or any other Subsidiary of the Company organized outside PRC).

“Lookback Period” means the number of days specified as such in the applicable Reference Rate Terms.

EMEA 142553202	27

“Majority Lenders” means:

(a) (for the purposes of paragraph (a) of Clause 37.1 (Required Consents) in the context of a waiver in relation to a proposed Utilisation of the Sustainable Revolving Facility of the condition in Clause 4.2 (Further Conditions Precedent)), a Lender or Lenders whose Sustainable Revolving Facility Commitments aggregate more than 66⅔ per cent. of the Total Sustainable Revolving Facility Commitments;

(b) (for the purposes of paragraph (a) of Clause 37.1 (Required Consents) in the context of a waiver in relation to a proposed Utilisation of a Sustainable Incremental Facility of the condition in Clause 4.2 (Further Conditions Precedent)), the Sustainable Incremental Facility Majority Lenders under that Sustainable Incremental Facility; and

(c) (for the purposes Clause 25.16 (Acceleration)), a Lender or Lenders whose Commitments aggregate more than 50 per cent. of the Total Commitments.

(in any other case), a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to that reduction).

“Margin” means, subject to Clause 11.3 (Sustainability Adjustments) and Clause 11.4 (Margin premium for Loans and Unpaid Sums in USD and GBP):

(a) in relation to any Sustainable Revolving Facility Loan, 4.00 per cent. per annum;

(b) in relation to any Sustainable Incremental Facility Loan, the percentage rate per annum specified as such in the Sustainable Incremental Facility Notice relating to the Sustainable Incremental Facility under which that Sustainable Incremental Facility Loan is made or is to be made;

(c) in relation to any Unpaid Sum relating or referable to a Sustainable Facility, the rate per annum specified above for that Sustainable Facility; and

(d) in relation to any other Unpaid Sum, the highest rate specified above,

but if:

(i) no Event of Default has occurred and is continuing; and

(ii) the Total Net Leverage Ratio in respect of the most recently completed Relevant Period (starting with the Relevant Period ending on 31 December 2025) is within a range set out below,

then the Margin for each Sustainable Revolving Facility Loan will be the percentage per annum set out below in the column opposite that range:

Total Net Leverage Ratio	Margin (per cent. per annum)
Greater than 2.25:1	4.00
Equal to or less than 2.25:1, but greater than 1.75:1	3.75
Equal to or less than 1.75:1, but greater than 1.25:1	3.50
Equal to or less than 1.25:1	3.25

EMEA 142553202	28

However:

(A) any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) falling three Business Days from the date of receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 22.2 (Compliance Certificate);

(B) if, following receipt by the Agent of the Compliance Certificate related to the relevant Annual Report, that Compliance Certificate does not confirm the basis for a reduced or increased Margin, then paragraph (b) or (c) (as applicable) of Clause 11.5 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of Total Net Leverage Ratio calculated using the figures in that Compliance Certificate;

(C) while an Event of Default is continuing or the Company is in breach of its obligation to deliver a Compliance Certificate, the Margin for each Loan under the Sustainable Revolving Facility shall be the highest percentage per annum set out above (or, in relation to any Sustainable Incremental Facility Loan, in the relevant Sustainable Incremental Facility Notice) for a Loan under the Sustainable Revolving Facility (and, following a remedy or waiver of such Event of Default or breach of obligation to deliver a Compliance Certificate, the applicable Margin for the Sustainable Revolving Facility will be recalculated in accordance with the ratchet above); and

(D) for the purpose of determining the Margin, Total Net Leverage Ratio and Relevant Period shall be determined in accordance with Clause 23.1 (Financial definitions).

“Margin Stock” has the meaning assigned to such term in Regulation U of the FRB as from time to time in effect.

“Market Disruption Rate” means the rate (if any) specified as such in the applicable Reference Rate Terms.

“Material Adverse Effect” means a material adverse effect on:

(a) the business, assets or financial condition of the Group (in each case taken as a whole), provided that an event (or a series of events) which affect(s) or is (are) likely to affect the ability of the Obligors to comply with their obligations pursuant to Clause 23 (Financial Covenants) shall not for that reason be a Material Adverse Effect;

(b) the ability of the Obligors (taken as a whole) to perform their payment obligations under any Finance Document; or

(c) subject to the Legal Reservations and Perfection Requirements, the validity or enforceability of any of the Finance Documents or the validity, legality or effectiveness or priority or ranking of the Transaction Security, which, if capable of remedy, is not remedied within 20 Business Days of the Company or any other Obligor becoming aware of the issue, provided that such period shall run concurrently with any other applicable grace period.

“Material Company” means, at any time:

(a) an Obligor; or

EMEA 142553202	29

(b) each direct Holding Company of a Material Company (excluding any direct Holding Company of the Company); or

(c) any member of the Group whose revenue or assets represents two point five (2.5) per cent. or more of the consolidated revenue or the consolidated gross assets (as applicable) of the Group.

Compliance with the conditions set out in paragraph (c) above shall be determined by reference to the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest Annual Report. However, if a Subsidiary has been acquired since the date as at which the latest Annual Report were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary.

For purpose of the calculations of the consolidated revenue of the Group in paragraph (c) above, any member of the Group having negative revenue or assets shall be deemed to have zero revenue or assets.

“Material Intellectual Property” means all Intellectual Property that is material to the business of the Group.

“Material Jurisdiction” means, as of any date of determination, any jurisdiction in which (i) aggregate revenues of the Group for the most recent period of four consecutive Financial Quarters ending on or prior to such date exceed 2.5% of the total revenues of the Group for such period or (ii) aggregate assets of the Company or any of its Subsidiaries incorporated or domiciled in such jurisdiction exceed 2.5% of the total assets of Group.

“Material Real Property” means any real property located in the United States and owned in fee by any Obligor with a Fair Market Value equal to or greater than $5,000,000, as determined on the 2023 Effective Date for existing real property and on the date of acquisition for any after-acquired real property, in each case excluding Excluded Property; provided that in no event shall the Fair Market Value of the aggregate amount of real property located in the United States and owned in fee by any Obligor that does not constitute Material Real Property exceed $10,000,000. [***]

“Maximum Incremental Amount Condition” means the requirement that, on a Pro Forma Basis, after giving effect to the incurrence of any Sustainable Incremental Facility and/or Incremental Equivalent Debt, (A) if the Four Quarter Consolidated EBITDA for the most recently ended Relevant Period is not greater than $0, the aggregate amount of all loans and commitments under any Sustainable Incremental Facility, the Sustainable Revolving Facility, Incremental Equivalent Debt and any other revolving facilities (other than any Local Facilities) incurred or guaranteed by an Obligor shall not exceed $250,000,000 and (B) if Four Quarter Consolidated EBITDA for the most recently ended Relevant Period is greater than $0, the aggregate amount of all loans and commitments under any Sustainable Incremental Facility and the Sustainable Revolving Facility and any other revolving facilities (other than any Local Facilities) incurred or guaranteed by an Obligor shall not exceed $250,000,000.

“Maximum Leverage Requirement” means, with respect to any request made in reliance on Clause 8A (Incremental Equivalent Debt) for the establishment or incurrence of Incremental Equivalent Debt, the requirement that, on a Pro Forma Basis, after giving effect to the incurrence of such Incremental Equivalent Debt and assuming the commitments under the Sustainable Revolving Facility Commitments, any Sustainable Incremental Facility Commitments and any other Incremental Equivalent Debt being concurrently established with any such facility, are fully drawn (and, in each case, after giving effect to any acquisition in connection therewith and all other appropriate pro forma adjustment events on a Pro Forma Basis (but without giving effect to the cash proceeds of any such facility then being incurred except to the extent such cash proceeds are being utilized to repay or prepay Financial

EMEA 142553202	30

Indebtedness but without duplication of such repayment or prepayment)), (a) for any such Financial Indebtedness that is secured by the Transaction Security on a pari passu basis with the Sustainable Facilities, the First Lien Net Leverage Ratio on a Pro Forma Basis, does not exceed 2.00:1.00; and (b) for any such Financial Indebtedness that is unsecured, either (1) the Total Net Leverage Ratio for such Relevant Period, on a Pro Forma Basis does not exceed 3.50:1.00 or (2) the Fixed Charge Coverage Ratio of the Group (on a consolidated basis) for such Relevant Period, on a Pro Forma Basis is not less than 2.00:1.00; provided that for the avoidance of doubt, Financial Indebtedness incurred in reliance on this definition of “Maximum Leverage Requirement” that is secured by the Charged Property on a pari passu basis with the Sustainable Facilities may be incurred only pursuant to Section 2.14 of the Term Loan B Credit Agreement (in its original form as at the 2023 Effective Date).

[***]

“Month” means, in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency) a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms.

“Mortgage” means any mortgage, deed of trust or equivalent document executed or required herein to be executed by any Obligor and granting Transaction Security over Material Real Property in favour of the Security Agent as security for the Sustainable Facilities; provided, however, in the event such Material Real Property is located in a jurisdiction which imposes mortgage recording tax, intangibles tax, documentary tax or similar recording fees or taxes, the Security Agent (acting on the Agent’s instructions) will cooperate with the Company or the applicable Obligor in order to minimize or eliminate, as applicable, the amount of tax payable in connection with such Mortgage as permitted by, and in accordance with, applicable law, including limiting the amount secured by the applicable Mortgage to an amount not to exceed the Fair Market Value of such Material Real Property if such limitation results in such taxes or similar fees being calculated based upon such Fair Market Value; and provided further, that the Mortgage shall not secure any obligations in respect of letters of credit or revolving credit facilities in those jurisdictions that impose a mortgage tax on paydowns or re-advances applicable thereto.

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Group (other than any Disposition of any receivables assets in a receivables factoring or receivables financing), the excess, if any, of (i) the sum of cash and Cash Equivalent Investments received in connection with such Disposition (including any cash or Cash Equivalent Investments received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and including any proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of:

(i) the principal amount of any indebtedness that is secured by Security on the asset subject to such Disposition and that is required to be repaid in connection with such Disposition (other than (1) Financial Indebtedness under the Finance Documents, (2) Financial Indebtedness under the Term Loan B Credit Agreement, (3) Financial Indebtedness permitted under paragraph (l) of the definition of “Permitted Financial Indebtedness” and (4) if such asset constitutes Charged Property, any Financial Indebtedness secured by such

EMEA 142553202	31

asset ranking pari passu with or junior to the Sustainable Facilities), together with any applicable premiums, penalties, interest or breakage costs,

(ii) the fees and out-of-pocket expenses incurred by the Group in connection with such Disposition (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith),

(iii) all taxes paid or reasonably estimated to be payable in connection with such Disposition (or any tax distribution the Group may be required to make as a result of such Disposition) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds,

(iv) any costs associated with unwinding any related Swap Contract in connection with such transaction,

(v) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with the Accounting Principles and (y) any liabilities associated with such property and retained by Group after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalent Investments (i) received upon the Disposition of any non-cash consideration received by the Group in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this sub-paragraph (v), and

(vi) in the case of any Disposition by a member of the Group that is a Joint Venture or otherwise not wholly owned by the Group, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this sub-paragraph (vi)) attributable to the minority interests and not available for distribution to or for the account of the Group as a result thereof; and

(b) with respect to the incurrence or issuance of any indebtedness by the Group, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, taxes reasonably estimated to be payable and other out-of-pocket expenses and other customary expenses, incurred by the Group in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the applicable jurisdiction.

“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

“New Company Injections” means the aggregate amount of:

(a) amounts contributed to the Company by the shareholders of the Company by way of cash common equity; and

(b) amounts of shareholder debt provided to the Company which constitute Subordinated Financing and are subordinated to the Sustainable Facilities under the Intercreditor

EMEA 142553202	32

Agreement as Subordinated Liabilities (as defined in the Intercreditor Agreement) or otherwise on terms satisfactory to the Lenders or otherwise to the satisfaction of the Lenders,

in either case (i) only taking into account amounts subscribed, lent or converted after the date of this Agreement; (ii) excluding any capitalised interest; and (iii) excluding Excluded Equity, provided that any New Company Injection shall not include any amount which has been utilised for another purpose under this Agreement (including to augment or build capacity to incur any Financial Indebtedness or make any Permitted Payment or Permitted Investments hereunder).

“New Lender” has the meaning given to that term in Clause 26.1 (Assignments and Transfers by the Lenders).

“Non-Consenting Lender” has the meaning given to that term in Clause 37.6 (Replacement of Lender).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Original Borrower, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions Relating to Optional Currencies).

“Original Financial Statements” means the audited consolidated financial statements of the Company for the financial year ended 31 December 2021.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated, organised or formed, as applicable, as at the 2023 Effective Date or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower and/or a Guarantor (as the case may be).

“Original Obligor” means the Original Borrower or an Original Guarantor.

“Participant” has the meaning given to that term in Clause 26.11 (The Participant Register).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participant Register” has the meaning given to that term in Clause 26.11 (The Participant Register).

“Party” means a party to this Agreement.

“Perfection Exceptions” means, with respect to (a) assets located in the United States, that no Obligor shall be required to (i) perfect a security interest to the extent the cost, burden, difficulty or consequence of perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably agreed by the Majority Lenders and the Original Borrower in their reasonable judgment, or (ii) send notices to account debtors or other contractual third-parties prior to an Event of Default, and (b) assets not located in the United States, no Obligor shall be required to take any actions contrary to the Agreed Security and Guarantee Principles.

“Perfection Requirements” means the making of the appropriate registrations, filings or notifications of the Transaction Security Documents as specifically contemplated by any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

EMEA 142553202	33

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal, which, except in the case of paragraphs (b) and (c) below, is on arm’s length terms:

(a) of trading assets or the expenditure of cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b) of any asset (i) by a member of the Group (other than the Company and CEBA) that is not an Obligor to another member of the Group (other than the Company and CEBA) or (ii) by an Obligor (other than the Company and CEBA) to another Obligor (other than the Company and CEBA) (and provided that it constitutes a Permitted Investment);

(c) in respect of which the Agent (acting on behalf of the Majority Lenders) has given its prior written consent;

(d) of assets (other than shares in an Obligor and businesses or real property) in exchange for other assets comparable or superior as to type, value or quality;

(e) of obsolete or redundant assets (other than shares in an Obligor) not required for the efficient operation of the disposing entity’s business;

(f) of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(g) of any purchased equipment or assets for Fair Market Value, in each case, (i) back to the original vendor of such equipment or assets within 180 days of receipt of the equipment or assets and (ii) in the ordinary course of business;

(h) [***]

(i) the sale, lease, assignment, license, sublicense or sublease of any personal property (other than Material Intellectual Property) in the ordinary course of business and which does not materially interfere with the business of the Group;

(j) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property (including the provision of software under an open source license), other intellectual property rights or other general intangibles, in each case in the ordinary course of business of the Group and other than in relation to any liquid oat base production patent which constitutes Material Intellectual Property;

(k) arising as a result of any Permitted Security;

(l) of operating leases of real property not required for the ordinary course of trading of any member of the Group granted to third parties on arm’s length terms and not interfering in any material respect with the ordinary course of trading of any member of the Group;

(m) of cash not otherwise prohibited under the Finance Documents;

(n) constituting a Permitted Transaction;

(o) of receivables (i) on a non-recourse basis or (ii) that is recourse to the Group in an aggregate principal amount outstanding not to exceed $5,000,000;

(p) [***]

(q) as set out in the Report on Form 6-K filed by the Company on 3 January 2023 together with the exhibits thereto, in accordance with the asset purchase agreement dated 30

EMEA 142553202	34

December 2022 entered into between Oatly Inc., Oatly US Operations & Supply Inc., Ya YA Foods USA LLC and Aseptic Beverage Holdings LP (as originally in effect, the “Asset Purchase Agreement”), the sale of Oatly Inc.’s manufacturing facilities in Ogden, Utah and Dallas-Fort Worth, Texas to Ya YA Foods USA LLC subject to the terms and conditions of the Asset Purchase Agreement (together with the licensing of any intellectual property rights and goodwill by any member of the Group to Ya YA Foods USA LLC for use solely in connection with the performance by Ya YA Foods USA LLC of its obligations under the Co-Pack Agreement (as defined in the Asset Purchase Agreement);

(r) the transfer by CEBA of the receivable that CEBA has against Oatly Hong Kong Holding Limited (reg. no. 1558549) to the Original Borrower by way of unconditional shareholder’s contribution; and

(s) if not permitted by the preceding paragraphs, of assets (other than shares in an Obligor, any real property subject to Transaction Security and businesses) for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed the greater of $5,000,000 and 10% of Four Quarter Consolidated EBITDA in any Financial Year of the Company.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a) arising under any of the Finance Documents;

(b) (i) arising under the Term Loan B Credit Agreement (and any related Loan Documents, as defined therein) as of the 2023 Effective Date (including, for the avoidance of doubt, the Term Loan B Facility) provided that the aggregate outstanding principal amount (including in the determination of principal amount outstanding permitted under this sub-paragraph (b)(i)) shall not exceed $130,000,000; and (ii) any Incremental Equivalent Debt;

(c) arising under the PIPE Financing so long as the PIPE Financing constitutes a Subordinated Financing up to an aggregate outstanding principal amount as of any date not to exceed $300,000,000 plus any capitalized or “paid-in-kind” interest accruing thereon, which Financial Indebtedness shall be subject to the Intercreditor Agreement;

(d) arising under any New Company Injection pursuant to paragraph (b) of the definition thereof;

(e) incurred with the prior written consent of the Agent (acting on behalf of the Majority Lenders);

(f) to the extent covered by a letter of credit, guarantee or indemnity issued under an Ancillary Facility;

(g) as a result of any trade credit received (including for the avoidance of doubt but not limited to any liability under any advance or deferred purchase agreement) by any member of the Group from any of its trading partners in the ordinary course of its trading activities (on normal commercial terms);

(h) of the Obligors as a result of deferred payment arrangements, post-closing payment adjustments, earn out, contingent payment or similar obligations in relation to any Permitted Investment provided that the aggregate amount of such deferred payment arrangements during the life of this Agreement does not exceed the sum of (x) $10,000,000 in any Financial Year and (ii) $20,000,000 in the aggregate during the term of this Agreement, unless such Financial Indebtedness (1) is subordinated to the

EMEA 142553202	35

Sustainable Facilities pursuant to the Intercreditor Agreement on terms satisfactory to the Lenders and (2) does not require cash payments, or have a maturity date occurring, prior to the date that is one hundred and eighty one (181) days after the Termination Date;

(i) arising under interest hedging or arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of utilisations made in Optional Currencies, but not a foreign exchange transaction for investment or speculative purposes;

(j) of any company, business or undertaking acquired by a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(k) arising under any netting or set-off arrangement entered into by any member of the Group with a Lender or an Affiliate of a Lender or an Acceptable Bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group (including a Multi-account Overdraft) but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors except, in the case of (i) and (ii) above, to the extent such netting, set-off or Security relates to, or is granted in support of, a loan which is not prohibited under the Finance Documents;

(l) in respect of export credit agency financing in an aggregate principal amount not to exceed [***], provided that such Financial Indebtedness shall only be incurred by the Original Borrower and shall not be guaranteed by any person other than an Obligor and shall not be secured by any assets other than the Charged Property;

(m) under Finance Leases, provided that the aggregate capital value of all such items so financed or leased under outstanding leases by members of the Group does not exceed the greater of (x) $5,000,000 and (y) 20.0% of Four Quarter Consolidated EBITDA then outstanding, in each case determined at the time of incurrence thereof;

(n) any pension debt incurred in the ordinary course of business;

(o) arising as a consequence of making non-cash group contributions (Sw. koncernbidrag) provided that such Financial Indebtedness is immediately extinguished by way of making unconditional shareholders contributions;

(p) arising under any Sale/Leaseback Transaction permitted under paragraph (p) of the definition of “Permitted Disposal” in so far as it relates only to such related lease obligations (and no other types of Financial Indebtedness or financing);

(q) arising under any intercompany indebtedness between members of the Group (provided that it constitutes a Permitted Investment) and any subordinated shareholder debt subordinated to the Sustainable Revolving Facility under the Intercreditor Agreement as Subordinated Liabilities (as defined in the Intercreditor Agreement) or otherwise on terms satisfactory to the Lenders or otherwise to the satisfaction of the Lenders;

(r) arising under a Permitted Transaction;

(s) incurred under Local Facilities in an aggregate principal amount not to exceed [***];

EMEA 142553202	36

(t) arising under a bank guarantee, surety (Bürgschaft) or any other instrument issued by a bank or financial institution upon request of a member of the Group in order to comply with the requirement of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV);

(u) arising under any guarantee given in order to comply with the requirement of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV);

(v) in existence as at the 2023 Effective Date as detailed in Schedule 21 (2023 Effective Date Financial Indebtedness); or

(w) not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed the greater of (x) $10,000,000 and (y) 10.0% of Four Quarter Consolidated EBITDA then outstanding, in each case determined at the time of incurrence thereof in aggregate for the Group at any time, provided that the aggregate amount of all Financial Indebtedness incurred under paragraphs (j) and (w) above by members of the Group that are not Obligors shall not exceed 10.0% of Four Quarter Consolidated EBITDA then outstanding.

“Permitted Holding Company Activity” means:

(a) in the case of the Company, rights, obligations and liabilities under New Company Injections;

(b) (x) in the case of the Company, its ownership of the Capital Stock in CEBA and (y) in the case of CEBA, its ownership of the Capital Stock of the Original Borrower;

(c) the entry into, and the performance of its obligations with respect to, the Finance Documents, the Term Loan B Credit Agreement (and any Loan Documents, any Specified Refinancing Debt, any New Term Facility, or any Refinancing Notes, in each case as defined therein), any Incremental Equivalent Debt, any documentation relating to the PIPE Financing, any documentation relating to any permitted refinancing of the foregoing or documentation relating to the Financial Indebtedness otherwise permitted by this Agreement and the Guarantees permitted by paragraph (d) below, provided that neither the Company nor CEBA may incur any Financial Indebtedness other than (i) with respect to the Company, under the PIPE Financing or New Company Injections and (ii) with respect to the Company and CEBA, under intra-Group loans (including, for the avoidance of doubt group contributions (Sw. koncernbidrag);

(d) the payment of dividends and distributions permitted by this Agreement (and other activities in lieu thereof permitted by this Agreement), the making of contributions to the capital of its direct Subsidiaries permitted hereunder and guarantees of Financial Indebtedness permitted to be incurred hereunder by the Group and guarantees of other obligations of the Group not constituting Financial Indebtedness, in each case to the extent such guarantees are otherwise permitted hereby;

(e) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries);

(f) the performing of activities in preparation for and consummating any public offering of common stock of the Company or any other issuance or sale of its Capital Stock (other than Disqualified Stock);

EMEA 142553202	37

(g) the participation in tax, accounting and other administrative matters as a member of the consolidated group of the Company, CEBA and the Term Loan B Borrowers, including compliance with applicable laws and legal, tax and accounting matters related thereto, activities relating to its officers, directors, managers and employees and the making of group contributions (Sw. koncernbidrag);

(h) the holding of any cash and Cash Equivalent Investments (but not operating any property) solely for any purpose permitted by this definition;

(i) the providing of indemnification to officers, managers, directors and employees customarily provided by a holding company to its Subsidiaries;

(j) any obligations and liabilities of the Company relating to the long-term incentive program pertaining to the Group (the “LTIP”), including (without limitation) (1) the transfer of any warrant issued in, and held by, the Company from time to time (“LTIP Warrants”) to any existing or contemplated new participant in the LTIP (whether directly or via any intermediary (an “LTIP Intermediary”)) and (2) the performance by the Company of its rights and obligations under any contractual arrangement (including, without limitation, any ISDA agreement and trade confirmation) entered into between the Company and any LTIP Intermediary relating to the conversion of LTIP Warrants into, and delivery of, shares and/or American depositary shares in the Company;

(k) in the case of the Company, issuance of notes pursuant to the PIPE Financing; and

(l) any activities incidental to the foregoing.

“Permitted Investments” means:

(a) any Investment in cash and Cash Equivalent Investments and Investments that were Cash Equivalent Investments when made;

(b) any Investment in any Borrower or any Obligor;

(c) [reserved];

(d) [reserved];

(e) any Investment in securities or other assets received in connection with, or otherwise consisting of, a Permitted Disposal;

(f) [reserved];

(g) loans, guarantees, promissory notes or advances to future, present or former officers, directors, members of management, employees, independent contractors and consultants of the Company or any of the Subsidiaries, taken together with all other Investments made pursuant to this paragraph (g) that are at outstanding at the time of such Investment, not to exceed 1.0% of Four Quarter Consolidated EBITDA;

(h) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(i) any Investment (x) acquired by the Term Loan B Borrowers or any member of the Group (a) in exchange for any other Investment or accounts receivable held by the Term Loan B Borrowers or any such member of the Group in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Term Loan B Borrowers or any such member of the Group of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Term Loan

EMEA 142553202	38

B Borrowers or any member of the Group with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Term Loan B Borrowers or any member of the Group, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(j) Swap Contracts and cash management services permitted under Clause 24.10 (Financial Indebtedness), including any payments in connection with the termination thereof;

(k) [reserved];

(l) additional Investments by the Borrowers or any of the Subsidiaries of the Company in an aggregate amount, taken together with all other Investments made pursuant to this paragraph (l) that are at the time outstanding, not to exceed 20.0% of Four Quarter Consolidated EBITDA; provided, however, that if any Investment pursuant to this paragraph (l) is made in any Person that is not a Guarantor at the date of the making of such Investment and such Person becomes a Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (b) of this definition and shall cease to have been made pursuant to this paragraph (l) for so long as such Person continues to be a Guarantor;

(m) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Clause 24.25 (Transactions with Affiliates) (except transactions described in sub-paragraphs (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xiv), (xv), (xxvii), (xxviii), (xxix) or (xxxi) of paragraph (b) of such Clause 24.25 (Transactions with Affiliates));

(n) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Company or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Permitted Payment or otherwise be utilized pursuant to any other basket in this Agreement to the extent utilized pursuant to this paragraph (n);

(o) Investments (but not Dispositions) consisting of the leasing, licensing, sublicensing or contribution of intellectual property (other than Material Intellectual Property) in the ordinary course of business or pursuant to joint marketing arrangements with other persons;

(p) Investments (but not Dispositions) consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case in the ordinary course of business; provided that any such Investment consisting of an exclusive licensing of Material Intellectual Property pursuant to this paragraph (p) must be made in a jurisdiction that (i) is not located in Europe or North America and (ii) is not a jurisdiction in which the Group conducts business as of the 2023 Effective Date;

(q) [reserved];

(r) Investments of a Subsidiary acquired after the 2023 Effective Date or of an entity merged into or amalgamated or consolidated with a Subsidiary in a transaction that is not prohibited by Clause 24.24 (Fundamental Changes) after the 2023 Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

EMEA 142553202	39

(s) to the extent constituting an Investment, Financial Indebtedness incurred under paragraph (k) of the definition of “Permitted Financial Indebtedness”;

(t) guarantees of Financial Indebtedness permitted to be incurred under Clause 24.10 (Financial Indebtedness) and obligations relating to such Financial Indebtedness and guarantees (other than guarantees of Financial Indebtedness) in the ordinary course of business, in each case, other than in respect of Financial Indebtedness or obligations of Subsidiaries that are not Obligors;

(u) advances, loans or extensions of trade credit and other vendor financing in the ordinary course of business by the Term Loan B Borrowers or any of the members of the Group;

(v) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(w) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(x) [reserved];

(y) Investments in Financial Indebtedness of the Company or any of its Subsidiaries that are Obligors; provided that (i) an Investment in Junior Financing will be treated as a repayment thereof for the purposes of compliance with Clause 24.19 (Junior Debt) and such Investment will be permitted only to the extent a repayment of such Junior Financing is permitted under such clause and (ii) this paragraph shall not permit purchases of the PIPE Financing;

(z) any Investment in order to comply with the requirement of section 7f of the German Social Security Code Part IV (Sozialgesetzbuch IV) or section 4 of the German Act for the Improvement of Occupational Pension Schemes (Gesetz zur Verbesserung der betrieblichen Altersversorgung);

(aa) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(bb) Investments acquired as a result of a foreclosure by the Term Loan B Borrowers or any Subsidiary of the Company with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(cc) Investments resulting from pledges and deposits that are Security permitted hereunder;

(dd) acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of the Term Loan B Borrowers or any Subsidiary of the Company in connection with such officer’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the Borrowers, so long as no cash is actually advanced by the Borrowers or any Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(ee) Guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Financial Indebtedness, in each case, entered into by the Term Loan B Borrowers or any Subsidiary of the Company in the ordinary course of business;

EMEA 142553202	40

(ff) [reserved];

(gg) [reserved];

(hh) [reserved];

(ii) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(jj) [reserved];

(kk) Guarantee obligations of the Company or any Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Company to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in applicable jurisdictions;

(ll) Investments of members of the Group existing on the 2023 Effective Date and set forth in Schedule 22 (2023 Effective Date Investments) or any Investment that replaces, refinances, refunds, renews or extends any Investment set forth on Schedule 22 (2023 Effective Date Investments); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the 2023 Effective Date or as otherwise permitted under this definition;

(mm) any Investment made into Oatly Hong Kong Holding Limited, Oatly Shanghai Co Ltd and/or Oatly Hainan Trading Co Ltd [***];

(nn) any acquisition agreed to by the Agent (acting on behalf of the Majority Lenders);

(oo) the incorporation of a limited liability company or the purchase of shares in an off-the-shelf limited liability company (by the Company or any Subsidiary of the Company) which becomes a member of the Group; and

(pp) provided that the Four Quarter Consolidated EBITDA is greater than zero and no Event of Default exists or would result from such acquisition, any acquisition or acquisitions by the Company or any Subsidiary of the Company of a company or a business or undertaking engaged in a business substantially the same as, or complementary to, that carried on by the Company or the Group if, as a result of, or following, such acquisition (a) such person is or becomes a Subsidiary of the Company or (b) such person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any Subsidiary of the Company, provided that:

(i) the Total Net Leverage Ratio, on a Pro Forma Basis, calculated by reference to the Total Net Leverage Ratio as at the most recent Quarter Date for which Financial Statements have been delivered pursuant to the terms of this Agreement, determined by reference to such Financial Statements, is equal to or less than 3.50:1; or

(ii) (1) the Liquidity of the Company and its Subsidiaries is equal to or greater than $150,000,000 on a Pro Forma Basis and (2) such Investment shall be funded by cash equity contributions to the Company from its shareholders (other than proceeds of the PIPE Financing or Excluded Equity),

EMEA 142553202	41

provided further that the aggregate amount of such Investments in (x) persons that do not become Obligors and (y) assets that are not owned by Obligors shall not exceed in aggregate 7.5% of Four Quarter Consolidated EBITDA.

“Permitted Payment” means:

(a) any payment consented to by the Agent (acting on behalf of the Majority Lenders);

(b) the payment of any dividend, return on capital, repayment of capital contributions or other distribution or payment in respect of share capital or partnership interest by the Company to a shareholder of the Company, provided that (i) the Total Net Leverage Ratio on a Pro Forma Basis, both immediately before and immediately after the making of the payment (calculated as if the Relevant Period ended on such date), is equal to or less than 3.50:1 and (ii) such payment is made when no Event of Default is continuing or would occur immediately after the making of the payment;

(c) the payment of any dividend, return on capital, repayment of capital contributions or other distribution or payment in respect of share capital or by way of loan or repayment of interest or principal by the Company to a shareholder of the Company to reimburse such shareholder for any:

(i) fees for management and administrative services (excluding treasury services but including directors’ fees, professional fees and regulatory costs) provided to members of the Group of a type customarily provided by a shareholder to its Subsidiaries in an aggregate amount not exceeding $20,000,000 in any Financial Year of the Company;

(ii) amounts incurred employing employees whose services are required for the operations of the Group in an aggregate amount not exceeding $200,000 in any Financial Year of the Company; and

(iii) Tax, where the liability is incurred in the ordinary course of activities of the relevant shareholder,

provided that such payment is made when no Event of Default is continuing or would occur immediately after the making of the payment; and

(d) any payment made by the Company to enable an Obligor to make payments of any fees, interest, principal or other charges due to the Finance Parties under any Finance Document and any payment of interest and/or principal made by the Company to an Obligor under any intra-Group loan.

“Permitted Security” means:

(a) the Transaction Security;

(b) any Security created with the prior written consent of the Agent (acting on behalf of the Majority Lenders);

(c) any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(d) any netting or set-off arrangement entered into by any member of the Group with a Lender or an Affiliate of a Lender or an Acceptable Bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group (including a Multi-account Overdraft) but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support

EMEA 142553202	42

of liabilities of members of the Group which are not Obligors except, in the case of (i) and (ii) above, to the extent such netting, set-off or Security relates to, or is granted in support of, a loan which is not prohibited under the Finance Documents;

(e) any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(f) any Security or Quasi-Security over or affecting any asset acquired by, or any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i) the Security or Quasi-Security was not created in contemplation of the acquisition of that asset or company;

(ii) the principal amount secured has not been increased in contemplation of or since the acquisition of that asset or company; and

(iii) the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;

(g) any Security or Quasi-Security arising under any retention of title (including any extended retention of title (verlängerter Eigentumsvorbehalt)), hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(h) any Quasi-Security arising as a result of a disposal which is a Permitted Disposal (including, without limitation, pursuant to paragraph (o)(ii) of the definition of “Permitted Disposal”);

(i) any Security or Quasi-Security over accounts receivable, inventory and products and proceeds thereof (together with (i) any related deposit accounts and securities accounts and cash, securities and other financial assets credited thereto, (ii) payment intangibles, chattel paper, letter-of-credit rights, supporting obligations and general intangibles, in each case related thereto, and (iii) proceeds of any of the foregoing;

(j) any Security or Quasi-Security arising as a consequence of any Finance Lease (as applicable) permitted pursuant to paragraph (m) of the definition of “Permitted Financial Indebtedness” provided that such Security or Quasi-Security is over the asset to which the Finance Lease relates;

(k) any Security or Quasi-Security over goods and documents of title to goods arising in the ordinary course of letter of credit transactions under an Ancillary Facility;

(l) any Security or Quasi-Security over rental deposits arising in the ordinary course of trading in respect of any property leased or licensed by a member of the Group, provided that the deposit does not exceed 12 months’ rent for the relevant property;

(m) any Security or Quasi-Security over bank accounts held with Acceptable Banks granted as part of that Acceptable Bank’s standard terms and conditions;

(n) any Security or Quasi-Security arising as a result of legal proceedings being contested in good faith and which is discharged within 30 days of such Security or Quasi-Security first arising;

EMEA 142553202	43

(o) any Security or Quasi-Security arising by operation of law in respect of Taxes being contested in good faith;

(p) any Security or Quasi-Security in respect of Financial Indebtedness under export credit agency backed loans permitted pursuant to paragraph (l) of the definition of “Permitted Financial Indebtedness” provided that such Financial Indebtedness shall not be secured by any Security other than Transaction Security and the relevant creditors (or creditor representative on their behalf) accedes to the Intercreditor Agreement as a “Pari Passu Creditor” for the purposes of and as defined in the Intercreditor Agreement;

(q) any Security or Quasi-Security arising under the general terms and conditions (Allgemeine Geschäftsbedingungen) of savings banks (Sparkassen) and other financial institutions or similar general terms and conditions of banks and financial institutions with whom any member of the Group maintains a banking relationship in the ordinary course of business;

(r) any Security or Quasi-Security required to be granted under mandatory law in favour of creditors as a consequence of a merger or a conversion permitted under this Agreement (including but not limited to in accordance with sections 22, 204 of German Transformation Act (Umwandlungsgesetz));

(s) any Security or Quasi-Security arising by operation of law under a lease in favour of the relevant third party landlord (including but not limited to any landlord’s pledge (Vermieterpfandrecht));

(t) any Security or Quasi-Security given in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV);

(u) any Security or Quasi-Security granted by members of the Group organized in PRC that are not Obligors in respect of Local Facilities; and

(v) any Security (save in respect of Security or Quasi-Security over (i) Material Intellectual Property or shares in any member of the Group unless otherwise offered to the Lenders and/or (ii) any Charged Property) not permitted by the preceding paragraphs securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (u) above) does not exceed the higher of $10,000,000 and 10% of Four Quarter Consolidated EBITDA, provided that if such Security encumber any of the Charged Property, such Security shall be security ranking junior in priority to the Transaction Security.

“Permitted Transaction” means:

(a) subject to Clause 37.2 (All Lender Matters) any transaction consented to by the Agent (acting on behalf of the Majority Lenders);

(b) any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents; and

(c) any transaction permitted by Clause 24.24 (Fundamental Changes).

“PIPE Financing” means the Company’s (i) 9.25% Convertible Senior PIK Notes due 2028, issued pursuant to that certain Investment Agreement dated as of 14 March 2023 by and among Company and certain purchasers thereof, and (ii) 9.25% Convertible Senior PIK Notes due 2028, issued pursuant to that certain Subscription Agreement dated as of 14 March 2023 by and

EMEA 142553202	44

among the Company and certain purchasers thereof (which shall be a Subordinated Financing) in an amount up to $300,000,000 (plus any capitalized or “paid-in-kind” interest accruing thereon) issued by the Company on or about the 2023 Effective Date, the net proceeds of which will be contributed to CEBA which will in turn contribute such proceeds to the Original Borrower.

“PRC” means the People’s Republic of China (excluding, for the avoidance of doubt, the Hong Kong Special Administrative Region of the People’s Republic of China).

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Primary Term Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Pro Forma Adjustment” has the meaning given to that term in paragraph (b) of Clause 23.3 (Financial testing).

“Pro Forma Basis,” mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, as of any date, that pro forma effect will be given to the incurrence of the Sustainable Facilities, the Term Loan B Facility and the PIPE Financing and, any acquisition, merger, amalgamation, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Financial Indebtedness (including Financial Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any member of the Group, line of business, division, segment or operating unit or any operational change (including the entry into any material contract or arrangement) and (subject to paragraph (n)(ii) of Clause 1.2 (Construction)) the receipt or depletion of Unrestricted Cash in connection with any of the foregoing, in each case that have occurred during the four consecutive Financial Quarter period of such person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or (except for purposes of the financial covenants set forth in Clause 23.2 (Financial condition)) subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including any such event occurring at a person who became a Subsidiary of the subject person or was merged, amalgamated or consolidated with or into the subject person or any other Subsidiary of the subject person after the commencement of the Reference Period) (including with respect to any proposed Investment or acquisition of the subject person for which financing is or is sought to be obtained, the Investment or acquisition for which a determination under this definition is made may occur after the date upon which the relevant determination or calculation is made), in each case, as if each such event occurred on the first day of the Reference Period, provided that (i) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing EBITDA for such Reference Period and (ii) for the avoidance of doubt, Pro Forma Adjustments permitted under paragraph (b) of Clause 23.3 (Financial testing) shall be subject to the cap thereon specified in such Clause.

For purposes of making any computation referred to above:

(a) if any Financial Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Financial Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Financial Indebtedness if such Swap Contracts have a remaining term in excess of 12 months);

EMEA 142553202	45

(b) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Original Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS;

(c) interest on Financial Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if otherwise specified in the relevant agreement, the rate then in effect or, if none, then based upon such optional rate chosen as the Original Borrower may designate; and

(d) interest on any Financial Indebtedness under a revolving credit facility or a factoring transaction computed on a pro forma basis shall be computed based upon the average daily balance of such Financial Indebtedness during the applicable period.

“Published Rate Replacement Event” has the meaning given to that term in Clause 37.4 (Changes to reference rates).

“Published Rate” has the meaning given to that term in Clause 37.4 (Changes to reference rates).

“Protected Party” has the meaning given to that term in Clause 15.1 (Definitions).

“Quarter Date” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Quotation Day” means the day specified as such in the applicable Reference Rate Terms.

“Quotation Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

“Quoted Tenor” means in relation to a Primary Term Rate or an Alternative Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Realised Value” means the respective value realised for each Sustainability Indicator for the relevant financial year of the Company, as reported on in the Annual Report and as set out in the relevant Sustainability Compliance Certificate for that financial year.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Rate Supplement” means, in relation to any currency, a document which:

(a) is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b) specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms;

(c) specifies whether that currency is a Compounded Rate Currency or a Term Rate Currency; and

(d) has been made available to the Company and each Finance Party.

“Reference Rate Terms” means, in relation to:

(a) a currency;

(b) a Loan or an Unpaid Sum in that currency;

EMEA 142553202	46

(c) an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or

(d) any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency, and (where such terms are set out for different categories of Loan, Unpaid Sum or accrual of commission or fees in that currency) for the category of that Loan, Unpaid Sum or accrual, in Schedule 12 (Reference Rate Terms) or in any Reference Rate Supplement.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a) its Original Jurisdiction;

(b) any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c) any jurisdiction which governs a Finance Document to which that Obligor is a party; and

(d) any jurisdiction where it conducts its business.

“Relevant Market” means, the market specified as such in the applicable Reference Rate Terms.

“Relevant Nominating Body” has the meaning given to that term in Clause 37.4 (Changes to reference rates).

“Relevant Obligations” has the meaning given to that term in paragraph (c)(ii) of Clause 26.7 (Procedure for Assignment).

“Relevant Period” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Repeating Representations” means each of the representations set out in Clauses 21.1 (Status) to 21.6 (Governing Law and Enforcement), Clause 21.8 (No Default), paragraph (c) of Clause 21.9 (Financial Statements), Clause 21.10 (Pari Passu Ranking), Clause 21.14 (Anti-corruption law), Clause 21.15 (Sanctions), Clause 21.18 (Legal and beneficial ownership), Clause 21.19 (Shares), Clause 21.26 (U.S. Governmental Regulation) and Clause 21.27 (Investment Company Act).

“Replacement Lender” has the meaning given to that term in Clause 37.8 (Replacement of a Defaulting Lender).

“Replacement Reference Rate” has the meaning given to that term in Clause 37.4 (Changes to reference rates).

“Reporting Day” means the day (if any) specified as such in the applicable Reference Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

EMEA 142553202	47

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Restricted Party” means a person, or a person owned or controlled (directly or indirectly) by a person, that is:

(a) listed on any Sanctions List;

(b) located in or organised under the laws of a country or territory which is a subject of country-wide or territory-wide Sanctions or whose government is the subject of country or territory wide Sanctions (including, without limitation, at the 2023 Effective Date, the so-called Donetsk People’s Republic or so-called Luhansk People’s Republic and Crimea region of Ukraine, Cuba, Iran, North Korea and Syria); or

(c) acting on behalf of any of the persons listed under paragraphs (a) or (b) above.

“Restructuring Costs” has the meaning given to that term in Clause 23.1 (Financial definitions).

“RFR” means the rate specified as such in the applicable Reference Rate Terms.

“RFR Banking Day” means any day specified as such in the applicable Reference Rate Terms.

“Rollover Loan” means one or more Loans under the same Sustainable Facility:

(a) made or to be made on the same day that a maturing Loan is due to be repaid;

(b) the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c) in the same currency as the maturing Loan (unless arising as a result of the operation of Clause 6.2 (Unavailability of a Currency)); and

(d) made or to be made to the same Borrower for the purpose of refinancing that maturing Loan.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Group whereby the member of the Group transfers such property to a person and the members of the Group leases it from such person, other than leases between the Company, any of the Term Loan B Borrowers and a Subsidiary or between Subsidiaries.

“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means:

(a) the Security Council of the United Nations;

(b) The U.S.;

(c) the European Union (including all of its member states, including the Netherlands and Sweden);

(d) the United Kingdom;

(e) any country in which a member of the Group is incorporated or in, from or to which it conducts its business; and

EMEA 142553202	48

(f) the governments and official institutions or agencies of any of paragraphs (a) through (e) above, including OFAC, the Council of the European Union, the United States Department of State and His Majesty’s Treasury.

“Sanctions List” means any list of specifically designated persons or entities (or equivalent) maintained by, or public announcement of Sanctions designation made by a Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Secured Party” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Securities Account” has the meaning given to it in the UCC.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a day or time determined in accordance with Schedule 10 (Timetables).

“Subordinated Financing” means, collectively, any funds provided to the Company pursuant to any security, instrument or agreement, other than common stock, and the net proceeds of which are contributed by the Company to CEBA and by CEBA to the Original Borrower, and that pursuant to its terms:

(a) does not (including upon the happening of any event (other than customary prepayment or redemption events upon the occurrence of a fundamental change)) mature or require any amortization prior to the date falling six months after the Termination Date applicable to the Sustainable Revolving Facility (other than through conversion or exchange of any such security or instrument for common stock);

(b) does not (including upon the happening of any event (other than customary prepayment or redemption events upon the occurrence of a fundamental change)) require the payment in cash or otherwise, of interest prior to the date falling six months after the Termination Date applicable to the Sustainable Revolving Facility (provided that interest may accrete while such Subordinated Financing is outstanding and accretion interest may become due upon maturity as permitted by paragraph (a) above or acceleration of maturity and any interest may be satisfied at any time by the issue to the holders thereof of additional Subordinated Financing);

(c) is not secured by Security or any assets of the Company or a Subsidiary and is not guaranteed by any Subsidiary of the Company;

(d) is contractually subordinated and junior in right of payment to the prior payment in full in cash of all obligations (including principal, interest, premium (if any) and additional amounts (if any)) of the Company and the Obligors under the Sustainable Revolving Facility, in each case pursuant to the Intercreditor Agreement; and

(e) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Sustainable Revolving Facility matures other than into or for common stock of the Company.

“Subordinated Indebtedness” means (a) with respect to the Borrowers, any Financial Indebtedness of such Borrower which is by its terms expressly subordinated in right of payment to the Sustainable Facilities, and (b) with respect to any Guarantor, any Financial Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its guarantee of the Sustainable Facilities, including any Financial Indebtedness arising under any New Company Injection pursuant to paragraph (b) of the definition thereof.

EMEA 142553202	49

“Subsidiary” means in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting shares of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise.

“Substitute Affiliate Lender” has the meaning given to that term in Clause 5.5 (Lender Affiliates and Facility Office).

“Substitute Facility Office” has the meaning given to that term in Clause 5.5 (Lender Affiliates and Facility Office).

“Sustainability Compliance Certificate” means a certificate substantially in the form set out in Schedule 18 (Form of Sustainability Compliance Certificate), to be delivered to the Agent by the Company pursuant to Clause 22.3 (Sustainability Compliance Certificate).

“Sustainability Effective Date” means, in respect of any financial year of the Company, the third Business Day immediately following the date of receipt by the Agent of a Sustainability Compliance Certificate.

“Sustainability Indicator” means each sustainability indicator as specified in the column under the heading “Sustainability Indicator” as set out in Schedule 17 (Sustainability Indicators) and as reported on in the Annual Report.

“Sustainability Report” has the meaning given to that term in Clause 22.3 (Sustainability Compliance Certificate).

“Sustainable Facility” means the Sustainable Revolving Facility or any Sustainable Incremental Facility.

“Sustainable Incremental Facility” means a revolving credit facility which may be established and made available under this Agreement as described in Clause 8 (Establishment of Sustainable Incremental Facilities) and is specified in the relevant Sustainable Incremental Facility Notice, all or any part of which may be designated as Ancillary Facilities in accordance with Clause 7 (Ancillary Facilities).

“Sustainable Incremental Facility Commitment” means:

(a) in relation to a Lender which is a Sustainable Incremental Facility Lender, the amount in the Base Currency set opposite its name under the heading “Sustainable Incremental Facility Commitment” in the relevant Sustainable Incremental Facility Notice and the amount of any other Sustainable Incremental Facility Commitment relating to the relevant Sustainable Incremental Facility transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b) in relation to a Sustainable Incremental Facility and any other Lender, the amount in the Base Currency of any Sustainable Incremental Facility Commitment relating to that Sustainable Incremental Facility transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Sustainable Incremental Facility Conditions Precedent” means, in relation to a Sustainable Incremental Facility any document and other evidence specified as such in the relevant Sustainable Incremental Facility Notice.

EMEA 142553202	50

“Sustainable Incremental Facility Lender” means, in relation to a Sustainable Incremental Facility, any entity which is listed as such in the relevant Sustainable Incremental Facility Notice.

“Sustainable Incremental Facility Lender Certificate” means a document substantially in the form set out in Schedule 16 (Form of Sustainable Incremental Facility Lender Certificate).

“Sustainable Incremental Facility Loan” means a loan made or to be made under a Sustainable Incremental Facility or the principal amount outstanding for the time being of that loan.

“Sustainable Incremental Facility Majority Lenders” means, in relation to a Sustainable Incremental Facility, a Lender or Lenders whose Sustainable Incremental Facility Commitments relating to that Sustainable Incremental Facility aggregate more than 66⅔ per cent. of the Total Sustainable Incremental Facility Commitments relating to that Sustainable Incremental Facility (or, if those Total Sustainable Incremental Facility Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of those Total Sustainable Incremental Facility Commitments immediately prior to that reduction).

“Sustainable Incremental Facility Notice” means a notice substantially in the form set out in Schedule 15 (Form of Sustainable Incremental Facility Notice).

“Sustainable Incremental Facility Terms” means, in relation to a Sustainable Incremental Facility:

(a) the currency;

(b) the Total Sustainable Incremental Facility Commitments;

(c) the Margin;

(d) the level of commitment fee payable pursuant to Clause 14.1 (Commitment fee) in respect of that Sustainable Incremental Facility;

(e) the Borrower(s) to which that Sustainable Incremental Facility is to be made available;

(f) the purpose(s) for which all amounts borrowed under that Sustainable Incremental Facility shall be applied pursuant to Clause 3.1 (Purpose);

(g) the Availability Period;

(h) any Sustainable Incremental Facility Conditions Precedent; and

(i) the Termination Date,

each as specified in the Sustainable Incremental Facility Notice relating to that Sustainable Incremental Facility.

“Sustainable Facility Commitment” means a Sustainable Revolving Facility Commitment and any Sustainable Incremental Facility Commitments under a Sustainable Incremental Facility.

“Sustainable Revolving Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Sustainable Revolving Facility Commitment” means:

(a) in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part 2 of Schedule 1 (The Original Lenders) and

EMEA 142553202	51

the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b) in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Sustainable Revolving Facility Loan” means a loan made or to be made under the Sustainable Revolving Facility or the principal amount outstanding for the time being of that loan.

“Swap” has the meaning given to that term in section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“Tangible Assets” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Tangible Solvency Ratio” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Target Value” means, in relation to each Sustainability Indicator, the target value set out opposite that Sustainability Indicator under the heading “Target Values” for each relevant financial year of the Company as set out in Schedule 17 (Sustainability Indicators).

“TARGET Day” means any day on which T2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Loan” has the meaning given to that term in the Term Loan B Credit Agreement (in its original form as at the 2023 Effective Date).

“Term Loan B Borrowers” means the Original Borrower and Oatly Inc.

“Term Loan B Credit Agreement” means the credit agreement dated on or about the 2023 Effective Date entered into between, among others, the Company as Parent, CEBA as Holdings, the Original Borrower as Swedish Borrower, Oatly Inc. as U.S. Borrower and J.P. Morgan SE

EMEA 142553202	52

as Sole and Exclusive Lead Arranger, Sole and Exclusive Physical Bookrunner and Administrative Agent and Wilmington Trust (London) Limited as Security Agent (each defined term as defined therein).

“Term Loan B Facility” has the meaning given to the term “Initial Term Facility” in the Term Loan B Credit Agreement (in its original form as at the 2023 Effective Date).

“Termination Date” means:

(a) in relation to the Sustainable Revolving Facility, subject to Clause 9.2 (Extension Option), the date falling three (3) years and six (6) Months after the 2023 Effective Date; and

(b) in relation to a Sustainable Incremental Facility, subject to Clause 9.2 (Extension Option), the date specified as such in the Sustainable Incremental Facility Notice relating to that Sustainable Incremental Facility.

“Term Rate Currency” means:

(a) euro and SEK; and

(b) any currency specified as such in a Reference Rate Supplement relating to that currency,

to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement.

“Term Rate Loan” means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency to the extent that it is not, or has not become a “Compounded Rate Loan” for its then current Interest Period pursuant to Clause 13.1 (Interest calculation if no Primary Term Rate).

“Term Reference Rate” means, in relation to a Term Rate Loan:

(a) the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or

(b) as otherwise determined pursuant to Clause 13.1 (Interest calculation if no Primary Term Rate),

and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.

“Total Assets” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Total Commitments” means the aggregate of the Aggregate Total Sustainable Incremental Facility Commitments and the Total Sustainable Revolving Facility Commitments, being SEK 2,100,000,000 at the 2023 Effective Date.

“Total Liabilities” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Total Net Debt” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Total Net Leverage Ratio” has the meaning given to that term in Clause 23.1 (Financial definitions).

“Total Sustainable Incremental Facility Commitments” means, in relation to a Sustainable Incremental Facility, the aggregate of the Sustainable Incremental Facility Commitments relating to that Sustainable Incremental Facility.

EMEA 142553202	53

“Total Sustainable Revolving Facility Commitments” means the aggregate of the Sustainable Revolving Facility Commitments being SEK 2,100,000,000 at the 2023 Effective Date.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transaction Costs” means all fees, costs and expenses incurred in connection with:

(a) the Term Loan B Borrowers obtaining the Facilities under and as defined in the Term Loan B Credit Agreement;

(b) the Original Borrower obtaining the Sustainable Facilities; and

(c) the Company issuing the PIPE Financing.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being Transaction Security Documents in Schedule 2 (Conditions Precedent), Schedule 3 (Conditions Precedent to the Effective Date) of the 2023 Amendment and Restatement Agreement together with any other document entered into by any Obligor or any other security provider creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Original Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a) the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b) the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unannualised Cumulative Compounded Daily Rate” has the meaning given to that term in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Charged Property.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Unrestricted Cash” has the meaning given to that term in Clause 23.1 (Financial definitions).

“US”, “U.S.” and “United States” means the United States of America.

“US Obligor” means any Obligor that is incorporated or otherwise treated as a resident for US federal income tax purposes in the United States, any State thereof or the District of Columbia.

“US Tax Form” means, as applicable:

EMEA 142553202	54

(a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;

(b) an IRS Form W-8ECI;

(c) an IRS Form W-9; or

(d) any other IRS form establishing an exemption from backup withholding of US federal income tax on payments to that person under this Agreement,

which, in each case, may be provided under cover of, if required to establish such an exemption, an IRS Form W-8IMY in respect of its beneficial owners, if applicable.

“Utilisation” means a utilisation of a Sustainable Facility by way of a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112, as amended) and any national legislation implementing EC Directive 2006/112 or any predecessor to it or supplemental to EC Directive 2006/112; and

(b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2 Construction

(a) Unless a contrary indication appears, any reference in this Agreement to:

(i) the “Agent”, the “Arrangers”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party” or the “Security Agent” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii) a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Original Borrower and the Agent;

(iii) “assets” includes present and future properties, revenues and rights of every description;

(iv) a Lender’s “cost of funds” in relation to its participation in a Loan, or the Agent’s “cost of funds” in relation to funding any other amount (which shall be determined as if such amount were a Loan provided to the relevant person) is a reference to the average cost (determined either on an actual or a notional basis) which that Lender or Agent (as applicable) would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(v) a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated,

EMEA 142553202	55

supplemented, extended or restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(vi) a “group of Lenders” includes all the Lenders;

(vii) “guarantee” means (other than in Clause 20 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii) “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix) a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi) “the date of this Agreement” is a reference to the original date of this Agreement, being 14 April 2021;

(xii) a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xiii) a time of day is a reference to Stockholm time.

(b) Section, Clause and Schedule headings are for ease of reference only.

(c) Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d) A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(e) A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i) any replacement page of that information service which displays that rate; and

(ii) the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.

(f) A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

EMEA 142553202	56

(g) Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:

(i) Schedule 12 (Reference Rate Terms); or

(ii) any earlier Reference Rate Supplement.

(h) A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i) Schedule 13 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 14 (Cumulative Compounded RFR Rate), as the case may be; or

(ii) any earlier Compounding Methodology Supplement.

(i) The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(j) A Borrower providing “cash cover” for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account and the following conditions being met:

(i) either:

(A) the account is in the name of the Borrower and is with the Ancillary Lender for which that cash cover is to be provided until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; or

(B) the account is in the name of the Ancillary Lender for which that cash cover is to be provided; and

(ii) the Borrower has executed documentation in form and substance satisfactory to the Finance Party (in each case acting reasonably) for which that cash cover is to be provided, creating a first ranking security interest, or other collateral arrangement, in respect of the amount of that cash cover.

(k) A Borrower “repaying” or “prepaying” Ancillary Outstandings means:

(i) that Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii) the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii) the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which the Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(l) An amount borrowed includes any amount utilised under an Ancillary Facility.

(m) The “Security Agent” has been appointed as the “Common Security Agent” for the purposes of the Intercreditor Agreement.

EMEA 142553202	57

(n) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under any covenant that does not require compliance with a financial ratio or test (but excluding any EBITDA test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts being substantially concurrently incurred (other than, in the case of any Fixed Amounts referred to in Clauses 24.3 (Negative Pledge) or 24.10 (Financial Indebtedness) or related definitions, any refinancings of any Financial Indebtedness that was previously incurred) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that (i) incurrences of Permitted Financial Indebtedness and Permitted Security constituting Fixed Amounts shall be taken into account for purposes of any Incurrence Based Amounts under any covenant other than Incurrence Based Amounts contained in Clause 24.3 (Negative Pledge) or 24.10 (Financial Indebtedness) and (ii) any such calculation shall not give effect to any cash proceeds thereof for netting purposes.

(o) For the purpose of determining whether any person is “wholly owned” in this Agreement, the minority shareholdings held by individuals in CEBA as at the 2023 Effective Date shall be disregarded.

1.3 Intercreditor Agreement

This Agreement is subject to, and has the benefit of, the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.4 Currency Symbols and Definitions

(a) “SEK” denotes the lawful currency of Sweden, “$”, “USD” and “dollars” denote the lawful currency of the United States of America,“£”, “GBP” and “sterling” denote the lawful currency of the United Kingdom and “€”, “EUR” and “euro” denote the single currency of the Participating Member States.

(b) “Dollar Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Agent, at such time on the basis of the Agent’s Spot Rate of Exchange for the purchase of Dollars with such other currency.

(c) Except for purposes of financial statements delivered by Obligors hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Finance Documents shall be such Dollar Amount as so determined by the Agent; provided that if any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

1.5 Third Party Rights

(a) Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

EMEA 142553202	58

(b) Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.6 Swedish Terms

(a) In this Agreement, where it relates to a Swedish entity, a reference to:

(i) a “composition” or “arrangement” with any creditor includes (A) any write-down of debt (Sw. offentligt ackord) following from any procedure of ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act (Sw. Lag om företagsrekonstruktion (2022:964)) (the “Swedish Company Reorganisation Act”), or (B) any write-down of debt in bankruptcy (Sw. ackord i konkurs) under the Swedish Bankruptcy Act (Sw. Konkurslag (1987:672)) (the “Swedish Bankruptcy Act”);

(ii) a “compulsory manager”, “administrative receiver” or “administrator” includes (A) ‘rekonstruktör’ under the Swedish Company Reorganisation Act, (B) ‘konkursförvaltare’ under the Swedish Bankruptcy Act, or (C) ‘likvidator’ under the Swedish Companies Act (Sw. Aktiebolagslag (2005:551)) (the “Swedish Companies Act”);

(iii) a “merger”, “consolidation” or “amalgamation” includes any ‘fusion’ implemented in accordance with Chapter 23 of the Swedish Companies Act and a “demerger” includes any ‘fission’ implemented in accordance with Chapter 24 of the Swedish Companies Act;

(iv) a “winding-up”, “administration” or “dissolution” includes ‘frivillig likvidation’ or ‘tvångslikvidation’ under Chapter 25 of the Swedish Companies Act, a “bankruptcy” includes a ‘konkurs’ under the Swedish Bankruptcy Act and a “company restructuring” includes a ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act; and

(v) an Insolvency Event includes such member of the Group being subject to “konkurs” under the Swedish Bankruptcy Act, “företagsrekonstruktion” under the Swedish Company Reorganisation Act or “tvångslikvidation” under Chapter 25 of the Swedish Companies Act.

(b) Each reference to Transaction Security governed by Swedish law shall be interpreted as a reference to Transaction Security governed by Swedish law and/or perfected in accordance with Swedish law.

(c) If any party to this Agreement that is incorporated in Sweden (the “Obligated Party”) is required to hold an amount on trust on behalf of another party (the “Beneficiary”), the Obligated Party shall hold such money as agent for the Beneficiary on a separate account in accordance with the Swedish Funds Accounting Act (Sw. Lag om redovisningsmedel (1944:181)).

(d) Any transfer by novation in accordance with the Finance Documents, shall, as regards Transaction Security governed by Swedish law and obligations owed by a Swedish Obligor, be deemed to take effect as an assignment and assumption or transfer of such rights, benefits, obligations and security interests and each such assignment and assumption or transfer shall be in relation to the proportionate part of the security interests granted under the relevant Swedish law governed Transaction Security.

EMEA 142553202	59

Section 2
The Facility

2. The Facility

2.1 The Sustainable Revolving Facility

(a) Subject to the terms of this Agreement the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Sustainable Revolving Facility Commitments.

(b) Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make all or part of its Sustainable Revolving Facility Commitment available to any Borrower as an Ancillary Facility.

2.2 Sustainable Incremental Facilities

One or more Sustainable Incremental Facilities may be established and made available pursuant to Clause 8 (Establishment of Sustainable Incremental Facilities).

2.3 Increase

(a) The Company may by giving prior notice to the Agent by no later than the date falling 20 Business Days after the effective date of a cancellation of:

(i) the Available Commitments of a Defaulting Lender in accordance with 10.7 (Right of cancellation in relation to a Defaulting Lender); or

(ii) the Commitments of a Lender in accordance with:

(A) Clause 10.1 (Illegality); or

(B) paragraph (a) of Clause 10.6 (Right of Replacement or Repayment and Cancellation in Relation to a Single Lender),

request that the Commitments relating to any Sustainable Facility be increased (and the Commitments relating to that Sustainable Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Sustainable Facility so cancelled as follows:

(i) the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(ii) each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(iii) each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase

EMEA 142553202	60

Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(iv) the Commitments of the other Lenders shall continue in full force and effect; and

(v) any increase in the Commitments relating to a Sustainable Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b) The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c) The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d) An increase in the Commitments relating will only be effective if the Increase Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement.

(e) Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(f) The Company shall, within five days of demand, pay the Agent and the Security Agent the amount of all costs and expenses (including external legal fees, subject to any fee cap and/or estimate approved by the Company in writing in advance) reasonably incurred by them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.3.

(g) The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 26.4 (Assignment or Transfer Fee) if the increase was a transfer pursuant to Clause 26.6 (Procedure for Transfer) and if the Increase Lender was a New Lender.

(h) The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(i) Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(j) Clause 26.5 (Limitation of Responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i) an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

EMEA 142553202	61

(ii) the “New Lender” were references to that “Increase Lender”; and

(iii) a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.4 Finance Parties’ Rights and Obligations

(a) The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b) The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Sustainable Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c) A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.5 Obligors’ Agent

(a) Each Obligor (other than the Original Borrower) by its execution of this Agreement or an Accession Deed irrevocably appoints the Original Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i) the Original Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to agree any Sustainable Incremental Facility Terms and to deliver any Sustainable Incremental Facility Notice, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii) each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Original Borrower,

(b) and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(c) Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event

EMEA 142553202	62

of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(d) For the purpose of paragraph (a) above, each German Obligor releases the Original Borrower to the fullest extent legally possible from the restrictions of section 181 of the German Civil Code and any similar restrictions on self-dealing or multi-representation under any other applicable law.

3. Purpose

3.1 Purpose

(a) Each Borrower shall apply all amounts borrowed by it under the Sustainable Revolving Facility towards the general corporate purposes and direct or indirect financing or refinancing of the working capital of the Group including for Permitted Investments and Capital Expenditure (and including in each such case (i) purchase price consideration (including, for the avoidance of doubt, deferred purchase price and earn-outs) and (ii) the refinancing of existing indebtedness outstanding in any target company or in respect of any asset acquired and (iii) the payment of fees, costs (including but not limited to Transaction Costs incurred in connection with the Finance Documents including, for the avoidance of doubt, the fees referred to in Clause 14 (Fees)) and expenses incurred in connection therewith (but not, in the case of any utilisation of any Ancillary Facility, towards prepayment of any Sustainable Revolving Facility Loan)).

(b) Each Borrower shall apply all amounts borrowed by it under a Sustainable Incremental Facility for the purpose(s) specified in the Sustainable Incremental Facility Notice relating to that Sustainable Incremental Facility.

3.2 Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4. Conditions of Utilisation

4.1 Initial Conditions Precedent

(a) No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b) Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(c) The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) in relation to any Sustainable Incremental Facility Loan if on or before the Utilisation Date for that Loan, the Agent has received, waived the receipt of or is satisfied that it will receive all of the Sustainable Incremental Facility Conditions Precedent relating to the relevant Sustainable Incremental Facility (if any) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

EMEA 142553202	63

(d) Other than to the extent that the Sustainable Incremental Facility Majority Lenders under the relevant Sustainable Incremental Facility notify the Agent in writing to the contrary before the Agent gives a notification described in paragraph (c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2 Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a) in the case of a Rollover Loan and any other Loan, no Event of Default is continuing or would result from the proposed Loan; and

(b) the Repeating Representations to be made by each Obligor are true in all material respects (or, to the extent a materiality test applies, all respects).

4.3 Conditions Relating to Optional Currencies

(a) A currency will constitute an Optional Currency in relation to a Loan if:

(i) it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency at the Specified Time and on the Utilisation Date for that Loan;

(ii) it is EUR, GBP or USD or has been approved by the Agent (acting on the instructions of all the Lenders participating in the Sustainable Revolving Facility) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan; and

(iii) there are Reference Rate Terms for that currency.

(b) If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i) whether or not the Lenders have granted their approval; and

(ii) if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4 Maximum Number of Loans

(a) A Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation:

(i) 20 or more Sustainable Revolving Facility Loans would be outstanding; or

(ii) more than any maximum number of Sustainable Incremental Facility Loans as agreed with the Agent and the relevant Sustainable Incremental Facility Lender(s) (acting in their sole discretion) would be outstanding.

(a) Any Loan made by a single Lender under Clause 6.2 (Unavailability of a Currency) shall not be taken into account in this Clause 4.4.

EMEA 142553202	64

Section 3
Utilisation

5. Utilisation

5.1 Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Sustainable Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2 Completion of a Utilisation Request

(a) Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i) it identifies the Sustainable Facility to be utilised;

(ii) the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Sustainable Facility;

(iii) the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount); and

(iv) the proposed Interest Period complies with Clause 12 (Interest Periods).

(b) Only one Loan may be requested in each Utilisation Request.

(c) The Company or a Borrower may deliver more than one Utilisation Request on any one day.

5.3 Currency and Amount

(a) The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b) The amount of the proposed Loan must be:

(i) if the currency selected is the Base Currency, a minimum of SEK 50,000,000 or, if less, the Available Facility; or

(ii) if the currency selected is EUR, a minimum of EUR 5,000,000 or, if less, the Available Facility; or

(iii) if the currency selected is GBP, a minimum of GBP 5,000,000 or, if less, the Available Facility; or

(iv) if the currency selected is USD, a minimum of USD 5,000,000 or, if less, the Available Facility; or

(v) if the currency selected is an Optional Currency other than EUR, GBP or USD, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions Relating to Optional Currencies) or, if less, the Available Facility; or

(vi) a minimum amount agreed with the Agent and the relevant Sustainable Incremental Facility Lender(s) for any Sustainable Incremental Facility; and

(vii) in any event such that its Base Currency amount is less than or equal to the Available Facility.

EMEA 142553202	65

5.4 Lenders’ Participation

(a) If the conditions set out in this Agreement have been met and subject to Clause 9 (Repayment) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office (or in accordance with Clause 5.5 (Lender Affiliates and Facility Office) below).

(b) Other than as set out in paragraph (c) below, the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c) If a Sustainable Revolving Facility Loan is made to repay Ancillary Outstandings, each Lender’s participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Sustainable Revolving Facility Loan then outstanding bearing the same proportion to the aggregate amount of the Sustainable Revolving Facility Loan then outstanding as its Sustainable Revolving Facility Commitment bears to the Total Commitments.

(d) The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 31.1 (Payments to the Agent), in each case by the Specified Time.

5.5 Lender Affiliates and Facility Office

(a) In respect of a Loan or Loans to a particular Borrower (“Designated Loans”) a Lender (a “Designating Lender”) may at any time and from time to time designate (by written notice to the Agent and the Company):

(i) a substitute Facility Office from which it will make Designated Loans (a “Substitute Facility Office”); or

(ii) nominate an Affiliate to act as the Lender of Designated Loans (a “Substitute Affiliate Lender”).

(b) A notice to nominate a Substitute Affiliate Lender must be in the form set out in Schedule 19 (Form of Substitute Affiliate Lender Designation Notice) and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loans in respect of which it acts as Lender.

(c) The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Obligors, the Agent, the Security Agent and the other Finance Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the Facility Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Finance Documents.

(d) Save as mentioned in paragraph (c) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Finance Documents and having a Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.

EMEA 142553202	66

(e) A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Agent and the Company provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Substitute Affiliate Lender.

(f) If a Designating Lender designates a Substitute Facility Office or Substitute Affiliate Lender in accordance with this Clause 5.5, the provisions of Clause 26.3(c)(ii) (Other Conditions of Assignment or Transfer) shall not apply to or in respect of any Substitute Facility Office or Substitute Affiliate Lender.

5.6 Cancellation of Commitment

(a) The Sustainable Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

(b) The Sustainable Incremental Facility Commitments relating to a Sustainable Incremental Facility which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for that Sustainable Incremental Facility.

5.7 Clean down

The Original Borrower shall ensure that the aggregate of the Base Currency Amount of Loans are repaid to zero for a period of not less than five (5) successive Business Days in each Financial Year, as confirmed by the Company in the Compliance Certificate accompanying the Annual Report. Not less than two (2) Months shall elapse between two such periods.

6. Optional Currencies

6.1 Selection of Currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

6.2 Unavailability of a Currency

If before the Specified Time:

(a) a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b) a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3 Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ Participation).

EMEA 142553202	67

7. Ancillary Facilities

7.1 Type of Facility

An Ancillary Facility may be by way of:

(a) an overdraft facility;

(b) a guarantee, bonding, documentary or stand-by letter of credit facility;

(c) a short term loan facility;

(d) a derivatives facility;

(e) a foreign exchange facility; or

(f) any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.

7.2 Availability

(a) If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Sustainable Facility Commitment as an Ancillary Facility.

(b) An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i) a notice in writing of the establishment of an Ancillary Facility and specifying:

(A) the proposed Borrower(s) (or Affiliates of a Borrower nominated pursuant to Clause 7.9 (Affiliates of Borrowers) that are wholly owned members of the Group) which may use the Ancillary Facility;

(B) the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C) the proposed type of Ancillary Facility to be provided;

(D) the proposed Ancillary Lender;

(E) the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(F) the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii) any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c) The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d) Subject to compliance with paragraph (b) above:

(i) the Lender concerned will become an Ancillary Lender; and

(ii) the Ancillary Facility will be available,

EMEA 142553202	68

with effect from the date agreed by the Company and the Ancillary Lender.

7.3 Terms of Ancillary Facilities

(a) Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b) Those terms:

(i) must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii) may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 7.9 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii) may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv) may not allow the margin for utilisations under any Ancillary Facility to exceed the applicable Margin in respect of the relevant Sustainable Facility;

(v) may not allow a Lender’s Ancillary Commitment to exceed that Lender’s Available Commitment relating to the relevant Sustainable Facility (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(vi) must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date applicable to the relevant Sustainable Facility (or such earlier date as the relevant Sustainable Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c) If there is any inconsistency between any term of an Ancillary Facility and any terms of this Agreement, this Agreement shall prevail, and any matters regulated in this Agreement (including, but not limited to, information undertakings, representations, assignment rights, prepayment, cancellation and termination, utilisation, increased costs and fees) shall be deemed to be exclusively and completely regulated in this Agreement in relation to any Ancillary Facility, in each case except for

(i) Clause 34.3 (Day Count Convention and interest calculation) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d) Interest, commission and fees on Ancillary Facilities are dealt with in Clause 14.5 (Interest, commission and fees on Ancillary Facilities).

7.4 Repayment of Ancillary Facility

(a) An Ancillary Facility shall cease to be available on the Termination Date applicable to the relevant Sustainable Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

EMEA 142553202	69

(b) If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.

(c) No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:

(i) required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;

(ii) the Total Commitments under the relevant Sustainable Facility have been cancelled in full or all outstanding Utilisations under the relevant Sustainable Facility have become due and payable in accordance with the terms of this Agreement or the relevant Sustainable Incremental Facility (as applicable);

(iii) it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender to do so); or

(iv) both:

(A) the Available Commitments relating to a Sustainable Facility; and

(B) the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of a Loan utilised under the relevant Sustainable Facility.

(d) If a Loan under the relevant Sustainable Facility is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

7.5 Limitation on Ancillary Outstandings

Each Borrower shall procure that:

(a) the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(b) in relation to a Multi-account Overdraft:

(i) the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii) the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

7.6 Adjustment for Ancillary Facilities upon acceleration

(a) In this Clause 7.6:

(i) “Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:

(A) its participation in each Loan then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under that Sustainable Facility); and

(B) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or

EMEA 142553202	70

by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and

(ii) “Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.

(b) If the Agent exercises any of its rights under Clause 25.16 (Acceleration) (other than declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall (subject to paragraph (g) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the Sustainable Facilities and each Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Sustainable Facility Commitment bears to the Total Commitments, each as at the date the Agent exercises the relevant right(s) under Clause 25.16 (Acceleration).

(c) If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d) Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Clause 7.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to Clause 26.12 (Pro Rata Interest Settlement)).

(e) Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(f) All calculations to be made pursuant to this Clause 7.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Agent’s Spot Rate of Exchange.

(g) This Clause 7.6 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Sustainable Facility Utilisation or in another currency which is acceptable to that Lender.

7.7 Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

EMEA 142553202	71

7.8 Affiliates of Lenders as Ancillary Lenders

(a) Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose (as applicable):

(i) Sustainable Revolving Facility Commitment is the amount set out opposite the relevant Lender’s name in Part 2 of Schedule 1 (The Original Lenders);

(ii) Sustainable Incremental Facility Commitment is the amount set out opposite the relevant Lender’s name in the relevant Sustainable Incremental Facility Notice,

and/or in each case, together with the amount of any Sustainable Revolving Facility Commitment or Sustainable Incremental Facility Commitment (as applicable) transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(b) The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).

(c) An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender.

(d) If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e) Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

7.9 Affiliates of Borrowers

(a) Subject to the terms of this Agreement, an Affiliate of a Borrower may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.

(b) The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).

(c) If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 27.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(d) Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e) Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

EMEA 142553202	72

7.10 Sustainable Revolving Facility Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its:

(a) Sustainable Revolving Facility Commitment is not less than:

(i) its Ancillary Commitment made available using its Sustainable Revolving Facility Commitment; or

(ii) the Ancillary Commitment of its Affiliate made available using its Sustainable Revolving Facility Commitment; and

(b) Sustainable Incremental Facility Commitment is not less than

(i) its Ancillary Commitment made available using its Sustainable Incremental Facility Commitment; or

(ii) the Ancillary Commitment of its Affiliate made available using its Sustainable Incremental Facility Commitment.

7.11 Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 7). In such a case, Clause 37 (Amendments and Waivers) will apply.

8. Establishment of Sustainable Incremental Facilities

8.1 Sustainable Incremental Facility Lenders

Only an entity which is an Eligible Institution may be a Sustainable Incremental Facility Lender.

8.2 Delivery of Sustainable Incremental Facility Notice

(a) The Company and each relevant Sustainable Incremental Facility Lender may request the establishment of a Sustainable Incremental Facility by the Company delivering to the Agent a duly completed Sustainable Incremental Facility Notice not later than 15 Business Days prior to the proposed Establishment Date specified in that Sustainable Incremental Facility Notice.

(b) No Sustainable Incremental Facility Notice may be delivered after the date falling one (1) month prior to the Termination Date of the Sustainable Revolving Facility.

8.3 Completion of a Sustainable Incremental Facility Notice

(a) Each Sustainable Incremental Facility Notice is irrevocable and will not be regarded as having been duly completed unless:

(i) it sets out the Sustainable Incremental Facility Terms applicable to the Sustainable Incremental Facility to which it relates;

(ii) each of:

(A) the Sustainable Incremental Facility Terms applicable to that Sustainable Incremental Facility;

EMEA 142553202	73

(B) the Margin applicable to that Sustainable Incremental Facility; and

(C) any fees payable to the arranger of that Sustainable Incremental Facility,

comply with Clause 8.5 (Restrictions on Sustainable Incremental Facility Terms and fees); and

(iii) the Sustainable Incremental Facility Lenders set out in that Sustainable Incremental Facility Notice comply with Clause 8.1 (Sustainable Incremental Facility Lenders).

(b) Only one (1) Sustainable Incremental Facility may be requested in a Sustainable Incremental Facility Notice.

8.4 Maximum number of Sustainable Incremental Facilities

The Company may not deliver a Sustainable Incremental Facility Notice if as a result of the establishment of the proposed Sustainable Incremental Facility four or more Sustainable Incremental Facilities would have been established under this Agreement.

8.5 Restrictions on Sustainable Incremental Facility Terms and fees

(a) Size: The Aggregate Total Sustainable Incremental Facility Commitments shall not, at any time, exceed SEK 500,000,000 and provided that pro forma for such incurrence, the Maximum Incremental Amount Condition shall be satisfied.

(b) Margin/Yield: For the life of the Sustainable Revolving Facility, the all-in yield (including in the form of interest rate, margins, original issue discount, upfront fees and index floors (but only to the extent that an increase in the interest rate floor with respect to such Financial Indebtedness or tranches of the Sustainable Facilities, as the case may be, would cause an increase in the interest rate then in effect at the time of determination) or otherwise, in each case payable by the borrower thereunder generally to lenders, provided that OID and upfront fees shall be equated to a fixed interest rate or margin (based on a three (3) year average life to maturity or lesser remaining life to maturity), and shall include arrangement fees, structuring fees, syndication fees, ticking fees, commitment fees, unused line fees, underwriting fees and any amendment and similar fees (regardless of whether paid in whole or in part to the relevant lenders) and excluding the effect of any fluctuation in Term Reference Rate, payable in respect of any Sustainable Incremental Facility is not more than one per cent. higher than the all-in yield (determined on the same basis) under the Sustainable Revolving Facility.

(c) Borrowers: Any Sustainable Incremental Facility shall be available only to a Borrower.

(d) Purpose: Same as for the Sustainable Revolving Facility.

(e) Availability: The Availability Period for any Sustainable Incremental Facility shall be until the date falling one month from the Termination Date applicable to the Sustainable Incremental Facility.

(f) No procurement of breach: Satisfaction of any Sustainable Incremental Facility Conditions Precedent shall not breach any term of any Finance Document.

(g) Type of facility: A Sustainable Incremental Facility shall be a revolving credit facility.

(h) Currency: A Sustainable Incremental Facility shall be available in euro, GBP, SEK, USD and any other currency approved by all Lenders participating in the relevant Sustainable Incremental Facility.

EMEA 142553202	74

(i) Tenor: The Termination Date of a Sustainable Incremental Facility shall be no earlier than the Termination Date applicable to the Sustainable Revolving Facility as at the date on which that Sustainable Incremental Facility is established.

8.6 Conditions to establishment

(a) The Company shall first offer the Lenders the opportunity to participate in a Sustainable Incremental Facility pro rata to their share of the Total Commitments and shall allow the Lenders not less than 15 Business Days to respond to that offer. If one or more Lenders opts not to participate that Lender’s share shall be offered to the other Lenders pro rata, allowing such Lenders not less than 15 Business Days to respond to that offer.

(b) The Company can offer any entity approved by all Lenders or an Eligible Institution the opportunity to participate in the relevant Sustainable Incremental Facility provided that the Company offers the Lenders a right to match any quote provided by such bank or financial institution.

(c) No consent of any Lender is required to establish a Sustainable Incremental Facility which otherwise complies with the terms of this Agreement, other than the consent of the Lender(s) that commit(s) to provide each such Sustainable Incremental Facility.

(d) No Lender shall have any obligation to participate in a Sustainable Incremental Facility, any decision by a Lender to participate in a Sustainable Incremental Facility shall be made in its sole discretion, and a lack of response by a Lender within 15 Business Days of the Company’s offer shall be deemed to be a rejection of such request.

(e) The establishment of a Sustainable Incremental Facility will only be effected in accordance with Clause 8.7 (Establishment of Sustainable Incremental Facility) if:

(i) on the date of the Sustainable Incremental Facility Notice and on the Establishment Date:

(A) no Event of Default is continuing or would result from the establishment of the proposed Sustainable Incremental Facility;

(B) the Repeating Representations to be made by each Obligor are true in all material respects (or, to the extent a materiality test applies, all respects);

(ii) each Sustainable Incremental Facility Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement;

(iii) each Sustainable Incremental Facility Lender delivers a Sustainable Incremental Facility Lender Certificate to the Agent and the Company; and

(iv) the Agent has received in form and substance satisfactory to it (acting reasonably) such documents (if any) as are reasonably necessary as a result of the establishment of that Sustainable Incremental Facility to maintain the effectiveness of the Security, guarantees, indemnities and other assurance against loss provided to the Finance Parties pursuant to the Finance Documents.

(f) The Agent shall notify the Company and the Lenders promptly upon being satisfied under paragraph (e)(iii) above.

(g) Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (f) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent

EMEA 142553202	75

shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

8.7 Establishment of Sustainable Incremental Facility

(a) If the applicable conditions set out in this Agreement have been met the establishment of a Sustainable Incremental Facility is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Sustainable Incremental Facility Notice. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Sustainable Incremental Facility Notice appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Sustainable Incremental Facility Notice.

(b) The Agent shall only be obliged to execute a Sustainable Incremental Facility Notice delivered to it by the Company once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the establishment of the relevant Sustainable Incremental Facility.

(c) On the Establishment Date:

(i) subject to the terms of this Agreement the Sustainable Incremental Facility Lenders make available a Base Currency facility in an aggregate amount equal to the Total Sustainable Incremental Facility Commitments specified in the Sustainable Incremental Facility Notice which will be available to the Borrowers specified in the Sustainable Incremental Facility Notice;

(ii) each Sustainable Incremental Facility Lender shall assume all the obligations of a Lender corresponding to the Sustainable Incremental Facility Commitment (the “Assumed Sustainable Incremental Facility Commitment”) specified opposite its name in the Sustainable Incremental Facility Notice as if it had been an Original Lender in respect of that Sustainable Incremental Facility Commitment;

(iii) each of the Obligors and each Sustainable Incremental Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and that Sustainable Incremental Facility Lender would have assumed and/or acquired had that Sustainable Incremental Facility Lender been an Original Lender in respect of the Assumed Sustainable Incremental Facility Commitment;

(iv) each Sustainable Incremental Facility Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Sustainable Incremental Facility Lender and those Finance Parties would have assumed and/or acquired had the Sustainable Incremental Facility Lender been an Original Lender in respect of the Assumed Sustainable Incremental Facility Commitment; and

(v) each Sustainable Incremental Facility Lender shall become a Party as a “Lender”.

8.8 Notification of establishment

The Agent shall, as soon as reasonably practicable after the establishment of a Sustainable Incremental Facility notify the Company and the Lenders of that establishment and the Establishment Date of that Sustainable Incremental Facility.

EMEA 142553202	76

8.9 Sustainable Incremental Facility fees

(a) The Company shall pay to the Agent (for its own account) a fee in the amount and at the time agreed in a Fee Letter.

(b) Subject to Clause 8.5 (Restrictions on Sustainable Incremental Facility Terms and fees) the Company may:

(i) pay to any Sustainable Incremental Facility Lender under a Sustainable Incremental Facility a fee in the amount and at the times agreed between the Company and that Sustainable Incremental Facility Lender in a Fee Letter; and

(ii) pay to any arranger of any Sustainable Incremental Facility a fee in the amount and at the times agreed between the Company and that arranger in a Fee Letter.

8.10 Sustainable Incremental Facility costs and expenses

The Company shall, within five days of demand, pay the Agent and the Security Agent the amount of all costs and expenses (including external legal fees, subject to any fee cap and/or estimate approved by the Company in writing in advance) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with the establishment of a Sustainable Incremental Facility under this Clause 8.

8.11 Prior amendments binding

Each Sustainable Incremental Facility Lender, by executing a Sustainable Incremental Facility Notice, confirms for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the establishment of the Sustainable Incremental Facility requested in that Sustainable Incremental Facility Notice became effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

8.12 Limitation of responsibility

Clause 26.5 (Limitation of Responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 8 in relation to any Sustainable Incremental Facility Lender as if references in that Clause to:

(a) an “Existing Lender” were references to all the Lenders immediately prior to the Establishment Date;

(b) the “New Lender” were references to a “Sustainable Incremental Facility Lender”; and

(c) a “re-transfer” and “re-assignments” were references respectively to a “transfer” and “assignment”.

8A Incremental Equivalent Debt

8A.1 Incremental Equivalent Debt

DO NOT DELETE – NEEDED FOR NUMBERING BELOW

(a) The Company may from time to time after the 2023 Effective Date, upon notice by the Company to the Agent, specifying in reasonable detail the proposed terms thereof, request to issue or incur one or more series of senior secured, senior unsecured, senior subordinated or subordinated notes or loans or any other indebtedness (which notes or loans or other indebtedness, if secured, shall be secured by Security over the Charged Property on a first lien “equal and ratable” basis over the same (or less) Transaction

EMEA 142553202	77

Security that secures the Sustainable Facilities) and guaranteed only by Guarantors or entities who become Guarantors, and provided that such notes or loans or other indebtedness may not be in the form of a revolving facility or revolving indebtedness (such notes or loans or other indebtedness, collectively, as permitted under this Agreement, “Incremental Equivalent Debt”) in an amount not to exceed the Incremental Equivalent Amount (at the time of incurrence) provided that any Incremental Equivalent Debt Incurred pursuant to this Clause 8A (Incremental Equivalent Debt), unless the Company elects otherwise:

(i) with respect to any Incremental Equivalent Debt raised on or before the date falling 120 days after the 2023 Effective Date as part of the syndication of the Term Loan B Facility, to reduce the Freebie Incremental Facility (and provided further that the Freebie Incremental Facility shall be reduced to zero at all times after the date falling 120 days after the 2023 Effective Date); and

(ii) with respect to any other Incremental Equivalent Debt:

(A) will count, first, to reduce the amount available under the Ratio-Based Incremental Facilities (to the extent permitted by the pro forma calculation of the applicable ratio) and second to reduce the maximum amount under the Prepayment-Based Incremental Facility;

(B) Incremental Equivalent Debt pursuant to this Clause 8A (Incremental Equivalent Debt) may be incurred under the Ratio-Based Incremental Facilities and the Prepayment-Based Incremental Facilities, and proceeds from any such incurrence may be utilized in a single transaction, by first calculating the incurrence under the Ratio-Based Incremental Facilities (without inclusion of any amounts utilized pursuant to the Prepayment-Based Incremental Facility) and then calculating the incurrence under the Prepayment-Based Incremental Facility; and

(C)

(1) all or any portion of Incremental Equivalent Debt originally designated as incurred under the Prepayment-Based Incremental Facility shall automatically cease to be deemed incurred under the Prepayment-Based Incremental Facility and shall instead be deemed incurred under the Ratio-Based Incremental Facility from and after the first date on which the relevant Term Loan B Borrower would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Incremental Equivalent Debt being so redesignated under the Ratio-Based Incremental Facility (which, for the avoidance of doubt, shall have the effect of increasing the Prepayment-Based Incremental Facility by the Dollar Amount of such redesignated Incremental Equivalent Debt); and

(2) the Company may otherwise classify, and may later reclassify, all or any portion of Financial Indebtedness as incurred as a Prepayment-Based Incremental Facility or Ratio-Based Incremental Facility on the date of incurrence and thereafter to the extent otherwise permitted on the date of such classification (or the date of any such reclassification).

EMEA 142553202	78

The Company may appoint any person that is not an Affiliate of a member of the Group as arranger of such Incremental Equivalent Debt (such person (who may be the Agent, if it so agrees), the “Incremental Equivalent Debt Arranger”).

(b) As a condition precedent to the incurrence of any Incremental Equivalent Debt pursuant to this Clause 8A (Incremental Equivalent Debt):

(i) such Incremental Equivalent Debt shall only be incurred by the Original Borrower or Oatly Inc. and shall not be guaranteed by any person that is not a Guarantor or that does not become a Guarantor;

(ii) such Incremental Equivalent Debt shall be subject to the Intercreditor Agreement;

(iii) such Incremental Equivalent Debt shall have a final maturity no earlier than the latest of (A) the then Termination Date of any Sustainable Facility, and (B) the termination date under the Term Loan B Credit Agreement as at the 2023 Effective Date;

(iv) if the repayment profile for such Incremental Equivalent Debt is amortising and has scheduled repayment instalments falling prior to the then Termination Date for any Sustainable Facility, such amortisation shall not exceed 2.00 per cent. of the original principal amount of the relevant Incremental Equivalent Debt per annum;

(v) [reserved];

(vi) [reserved];

(vii) after giving pro forma effect to the incurrence of such Incremental Equivalent Debt, the Maximum Incremental Amount Condition shall be satisfied;

(viii) [reserved];

(ix) subject to (iii), (iv) and (vii) above with respect to final maturity, the amortization schedules, any fees payable in connection with such Incremental Equivalent Debt and all other terms of such Incremental Equivalent Debt will be as agreed between the relevant Obligor and the applicable providers of such Incremental Equivalent Debt; provided, that notwithstanding the foregoing, such Incremental Equivalent Debt shall not have covenants and events of default (excluding pricing and optional prepayment and redemption terms) that are more restrictive (as determined by the Company in good faith) when taken as a whole than the covenants and events of default applicable to the Sustainable Revolving Facility and Sustainable Incremental Facility unless such more restrictive covenants and/or events of default (x) are incorporated into this Agreement (or any other applicable Finance Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment requirements (which amendment may be effected by the Company and the Agent) or (y) are applicable only to periods after the Termination Date of the Sustainable Revolving Facility and Sustainable Incremental Facility provided further that to the extent that any Incremental Equivalent Debt has the benefit of a financial covenant that is tested prior to the Termination Date of the Sustainable Revolving Facility and Sustainable Incremental Facility, such financial covenant shall be incorporated into this Agreement (or any other applicable Finance Document) for the benefit of all existing Lenders without further amendment requirements. Subject to the foregoing, the conditions precedent to each such incurrence shall be agreed to by the applicable creditors providing such Incremental Equivalent Debt and the relevant Obligor; and

EMEA 142553202	79

(x) notwithstanding the foregoing, in the case of any Incremental Equivalent Debt established using the Freebie Incremental Facility, (i) such Incremental Equivalent Debt shall not be arranged or provided (whether at the initial funding or syndication thereof) by any Affiliate of the Original Borrower or any Material Equityholder, (ii) such Incremental Equivalent Debt shall be implemented by way of an increase to the Term Loan B Facility and the applicable Incremental Equivalent Debt shall be the same tranche as the Term Loan B Facility, (iii) except as specified in clause (iv), the applicable Incremental Equiavlent Debt shall have identical terms as the Term Loan B Facility and (iv) the All-in Yield (as defined in the Term Loan B Facility Agreement (in its original form as at the 2023 Effective Date)) payable by the Term Loan B Borrowers applicable to such Incremental Equivalent Debt shall be determined by the Original Borrower and the lenders providing such Incremental Equivalent Debt, and shall not be higher than the corresponding All-in Yield payable by the Term Loan B Borrowers for the Term Loan B Facility, unless the All-in Yield with respect to the Term Loan B Facility are increased to the amount necessary so that there is no difference between All-in Yield with respect to such Incremental Equivalent Debt and the corresponding All-in Yield on the Term Loan B Facility.

(c) The Lenders hereby authorize the Agent and the Incremental Equivalent Debt Arranger (and the Lenders hereby authorize the Agent and the Incremental Equivalent Debt Arranger to execute and deliver such amendments) to enter into amendments to this Agreement and the other Finance Documents with the relevant Obligors as may be necessary, desirable or appropriate in order to secure any Incremental Equivalent Debt with the Transaction Security and/or to make such technical amendments as may be necessary, desirable or appropriate in the reasonable opinion of the Incremental Equivalent Debt Arranger and the Original Borrower in connection with the incurrence of such Incremental Equivalent Debt, in each case on terms consistent with this Clause 8A (Incremental Equivalent Debt). If the Incremental Equivalent Debt Arranger is not the Agent, the actions authorized to be taken by the Incremental Equivalent Debt Arranger herein shall be done with the consent of the Agent (not to be unreasonably withheld) and, with respect to applicable documentation (including amendments to this Agreement and the other Finance Documents), any comments to such documentation reasonably requested by the Agent shall be reflected therein.

EMEA 142553202	80

Section 4
Repayment, Prepayment and Cancellation

9. Repayment

9.1 Repayment of Loans

(a) Each Borrower which has drawn a Sustainable Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b) Without prejudice to each Borrower’s obligation under paragraph (a) above, if:

(i) one or more Sustainable Revolving Facility Loans are to be made available to a Borrower:

(A) on the same day that a maturing Sustainable Revolving Facility Loan is due to be repaid by that Borrower;

(B) in the same currency as the maturing Sustainable Revolving Facility Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a Currency)); and

(C) in whole or in part for the purpose of refinancing the maturing Sustainable Revolving Facility Loan; and

(ii) the proportion borne by each Lender’s participation in the maturing Sustainable Revolving Facility Loan to the amount of that maturing Sustainable Revolving Facility Loan is the same as the proportion borne by that Lender’s participation in the new Sustainable Revolving Facility Loans to the aggregate amount of those new Sustainable Revolving Facility Loans, the aggregate amount of the new Sustainable Revolving Facility Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Sustainable Revolving Facility Loan so that:

(A) if the amount of the maturing Sustainable Revolving Facility Loan exceeds the aggregate amount of the new Sustainable Revolving Facility Loans:

(1) the relevant Borrower will only be required to make a payment under Clause 31.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2) each Lender’s participation in the new Sustainable Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Sustainable Revolving Facility Loan and that Lender will not be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Sustainable Revolving Facility Loans; and

(B) if the amount of the maturing Sustainable Revolving Facility Loan is equal to or less than the aggregate amount of the new Loans:

(1) the relevant Borrower will not be required to make a payment under Clause 31.1 (Payments to the Agent); and

EMEA 142553202	81

(2) each Lender will be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Sustainable Revolving Facility Loans only to the extent that its participation in the new Sustainable Revolving Facility Loans exceeds that Lender’s participation in the maturing Sustainable Revolving Facility Loan and the remainder of that Lender’s participation in the new Sustainable Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Sustainable Revolving Facility Loan.

(c) At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in Loans then outstanding will be automatically extended to the Termination Date applicable to that Sustainable Facility and will be treated as separate Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d) If the Borrower makes a prepayment of a Loan pursuant to Clause 10.5 (Voluntary Prepayment of Loans), a Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than five Business Days’ prior notice to the Agent. The proportion borne by the amount of the prepayment of the Separate Loan to the amount of the Separate Loans shall not exceed the proportion borne by the amount of the prepayment of the Loan to the Loans. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e) Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f) The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

(g) The Borrowers under a Sustainable Incremental Facility shall repay the Sustainable Incremental Facility Loans under that Sustainable Incremental Facility in accordance with the repayment terms set out in the Sustainable Incremental Facility Notice relating to that Sustainable Incremental Facility.

9.2 Extension Option

(a) The Company may request that the Termination Date in respect of any Sustainable Facility be extended to the date falling one (1) calendar year after the Termination Date subject to the terms of this Clause 9.2 (the “Extension Request”) by giving notice to the Agent not less than 45 days (and not more than 90 days) prior to the date falling two (2) years and six (6) Months after the 2023 Effective Date (the “Extension Option”).

(b) The Extension Request shall be irrevocable and the Agent shall promptly notify each Lender upon receipt of the Extension Request.

(c) Each Lender participating in the relevant Sustainable Facility shall notify the Agent of its decision (which shall be in its sole discretion) whether or not to agree to the Extension Request by no later than the date falling 25 days prior to the date falling two (2) years and six (6) Months after the 2023 Effective Date (the “Response Date”) (and,

EMEA 142553202	82

if any Lender has not notified the Agent of its acceptance of the Extension Request on or before such date, it shall be deemed to have refused the Extension Request) and the Agent shall promptly notify the Company whether or not each Lender participating in the relevant Sustainable Facility has agreed to the Extension Request.

(d) Promptly, and in any event, within ten (10) Business Days, following receipt of notification from the Agent pursuant to paragraph (c) above, the Company may elect by notice to the Agent to accept the extension offered by all the relevant Lender(s) (each an “Extending Lender”), in which case the Termination Date applicable to the relevant Sustainable Facility shall be extended in relation to the Commitments and participations of such Extending Lender(s) to the date falling four (4) years and six (6) Months after the 2023 Effective Date.

9.3 Non-Extending Lenders

(a) If an extension is not agreed between the Company and any Lender pursuant to Clause 9.2 (Extension Option) (in its own discretion) (each such Lender being a “Non-Extending Lender”), the Agent shall offer the Non-Extending Lender’s Commitment and its participation in the Loans to each Extending Lender by 5.00 p.m. on the date falling two (2) Business Days after the relevant Response Date (the “Assumption Offer Date”) and such offer shall be made to each Extending Lender on a pro rata basis (based on the existing Commitments of the relevant Extending Lenders immediately prior to the relevant Extension Request). Each relevant Extending Lender shall inform the Agent by 3.00 p.m. on the date falling ten Business Day after the Assumption Offer Date (the “Non-Extending Lender Response Date”) if it wishes (in its own discretion) to assume all or part of its pro rata portion of the Non-Extending Lender’s Commitment and its participation in the Loans and:

(i) any Non-Extending Lender shall (to the extent permitted by law), within 10 days of the Non-Extending Lender Response Date, transfer pursuant to Clause 26 (Changes to the Lenders) the pro rata portion of its rights and obligations under this Agreement to an Extending Lender which confirms its willingness to assume and does assume all the obligations of the Non-Extending Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Non-Extending Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 26.12 (Pro rata interest settlement)), Break Costs (if any) and other amounts payable in relation thereto under the Finance Documents; and

(ii) the Termination Date applicable to the relevant Sustainable Facility shall be the Termination Date applicable to such Sustainable Facility prior to the exercise of any Extension Option with respect of any portion of the Non-Extending Lender’s Commitment and its participation in the Loans which shall not be transferred to an Extending Lender.

(b) The Agent shall as soon as practicable notify the Company of the responses from the Extending Lenders and (if any) the amount of the Non-Extending Lender’s Commitment and its participation in the Loans which shall not been transferred to an Extending Lender.

(c) Notwithstanding any other provision in this Agreement:

(i) no request for a further extension shall extend the Termination Date relevant beyond the date falling four (4) years and six (6) Months after the 2023 Effective Date; and

EMEA 142553202	83

(ii) the Lenders will only be obliged to comply with the provisions of Clauses 9.2 to 9.3 if on the date of the relevant Extension Request and on the date the relevant Extension Request takes effect no Event of Default is continuing.

(d) If any Lender does not agree to the relevant Extension Request and is not required to transfer its rights and obligations pursuant to paragraph (a)(i) above, its participation in any outstanding Loan shall be repaid in accordance with Clause 9.1 (Repayment of Loans).

(e) If any extension is agreed in accordance with Clause 9.2 to 9.3, the Company shall pay to the Agent (for the account of the relevant Lender) a fee in respect of each year by which the Termination Date is extended of 0.25 per cent. flat on the amount of Commitment of each Lender whose Commitment is extended or who has assumed a Non-Extending Lender’s Commitment and participation in the outstanding Loans in accordance with paragraph (a)(i) above. That fee shall be payable on the fifth Business Day after the Company notifies the Agent in accordance with paragraph (d) of Clause 9.2.

10. Prepayment and Cancellation

10.1 Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a) that Lender shall promptly notify the Agent upon becoming aware of that event;

(b) upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

(c) to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 10.6 (Right of Replacement or Repayment and Cancellation in Relation to a Single Lender), each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

10.2 Sanctions and anti-corruption

If (i) any member of the Group is or becomes a Restricted Party or violates any applicable Sanctions which, in each case, is reasonably likely to result in that a Lender (or any of its Affiliates) violates any applicable Sanctions or becomes a Restricted Party, (ii) the use of the proceeds from a Loan being reasonably likely to cause the Lender (or any of its Affiliates) to violate any applicable Sanctions or become a Restricted Party, (iii) any member of the Group does not comply with any undertaking in Clause 24.12 (Anti-corruption law), or (iv) any representation pursuant to Clause 21.14 (Anti-corruption law) made or deemed to be made by any member of the Group is or proves to have been incorrect or misleading when made or deemed to be made, then:

(a) that Lender may (in its sole discretion) promptly notify the Agent upon becoming aware of that event;

EMEA 142553202	84

(b) that Lender shall not be obliged to fund a Utilisation and upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c) to the extent that the Lender’s participation has not been transferred pursuant to Clause 37.6 (Replacement of Lender) and as permitted by applicable law (including Sanctions), each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

Any provision of this Clause 10.2 shall not apply to or in favour of any person if and to the extent it would result in a breach, by or in respect of that person, of any applicable Blocking Law.

10.3 Change of Control and delisting

(a) If at any time:

(i) any person or group of persons acting in concert gains direct or indirect control of the Company;

(ii) the Company ceases to be listed on The Nasdaq Global Select Market or any successor thereto;

(iii) the Company ceases to hold directly 100% of the shares in CEBA (excluding, for the purpose of the foregoing, the two (2) ordinary shares in CEBA held by individuals); or

(iv) CEBA ceases to hold directly 100% of the shares in the Original Borrower,

then:

(A) the Company shall promptly notify the Agent upon becoming aware of that event;

(B) a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(C) if a Lender so requires and notifies the Agent within 30 days of the Company notifying the Agent of the event, the Agent shall, by not less than 30 days’ notice to the Company, cancel the Available Commitment of that Lender and declare the participation of that Lender in all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon such Available Commitments will be immediately cancelled, the Commitment of that Lender shall immediately cease to be available for further utilisation and all such Loans, accrued interest and other amounts shall become immediately due and payable.

(b) For the purpose of paragraph (a) above “control” means:

(i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

EMEA 142553202	85

(A) cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company;

(B) appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(C) give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply; or

(ii) the holding beneficially of more than 50 per cent. of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(c) For the purpose of paragraph (a) above “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal) actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.

10.4 Voluntary Cancellation

The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of SEK 50,000,000 (or its equivalent in other currencies)) of the Available Facility. Any cancellation under this Clause 10.4 shall reduce the Commitments of the Lenders rateably.

10.5 Voluntary Prepayment of Loans

(a) Subject to paragraph (b) below, the Borrower to which a Loan has been made may, if it gives the Agent not less than:

(i) in the case of a Term Rate Loan, five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; or

(ii) in the case of a Compounded Rate Loan five RFR Banking Days’ (or such shorter period as the Majority Lenders may agree) prior notice,

prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of SEK 50,000,000 (or its equivalent in other currencies)).

(b) A Borrower shall not be permitted to prepay any Compounded Rate Loan under paragraph (a) above, if such prepayment would result in more than three Compounded Rate Loans having been prepaid (whether in whole or in part) within a period of 12 Months.

10.6 Right of Replacement or Repayment and Cancellation in Relation to a Single Lender

(a) If:

(i) any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax Gross-Up); or

(ii) any Lender claims indemnification from the Company under Clause 15.3 (Tax Indemnity) or Clause 16.1 (Increased Costs),

EMEA 142553202	86

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b) On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment of that Lender shall be immediately reduced to zero.

(c) On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

(d) If:

(i) any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii) an Obligor becomes obliged to pay any amount in accordance with Clause 10.1 (Illegality) to any Lender,

the Company may on five Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 26.12 (Pro Rata Interest Settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e) The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i) the Company shall have no right to replace the Agent;

(ii) neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii) in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv) the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f) A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

EMEA 142553202	87

10.7 Right of cancellation in relation to a Defaulting Lender

(a) If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b) On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall be immediately reduced to zero.

(c) The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

10.8 Restrictions

(a) Any notice of cancellation or prepayment given by any Party under this Clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b) Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c) Unless a contrary indication appears in this Agreement, any part of the Sustainable Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d) The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e) Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f) If the Agent receives a notice under this Clause 10 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g) If all or part of any Lender’s participation in a Loan under a Sustainable Revolving Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further Conditions Precedent)), an amount of that Lender’s Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Sustainable Revolving Facility will be deemed to be cancelled on the date of repayment or prepayment.

10.9 Application of Prepayments

Any prepayment of a Loan pursuant to Clause 10.5 (Voluntary Prepayment of Loans) shall be applied pro rata to each Lender’s participation in that Loan.

EMEA 142553202	88

Section 5
Costs of Utilisations

11. Interest

11.1 Calculation of Interest – Term Rate Loans

The rate of interest on each Term Rate Loan for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin; and

(b) Term Reference Rate.

11.2 Calculation of Interest – Compounded Rate Loans

(a) The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i) Margin; and

(ii) Compounded Reference Rate for that day.

(b) If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

11.3 Sustainability adjustments

(a) With effect from (and including) any Sustainability Effective Date, up to (but excluding) the following Sustainability Effective Date, and subject to paragraphs (c) and (d) below, the Margin shall be adjusted (or not, as the case may be), according to the number of Target Values for each Sustainability Indicator achieved by the Group for the relevant financial year (as set out in the Sustainability Compliance Certificate for that financial year) (the “Relevant Financial Year”) as follows:

(i) if all four Target Values for the Relevant Financial Year are achieved, the Margin shall be reduced by 0.1 percentage points;

(ii) if three of the Target Values for the Relevant Financial Year are achieved, the Margin shall be reduced by 0.05 percentage points;

(iii) if two of the Target Values for the Relevant Financial Year are achieved, the Margin shall remain unchanged;

(iv) if one of the Target Values for the Relevant Financial Year is achieved, the Margin shall be increased by 0.05 percentage points; and

(v) if none of the Target Values for the Relevant Financial Year is achieved, the Margin shall be increased by 0.1 percentage points.

(b) For the avoidance of doubt, there shall be no limit on the number of levels that the Margin can increase or decrease on each Sustainability Effective Date.

(c) If the Company fails to deliver to the Agent a Sustainability Compliance Certificate in accordance with paragraph (a) of Clause 22.3 (Sustainability Compliance Certificate), the Realised Value for each Sustainability Indicator in respect of the financial year in relation to which the Company has failed to deliver such Sustainability Compliance

EMEA 142553202	89

Certificate shall be deemed to be zero and the Margin shall be increased in accordance with paragraph (a)(iv) above.

(d) If any member of the Group sells, leases, transfers or otherwise disposes of an asset, or completes an acquisition, which in each case, in the opinion of the Company (acting reasonably and in good faith), is likely to affect any of the Target Values for a financial year, the Company shall promptly notify the Agent, and the Company and the Agent (acting on the instructions of the Lenders) shall negotiate in good faith to make such adjustments to any of the Target Values for that financial year as the Company and the Agent (acting on the instructions of the Majority Lenders), consider appropriate.

(e) If at any time the Target Values for each Sustainability Indicator to be achieved by the Group in a Relevant Financial Year:

(i) are no longer available,

(ii) cannot be calculated; or

(iii) are determined to no longer be appropriate,

in each case, such determination been made (reasonably and in good faith) by the Company or the Agent (acting on the instructions of the Majority Lenders) upon notice to the other Party, (the date of such notice being, the “Target Value Disruption Notification Date”), as soon as practicable from the Target Value Disruption Notification Date, the Company and the Agent (acting on the instructions of the Majority Lenders), shall enter into negotiations in good faith with a view to agreeing such amendments to the Target Values for each Sustainability Indicator to be achieved by the Group in a Relevant Financial Year, as are considered necessary to give the Lenders substantially equivalent protection, or the Group substantially equivalent benefits, to that contemplated at date of the 2023 Amendment and Restatement Agreement, provided that where such amendments to the Target Values are not agreed by such persons and implemented within three Months of the Target Value Disruption Notification Date (or such other period as agreed between the Company and the Agent (acting on the instructions of the Majority Lenders)) the terms of this Clause 11.3 shall cease to have effect from the date of the expiry of that period.

11.4 Margin premium for Loans and Unpaid Sums in USD and GBP

Without prejudice to any other provisions of this Agreement, the Margin applicable to any Loan or Unpaid Sum shall be increased by 0.15 percentage points for any such Loan or Unpaid Sum which is denominated in USD or GBP.

11.5 Payment of Interest

(a) The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

(b) If the Compliance Certificate received by the Agent which relates to the relevant Annual Report shows that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period (with no compensation to entities who are no longer Lenders when the payment should be made).

(c) If the Compliance Certificate received by the Agent which relates to the relevant Annual Report shows that a lower Margin should have applied during a certain period, the next payments of interest falling due on the relevant Utilisations shall be reduced

EMEA 142553202	90

to the extent necessary to put the Obligors in the position they would have been in if the Margin had been reduced for that period (no reduction should be made in relation to Lenders who were not Lenders when the lower Margin should have applied).

11.6 Default Interest

(a) If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1.00 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.6 shall be immediately payable by the Obligor on demand by the Agent.

(b) If any overdue amount consists of all or part of a Term Rate Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be 1.00 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c) Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.7 Notifications

(a) The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement relating to a Term Rate Loan.

(b) The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:

(i) the relevant Borrower of that Compounded Rate Interest Payment;

(ii) each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Compounded Rate Loan; and

(iii) the relevant Lenders and the relevant Borrower of:

(A) each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(B) to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.

This paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 13.4 (Cost of funds).

(c) The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

(d) The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 13.4 (Cost of funds) applies.

EMEA 142553202	91

(e) This Clause 11.7 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

12. Interest Periods

12.1 Selection of Interest Periods

(a) A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b) Subject to this Clause 12, a Borrower (or the Company) may select an Interest Period of any period specified in the applicable Reference Rate Terms or any other period agreed between the Company, the Agent and all the Lenders in relation to the relevant Loan.

(c) An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Sustainable Facility.

(d) Each Interest Period for a Loan shall start on the Utilisation Date.

(e) No Interest Period shall be longer than six Months.

(f) A Loan has one Interest Period only.

(g) The length of an Interest Period of a Term Rate Loan shall not be affected by that Term Rate Loan becoming a “Compounded Rate Loan” for that Interest Period pursuant to Clause 13.1 (Interest calculation if no Primary Term Rate).

12.2 Non-Business Days

Any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

13. Changes to the Calculation of Interest

13.1 Interest calculation if no Primary Term Rate

(a) Interpolated Primary Term Rate

If no Primary Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Primary Term Rate for a period equal in length to the Interest Period of that Loan.

(b) Alternative Term Rate

If paragraph (a) above applies but it is not possible to calculate the Interpolated Primary Term Rate, the applicable Term Reference Rate shall be the aggregate of:

(i) the Alternative Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; and

(ii) any applicable Alternative Term Rate Adjustment.

(c) Interpolated Alternative Term Rate

EMEA 142553202	92

If paragraph (b) above applies but no Alternative Term Rate is available for the Interest Period of that Loan, the applicable Term Reference Rate shall be the aggregate of:

(i) the Interpolated Alternative Term Rate for a period equal in length to the Interest Period of that Loan; and

(ii) any applicable Alternative Term Rate Adjustment.

(d) Compounded Reference Rate or cost of funds

If paragraph (c) above applies but it is not possible to calculate the Interpolated Alternative Term Rate then:

(i) if “Compounded Reference Rate will apply as a fallback” is specified in the Reference Rate Terms for that Loan and there are Reference Rate Terms applicable to Compounded Rate Loans in the relevant currency:

(A) there shall be no Term Reference Rate for that Loan for that Interest Period and Clause 11.1 (Calculation of Interest – Term Rate Loans) will not apply to that Loan for that Interest Period; and

(B) that Loan shall be a “Compounded Rate Loan” for that Interest Period and Clause 11.2 (Calculation of Interest – Compounded Rate Loans) shall apply to that Loan for that Interest Period; and

(ii) if:

(A) “Compounded Reference Rate will not apply as a fallback” and

(B) “Cost of funds will apply as a fallback”,

are specified in the Reference Rate Terms for that Loan, Clause 13.4 (Cost of funds) shall apply to that Loan for that Interest Period.

13.2 Interest calculation if no RFR or Central Bank Rate

If:

(a) there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b) “Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Loan,

Clause 13.4 (Cost of funds) shall apply to that Loan for that Interest Period.

13.3 Market disruption

If:

(a) a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and

(b) before the Reporting Time for that Loan the Agent receives notifications from a Lender or Lenders (whose participations in that Loan exceed 35 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 13.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

EMEA 142553202	93

13.4 Cost of funds

(a) If this Clause 13.4 applies to a Loan for an Interest Period neither Clause 11.1 (Calculation of Interest – Term Rate Loans) nor Clause 11.2 (Calculation of Interest – Compounded Rate Loans) shall apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i) the applicable Margin; and

(ii) the rate notified to the Agent by that Lender as soon as practicable and in any event by the Reporting Time for that Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b) If this Clause 13.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c) Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d) If this Clause 13.4 applies pursuant to Clause 13.3 (Market disruption) and:

(i) a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(ii) a Lender does not notify a rate to the Agent by the relevant Reporting Time,

(e) that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(f) If this Clause 13.4 applies the Agent shall, as soon as is practicable, notify the Company.

13.5 Break Costs

(a) If an amount is specified as Break Costs in the Reference Rate Terms for a Loan or Unpaid Sum, each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of that Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

(b) Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

14. Fees

14.1 Commitment Fee

(a) The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 35 per cent. per annum of the applicable Margin (excluding, for the avoidance of doubt, any increase pursuant to Clause 11.4 (Margin premium for Loans and Unpaid Sums in USD and GBP)) on that Lender’s Available Commitment under the Sustainable Revolving Facility for the period from the 2023 Effective Date to and including the date falling one Month prior to the Termination Date in relation to the Sustainable Revolving Facility.

EMEA 142553202	94

(b) The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c) No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

14.2 Arrangement Fee

The Company shall pay to the Agent (for the account of the Arrangers) an arrangement fee in the amount and at the times agreed in a Fee Letter.

14.3 Upfront Fee

The Company shall pay to the Agent (for the account of the Original Lenders) an upfront fee in the amount and at the times agreed in a Fee Letter.

14.4 Agency Fee

The Company shall pay to the Agent (for its own account) and to the Security Agent (for its own account) a combined facility agency and security agency fee, in the amount and at the times agreed in a Fee Letter.

14.5 Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall, subject to the terms of this Agreement, be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility and be based upon market standard commercial terms prevailing at that time.

14.6 No deal, no fee

No fees, commissions, costs or expenses (unless otherwise agreed pursuant to the relevant Finance Document, and other than any reasonably incurred external legal fees (including any applicable VAT) subject to any fee cap and/or estimate approved by the Company in advance) will be payable unless the 2023 Effective Date occurs.

EMEA 142553202	95

Section 6
Additional Payment Obligations

15. Tax Gross-Up and Indemnities

15.1 Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax Gross-Up) or a payment under Clause 15.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

15.2 Tax Gross-Up

(a) Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b) The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c) If a Tax Deduction is required by law to be made by or on behalf of an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d) If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.3 Tax Indemnity

(a) The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

EMEA 142553202	96

(b) Paragraph (a) above shall not apply:

(i) with respect to any Tax assessed on a Finance Party:

(A) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B) under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

(ii) if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(iii) to the extent a loss, liability or cost:

(A) is compensated for by an increased payment under Clause 15.2 (Tax Gross-Up); or

(B) relates to a FATCA Deduction required to be made by a Party.

(c) A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d) A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3 notify the Agent.

15.4 Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b) that Finance Party has obtained and utilised that Tax Credit,

(c) the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

15.5 Stamp taxes

The Original Borrower shall pay and, within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, other than in respect of any stamp duty, registration or other similar Taxes payable in respect of an assignment or transfer by a Lender of any of its rights or obligations under a Finance Document.

15.6 VAT

(a) All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority

EMEA 142553202	97

for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority

(d) Any reference in this Clause 15.6 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e) In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

15.7 FATCA Information

(a) Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

EMEA 142553202	98

(i) confirm to that other Party whether it is:

(A) a FATCA Exempt Party; or

(B) not a FATCA Exempt Party;

(ii) supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii) supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b) If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c) Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i) any law or regulation;

(ii) any fiduciary duty; or

(iii) any duty of confidentiality.

(d) If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15.8 FATCA Deduction

(a) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b) Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Original Borrower and the Agent and the Agent shall notify the other Finance Parties.

15.9 Other US Tax Information

Each Finance Party shall, as soon as reasonably practicable upon written request by a US Obligor in the event that such US Obligor is going to make an actual payment under this Agreement, use commercially reasonable efforts to provide such Obligor with a properly completed and executed applicable US Tax Form for purposes of establishing exemption from US federal backup withholding tax and will supply additional US Tax Forms upon a reasonable

EMEA 142553202	99

time following a written request by that Obligor, in each case, to the extent such Finance Party is legally entitled to do so for purposes of establishing exemption from US federal backup withholding tax. Notwithstanding anything to the contrary in this Clause 15.9 (Other US Tax Information), the completion, execution and submission of such US Tax Forms shall not be required if in the Finance Party’s reasonable judgment such completion, execution or submission would subject such Finance Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Finance Party.

16. Increased Costs

16.1 Increased Costs

(a) Subject to Clause 16.3 (Exceptions) the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement, or (iii) the implementation or application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b) In this Agreement

“Basel III” means:

(i) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“CRD IV” means EU CRD IV and UK CRD IV;

“EU CRD IV” means:

(i) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (“CRR”); and

(ii) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC (“CRD”).

EMEA 142553202	100

“Increased Costs” means:

(i) a reduction in the rate of return from a Sustainable Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii) an additional or increased cost; or

(iii) a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

“UK CRD IV” means:

(i) CRR as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”);

(ii) the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020 (“WAA”)) implemented CRD and its implementing measures;

(iii) direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the WAA) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; and

(iv) any law or regulation of the United Kingdom which introduces into domestic law of the United Kingdom a provision which is equivalent to a provision set out in CRR or CRD and/or implements Basel III standards.

16.2 Increased Cost Claims

(a) A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b) Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs to the extent it is able to do so without disclosing any confidential or sensitive information.

16.3 Exceptions

(a) Clause 16.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i) attributable to a Tax Deduction required by law to be made by an Obligor;

(ii) attributable to a FATCA Deduction required to be made by a Party;

(iii) compensated for by Clause 15.3 (Tax Indemnity) (or would have been compensated for under Clause 15.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax Indemnity) applied);

(iv) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v) attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a

EMEA 142553202	101

Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or

(vi) attributable to the implementation or application of, or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) to the extent that such Finance Party knew or could reasonably be expected to have known the amounts of such Increased Cost at the time it became a Party.

(b) In this Clause 16.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 15.1 (Definitions).

17. Other Indemnities

17.1 Currency Indemnity

(a) If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i) making or filing a claim or proof against that Obligor;

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2 Other Indemnities

The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a) the occurrence of any Event of Default;

(b) a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c) funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone); or

EMEA 142553202	102

(d) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

17.3 Indemnity to the Agent

The Company shall, within five Business Days of demand, indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a) investigating any event which it reasonably believes is a Default;

(b) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c) instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

17.4 Indemnity to the Security Agent

(a) The Company shall, within five Business Days of demand, indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them (each acting reasonably) as a result of:

(i) any failure by the Company to comply with its obligations under Clause 19 (Costs and expenses);

(ii) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii) the taking, holding, protection or enforcement of the Transaction Security;

(iv) the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v) instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement;

(vi) any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vii) acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b) The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 17.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

18. Mitigation by the Lenders

18.1 Mitigation

(a) Each Finance Party shall, in consultation with the Company take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.1 (Illegality), Clause 15 (Tax Gross-Up and Indemnities) or Clause 16 (Increased Costs)

EMEA 142553202	103

including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b) Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2 Limitation of Liability

(a) The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b) A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19. Costs and Expenses

19.1 Transaction Expenses

The Company shall, within 30 days of demand, pay (or procure the payment to) the Agent (on account of the Lenders) the reasonably incurred external legal fees (together with reasonable expenses, disbursements and VAT, if and as applicable) of the counsel to the Lenders (subject to any fee cap and/or estimate approved by the Company in writing in advance) and, within five Business Days of demand, pay (or procure the payment to) the Agent and the Security Agent the amount of all costs and expenses reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) and the Lenders, in connection with the negotiation, preparation, perfection and execution of:

(a) this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b) any other Finance Documents executed after the date of this Agreement.

19.2 Amendment Costs

If:

(a) an Obligor requests an amendment, waiver or consent; or

(b) an amendment is required pursuant to Clause 31.10 (Change of Currency),

the Company shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable costs and expenses (including external legal fees, subject to any fee cap and/or estimate approved by the Company in writing in advance) incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

19.3 Enforcement and preservation Costs

The Company shall, within five Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including external legal fees, subject to any fee cap and/or estimate approved by the Company in writing in advance) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

EMEA 142553202	104

19.4 Cost details

No member of the Group shall be required to pay any fees (other than any amounts set out in a Fee Letter or pursuant to paragraph (e) of Clause 9.3 (Non-Extending Lenders) or Clause 14.1 (Commitment Fee)), costs, expenses or other amounts (other than principal and interest amounts due in respect of the Sustainable Revolving Facility) unless an invoice relating to such fees, costs, expenses or other amounts has been provided to the Company or a Borrower.

EMEA 142553202	105

Section 7
Guarantee

20. Guarantee and Indemnity

20.1 Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a) guarantees to each Secured Party punctual payment and performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b) undertakes with each Secured Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c) agrees with each Secured Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Secured Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 20 if the amount claimed had been recoverable on the basis of a guarantee.

20.2 Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3 Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 20 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

20.4 Waiver of Defences

The obligations of each Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Secured Party) including:

(a) any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other

EMEA 142553202	106

requirement in respect of any instrument or any failure to realise the full value of any security;

(d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e) any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g) any insolvency or similar proceedings.

20.5 Guarantor intent

Without prejudice to the generality of Clause 20.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

20.6 Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.7 Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b) hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 20.

20.8 Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent or, as the case may be, the Security Agent, otherwise directs, no Guarantor will exercise any rights which it

EMEA 142553202	107

may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 20:

(a) to be indemnified by an Obligor;

(b) to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;

(d) to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 20.1 (Guarantee and Indemnity);

(e) to exercise any right of set-off or subrogation against any Obligor; and/or

(f) to claim or prove as a creditor of any Obligor in competition with any Secured Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment Mechanics).

20.9 Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a) that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b) each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.10 Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.

20.11 Guarantee limitations

(a) In relation to any Guarantor incorporated in Sweden (other than any Guarantor in respect of liabilities owed by its wholly owned Subsidiaries), its obligations and liabilities under this Clause 20 shall be limited, if (and only if) required by the mandatory provisions of the Swedish Companies Act (Sw. Aktiebolagslag (2005:551)) regulating unlawful distribution of assets and transfer of value (Sw. värdeöverföring) pursuant to Chapter 17, Sections 1 to 4 of the Swedish Companies Act, and it is

EMEA 142553202	108

understood that the obligations and liabilities of each Guarantor incorporated in Sweden under this Clause 20 only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act.

(b) This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of the Original Jurisdiction of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

(c) Notwithstanding anything to the contrary in this Agreement or any other Finance Document, the guarantee of a Guarantor under this Clause 20 does not apply to any Excluded Swap Obligation of that Guarantor (and no amount received from that Guarantor under any Finance Document shall be applied to any Excluded Swap Obligation of that Guarantor).

(d) A Guarantor’s obligations will be subject to any limitation on the amount guaranteed which is contained in the Accession Deed (if applicable) by which that Guarantor becomes a Guarantor.

(e) Notwithstanding any other provision hereof, the right of recovery against each Guarantor organized under the laws of the United States or any state thereof under this Agreement or any other Finance Document shall be limited to the maximum amount that can be guaranteed by such Guarantor without rendering such Guarantor’s obligations under this Agreement or any other Finance Document void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act, section 548 of the Bankruptcy Code of the United States or any comparable or similar foreign, federal or state law, in each case after giving full effect to the liability under such guarantee set forth in Clause 20.1 (Guarantee and Indemnity) hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor.

(f) Without prejudice to any of the other provisions of this Agreement or any other Finance Document, each Party agrees that, in the event any payment or distribution is made on any date by a Guarantor organized under the laws of the United States or any state thereof under this Clause 20 (Guarantee and Indemnity), each such Guarantor shall be entitled to be indemnified by each other Guarantor in an amount equal to such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the contributing Guarantor and the denominator shall be the aggregate net worth of all Guarantors.

20.12 German Guarantee Limitation

(a) This Clause 20.12 shall apply to a Guarantor incorporated under the laws of Germany as a limited liability company (GmbH) or a limited partnership with a limited liability company as its sole general partner (GmbH & Co. KG) (in each case, a “German Guarantor”). If the German Guarantor is a GmbH & Co. KG, each reference made in this Clause 20.12 to its Net Assets shall refer to its general partner’s Net Assets, and the same shall apply in regard to any Capital Impairment of that German Guarantor.

(b) The restrictions set out in paragraph (c) below shall not apply to the extent:

(i) the German Guarantor guarantees any indebtedness of any of its direct or indirect Subsidiaries;

(ii) the German Guarantor secures any indebtedness under any Finance Document in respect of loans to the extent they are passed on (directly or indirectly) to

EMEA 142553202	109

the relevant German Guarantor or its Subsidiaries and such amount passed on is not repaid;

(iii) the German Guarantor (as dominated entity) is subject to a domination and/or profit transfer agreement (Beherrschungs- und/ oder Gewinnabführungsvertrag) (a “DPTA”) with the relevant German Guarantor’s shareholder whose obligations are guaranteed, whether directly or indirectly through a chain of DPTAs between each company and its shareholder (or in case of a German GmbH & Co. KG Guarantor between its general partner and its shareholder) other than if such DPTA has been effectively cancelled or terminated, in each case to the extent the existence of such domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) leads to the inapplicability of section 30 paragraph 1 sentence 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (“GmbHG”);

(iv) they are not necessary for the purposes of protecting the German Guarantor’s directors against personal liability due to a violation of section 30 GmbHG or section 43 GmbHG; or

(v) the payment under the guarantee is covered (gedeckt) by means of a fully valuable and recoverable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) within the meaning of section 30 paragraph 1 sentence 2 GmbHG of the German Guarantor against the affiliate/shareholder whose obligations are guaranteed.

(c) The right to enforce any obligations and liabilities of any German Guarantor created or incurred under the guarantee and indemnity granted by it under this Agreement and, in addition, any other joined liability created or incurred by it under the Finance Documents (including, for the avoidance of doubt, any parallel debt or similar undertaking) (the “Guarantee Obligations”) against a German Guarantor shall be limited if and to the extent that such Guarantee Obligation secures any obligation of an affiliated company (verbundenes Unternehmen) of such German Guarantor within the meaning of section 15 German Stock Corporation Act (Aktiengesetz) (in each case other than any of the German Guarantor’s direct or indirect Subsidiaries) (such Guarantee Obligations also referred to in this Clause 20.12 as up-stream and/or cross-stream Guarantee Obligations) and the enforcement of such Guarantee Obligation would cause:

(i) the German Guarantor’s Net Assets, as defined and calculated pursuant to paragraph (d) below, to be less than its registered share capital (Stammkapital) (Begründung einer Unterbilanz); or

(ii) if the German Guarantor’s Net Assets are already less than its registered share capital, the German Guarantor’s Net Assets to be further reduced (Vertiefung einer Unterbilanz),

(in each case a “Capital Impairment”).

(d) For the purposes of this clause, “Net Assets” means the aggregate amount of a German Guarantor’s assets (consisting of all assets which correspond to the items set forth in section 266 paragraph 2 lit. A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch) (“HGB”) less the aggregate amount of that German Guarantor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 paragraph 3 lit. B, C, D and E HGB)), as determined in accordance with the principle of orderly bookkeeping (Grundsätze ordnungsmäßiger Buchführung) applying the same accounting principles (Bilanzierungsgrundsätze)

EMEA 142553202	110

which have been consistently applied by the relevant German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss) (section 42 GmbHG, sections 242, 264 HGB) in the previous years, save that the following balance sheet items shall be adjusted as follows:

(i) the amount of any increase in the registered share capital with company funds (Kapitalerhöhung aus Gesellschaftsmitteln) of that German Guarantor, which was carried out after that German Guarantor became a party to this Agreement, without the prior written consent of the Agent, shall be deducted from the amount of the registered share capital of that German Guarantor;

(ii) as far as the registered share capital is not paid in full, the amount not yet paid in shall be deducted from the amount of the registered share capital of that German Guarantor;

(iii) loans provided to that German Guarantor by a member of the Group shall be disregarded, if and to the extent that such loans are subordinated pursuant to section 39 paragraph 1 sentence 1 no. 5 or section 39 paragraph 2 of the German Insolvency Code (Insolvenzordnung) (or would be subordinated in case of insolvency);

(iv) the amount of non-distributable assets according to section 253 paragraph 6 HGB shall be disregarded;

(v) the amount of non-distributable assets according to section 268 paragraph 8 HGB shall be disregarded;

(vi) the amount of non-distributable assets according to section 272 paragraph 5 HGB shall be disregarded; and

(vii) financial liabilities incurred by that German Guarantor in wilful or negligent breach of the Finance Documents shall not be taken into account as liabilities.

(e) The relevant German Guarantor will notify the Agent in writing in reasonable detail within ten (10) Business Days after the Agent notified that German Guarantor of its intention to demand payment under the Guarantee Obligations whether and to what extent a Capital Impairment would occur if a payment under the Guarantee Obligations was made (the “Management Notification”). Demanding payment under the Guarantee Obligations from such German Guarantor up to the amount which, according to the Management Notification, would not result in a Capital Impairment is permitted without limitation.

(f) If the Agent (acting on the instructions of the Majority Lenders) disagrees with the Management Notification, it may as soon as possible following its receipt request the relevant German Guarantor to provide an auditors’ determination by a firm of recognised international auditors within thirty (30) Business Days from the date on which the Agent requested such determination from that German Guarantor (the “Auditors’ Determination”). Such Auditors’ Determination shall set out:

(i) the amount of Net Assets of that German Guarantor taking into account the adjustments set out in paragraph (d) above; and

(ii) the extent of the Capital Impairment taking into account the anticipated payment.

Demanding payment under the Guarantee Obligations from such German Guarantor up to the amount which, according to the Auditors’ Determination, would not result in a

EMEA 142553202	111

Capital Impairment is permitted without limitation. The results of the Auditors’ Determination are, save for manifest errors, binding on all parties.

(g) If the relevant German Guarantor does not provide the Management Notification or the Auditors’ Determination within the time frame set out above, demanding payment under the Guarantee Obligations shall not be limited by this Clause 20.12, and paragraph (c) above shall not be applicable in that regard.

(h) The Finance Parties shall upon written demand of the relevant German Guarantor to the Agent (on behalf of the Finance Parties) repay to the relevant German Guarantor any amount which the Agent would not have been entitled to enforce had the Management Notification or the Auditors’ Determination (as applicable) been delivered in time or the difference between the amount paid and the amount payable resulting from the Auditors’ Determination calculated as of the date the demand in respect of a Guarantee Obligation was made.

(i) If the Management Notification shows that a Capital Impairment would occur upon payment under a Guarantee Obligation, the relevant German Guarantor shall realise, to the extent legally permitted and commercially justifiable (also taking into account the costs and efforts involved), all of its assets that are (i) not required for its business (nicht betriebsnotwendig) and (ii) shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets to the extent this is necessary to fulfil its obligations under the guarantee within three months after a written request by the Agent (it being understood that this paragraph creates no obligation to realise any assets below their market value). If the relevant assets are necessary for that German Guarantor’s business (betriebsnotwendig), it will use its best efforts to realise the market value by sale-and-lease-back or similar measures.

(j) This Clause 20.12 shall not affect the enforceability (other than as specifically set out herein), legality or validity of the Guarantee Obligations and each Finance Party is entitled to claim in court that making payments under a Guarantee Obligation by the relevant German Guarantor does not trigger a personal liability of the relevant German Guarantor’s directors pursuant to section 30 GmbHG or section 43 GmbHG. The Finance Parties’ rights to any remedies they may have against the relevant German Guarantor shall not be limited if it is finally ascertained in court that a personal liability of the relevant German Guarantor’s directors pursuant to section 30 GmbHG or section 43 GmbHG is not triggered by making payments under a Guarantee Obligation by the relevant German Guarantor. The agreement of the Finance Parties to abstain from demanding any or part of the payment under the Guarantee Obligations in accordance with the provisions above shall not constitute a waiver (Verzicht) of any right granted under this Agreement or any other Finance Document to the Agent or any Finance Party.

20.13 QFC Stay

(a) To the extent that the Finance Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC a “Supported QFC”), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that any Finance Document or Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

EMEA 142553202	112

(i) in the event that a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States; and

(ii) in the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) In this Clause 20.13:

“BHC Act Affiliate” means, in respect of a Party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Party.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

EMEA 142553202	113

Section 8
Representations, Undertakings and Events of Default

21. Representations

Each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of the 2023 Amendment and Restatement Agreement and on the 2023 Effective Date, in each case with reference to the facts and circumstances then existing.

21.1 Status

(a) It is a corporation, a limited liability company or a limited partnership with a limited liability company as general partner, duly incorporated (or, in the case of a partnership, established) and validly existing under the law of its Original Jurisdiction.

(b) It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted save where failure to have such power would not, or could not reasonably be expected to have, a Material Adverse Effect.

21.2 Binding Obligations

Subject to the Legal Reservations and, in the case of the Transaction Security Documents, the Perfection Requirements:

(a) the obligations expressed to be assumed by it in each Finance Document to which it is a party are, legal, valid, binding and enforceable obligations; and

(b) (without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

21.3 Non-Conflict with other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a) any law or regulation applicable to it;

(b) the constitutional documents of any Obligor and any other member of the Group over whose assets Security is purported to be given; or

(c) any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets, to an extent or in a manner which would have a Material Adverse Effect,

nor, except as set out in the Transaction Security Documents, require it to create any Security.

21.4 Power and Authority

Subject to the Legal Reservations and, in the case of the Transaction Security Documents, the Perfection Requirements, it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

EMEA 142553202	114

21.5 Validity and Admissibility in Evidence

Subject to the Legal Reservations and, in the case of the Transaction Security Documents, the Perfection Requirements, all Authorisations required:

(a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c) to enable it to create the Security to be created by it pursuant to any Transaction Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been (or will at the required date be) obtained or effected and are in full force and effect.

21.6 Governing Law and Enforcement

(a) Subject to the Legal Reservations and, in the case of the Transaction Security Documents, the Perfection Requirements, the choice of law as the governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b) Subject to the Legal Reservations and, in the case of the Transaction Security Documents, the Perfection Requirements, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

21.7 No Filing or Stamp Taxes

Under the laws of its Relevant Jurisdictions, it is not necessary that (i) any stamp, registration or similar tax be paid on or in relation to the Finance Documents or (ii) subject to the Legal Reservations and, in the case of the Transaction Security Documents, the Perfection Requirements, the Finance Documents be filed, recorded or enrolled with any court or other authority in such jurisdictions.

21.8 No Default

(a) No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation.

(b) No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

21.9 Financial Statements

(a) The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary before the date of this Agreement.

(b) The Original Financial Statements fairly present its financial condition as at the end of the relevant financial year and its results of operations during the relevant financial year (consolidated in the case of the Company) unless expressly disclosed to the Agent in writing to the contrary before the date of this Agreement.

(c) Its most recent Annual Report and financial statements delivered pursuant to Clause 22.1 (Financial Statements) have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and fairly present its

EMEA 142553202	115

consolidated financial condition as at the end of, and its consolidated results of operations for, the period to which they relate.

(d) The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

21.10 Pari Passu Ranking

(a) Subject to the Perfection Requirements, each Transaction Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Secured Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b) Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.11 No Proceedings

(a) No litigation, arbitration or administrative proceedings or investigations of, or before any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

(b) No judgment or order of a court, arbitral body or agency which are reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or any of its Subsidiaries.

21.12 No breach of laws

It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

21.13 Environmental laws

(a) Each member of the Group is in compliance with Clause 24.11 (Environmental compliance) and to the best of its knowledge and belief no circumstances have occurred which would prevent such compliance in a manner or to an extent that has or is reasonably likely to have a Material Adverse Effect.

(b) No Environmental Claim has been commenced or (to the best of its knowledge and belief) is formally threatened against any member of the Group where that claim has or is reasonably likely to be adversely determined and, if determined against that member of the Group, is reasonably likely to have a Material Adverse Effect.

21.14 Anti-corruption law

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption, anti-money laundering and anti-bribery laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

21.15 Sanctions

(a) Neither it nor any other member of the Group nor (to the best of its knowledge, after having made due and careful enquiry) any of their respective directors or officers or employees:

(i) is a Restricted Party;

EMEA 142553202	116

(ii) has violated or is violating any applicable Sanctions;

(iii) is directly or indirectly engaging in or has directly or indirectly engaged in any activity with a Restricted Party in violation of any applicable Sanctions or in any other activity that may result in any person becoming a subject of Sanctions; or

(iv) is subject to any claim, proceeding, formal investigation or formal notice with respect to Sanctions.

(b) The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and each other member of the Group with applicable Sanctions.

21.16 No misleading information

Save as disclosed in writing to the Agent prior to the date of the 2023 Amendment and Restatement Agreement, to the best of its knowledge and belief:

(a) all material written information (including, without limitation, the Lender Presentation and the 2023 Financial Model) (the “Materials”) provided by any Obligor (including its advisers) to a Finance Party was (taken as a whole) true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect;

(b) any financial projection or forecast contained in the Materials has been prepared in accordance with the Accounting Principles as applied in the Original Financial Statements (subject to the application of the principles set out in the definition of “Capitalized Lease Obligations”), and the financial projections contained in it have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions (as at the date of the relevant report or document containing the projection or forecast);

(c) the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Materials were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds; and

(d) no event or circumstance has occurred or arisen and no information has been omitted from the Materials and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Materials being untrue or misleading in any material respect.

21.17 Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to Schedule 3 (Conditions Precedent to the Effective Date) of the 2023 Amendment and Restatement Agreement is true, complete and accurate in all material respects.

21.18 Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of, and has good and marketable title to, the respective assets over which it purports to grant Security, free from all Security except the Security created pursuant to, or permitted by, this Agreement.

21.19 Shares

The shares of any member of the Group which are (or are required by this Agreement to be or become) subject to the Transaction Security are fully paid and not subject to any option to

EMEA 142553202	117

purchase or similar rights, and the constitutional documents of companies whose shares are (or are required by this Agreement to be or become) subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security, in each case other than to the extent such restrictions are mandatorily required by law or the relevant provisions are removed from the relevant constitutional documents at, or prior to, the taking of, or within the relevant time period provided for in, the relevant Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group (including any option or right of pre-emption or conversion) whose shares are subject to Transaction Security.

21.20 Intellectual Property

It and each of its Subsidiaries:

(a) is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted where failure to do so has or is reasonably likely to have a Material Adverse Effect;

(b) does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c) has taken all formal or procedural actions (including payment of fees) required to maintain any Material Intellectual Property owned by it where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.21 Insolvency

No:

(a) corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 25.7 (Insolvency proceedings) has been taken in relation to a member of the Group; or

(b) creditors’ process described in Clause 25.8 (Creditors’ process), has been taken in relation to a member of the Group; and

(c) none of the circumstances described in Clause 25.6 (Insolvency) applies to a member of the Group.

21.22 Security and Financial Indebtedness

(a) No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b) No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

21.23 Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) or, from 26 June 2017, Regulation (EU) 2015/848 of 20 May 2015 on Insolvency Proceedings (Recast) (the “Recast Regulation”), it is not aware of any fact or circumstance which could lead to its centre of main interests (as that term is used in Article 3(1) of the Regulation or, from 26 June 2017, the Recast Regulation) being located outside of its jurisdiction of incorporation.

EMEA 142553202	118

21.24 Taxes

(a) No Obligor is (and none of its Subsidiaries, as applicable, is) materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax other than (i) any Tax or payment which is being disputed in good faith by appropriate means or where adequate reserves are being maintained in respect of such claims or (ii) in circumstances where non-payment does not have or is not reasonably likely to have a Material Adverse Effect.

(b) No material claims are being made or conducted against the Obligor (or any of its Subsidiaries) with respect to Taxes which have not been reflected in the most recent financial statements delivered to the Agent which are reasonably likely to be determined adversely to it or to such Subsidiary and which, if so adversely determined, and after taking into account any indemnity or claim against any third party with respect to such claim would have a Material Adverse Effect.

21.25 Holding Companies

Neither the Company nor CEBA has traded or carried on any business, entered into or been a party to any contracts or incurred any liabilities or commitments (actual or contingent, present or future) other than in the case of the Company acting as a Holding Company of CEBA and CEBA acting as a Holding Company of the Original Borrower, and performing any Permitted Holding Company Activity.

21.26 U.S. Governmental Regulation

(a) Neither the making of any Utilisation hereunder nor the use of proceeds thereof will violate any regulations of the FRB, including the provisions of Regulations T, U or X of the FRB.

(b) No Obligor has, or could reasonably be expected to have, any amount of liability, contingent or otherwise, with respect to an “employee benefit plan” (as defined in ERISA) which is subject to Title IV of ERISA or Section 412 of the Code, which is reasonably likely to have Material Adverse Effect.

(c) No proceeds of any loan will be used to purchase or carry Margin Stock. No Group Member is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

21.27 Investment Company Act

It is not, and it is not required to be registered as, an “investment company” under the Investment Company Act of 1940, as amended.

21.28 Repetition

(a) The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(i) the date of each Utilisation Request;

(ii) on the first day of each Interest Period;

(iii) in relation to an Extension Request made pursuant to Clause 9.2 (Extension Option), the date of such Extension Request;

(iv) on each Establishment Date; and

EMEA 142553202	119

(v) in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

(b) The representations and warranties under Clause 21.24 (U.S. Governmental Regulation) and 21.27 (Investment Company Act) shall be made by each Obligor incorporated or registered in the United States on the date such company becomes an Additional Obligor.

(c) Each representation or warranty deemed to be made after the date of the 2023 Amendment and Restatement Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

22. Information Undertakings

The undertakings in this Clause 22 remain in force from the 2023 Effective Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 22:

“Annual Report” means the annual report for a Financial Year delivered pursuant to paragraph (a) of Clause 22.1 (Financial Statements).

“Q4 Earnings Call Financial Data” means, in relation to any Financial Quarter ending on 31 December, the financial data on which the Company’s earnings call in respect of such Financial Quarter is based, delivered pursuant to paragraph (b)(ii) of Clause 22.1 (Financial Statements)

“Quarterly Financial Statements” means the unaudited financial statements delivered pursuant to paragraph (b)(i) of Clause 22.1 (Financial Statements)

22.1 Financial Statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a) as soon as the same become available, but in any event prior to the earlier of (i) one hundred twenty (120) days after the end of each Financial Year and (ii) the latest date on which such financial statements of the Company are required to be delivered to shareholders of the Company pursuant to the Listing Rules (or any analogous rules or regulations of any applicable stock exchange in which the Company’s voting stock is traded), a consolidated annual report of the Company (including the balance sheet of the Company and its Subsidiaries as at the end of such Financial Year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Financial Year together with related notes thereto, setting forth in each case in comparative form the figures for the previous Financial Year and the corresponding figures from the 2023 Financial Model);

(b)

(i) as soon as they are available, but in any event prior to the earlier of (i) 45 days after the end of each Financial Quarter (other than a Financial Quarter ending on 31 December) and (ii) the latest date on which such financial statements of the Company are required to be delivered to shareholders of the Company pursuant to the Listing Rules: (A) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such Financial Quarter and (B) consolidated statements of income or operations, stockholders’ equity and cash flows for such Financial Quarter; and

EMEA 142553202	120

(ii) as soon as it is available, but in any event within 75 days after the end of each Financial Quarter ending on 31 December, its Q4 Earnings Call Financial Data for that Financial Quarter,

setting forth in each case in comparative form the figures for the corresponding Financial Quarter of the previous Financial Year and the corresponding figures from the 2023 Financial Model;

(c) as soon as the same become available, but in any event within six Months of the end of the Financial Year of the Original Borrower, starting with the Financial Year ending 31 December 2021, the statutory standalone annual accounts of the Original Borrower;

(d) as soon as the same become available, but in any event within six Months of the end of the Financial Year of an Additional Borrower, starting with the Financial Year in which that Additional Borrower accedes to this Agreement as a Borrower in accordance with Clause 27 (Changes to the Obligors), the statutory standalone annual accounts of that Additional Borrower;

(e) prior to thirty (30) days after the end of the first and second fiscal month in each Financial Quarter of the Company, (A) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal month and (B) consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal month and for the period from the beginning of the current Financial Year to the end of such month, all in reasonable detail and certified by an authorised signatory of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with the Accounting Principles, subject to normal year-end adjustments and the absence of footnotes.

(f) no later than thirty (30) days after the end of each fiscal month, a report setting forth monthly income statements by region for such fiscal month;

(g) no later than thirty (30) days after the end of each fiscal month, a report providing a calculation of Liquidity (a “Liquidity Report”) as at the end of such fiscal month, which report shall include (i) the aggregate amount of Unrestricted Cash held by the Obligors (excluding any Obligor organised in PRC), (ii) the aggregate amount of Unrestricted Cash held by the Original Borrower and its Subsidiaries, and (iii) a breakdown of (x) Liquidity by region and (y) cash and Cash Equivalent Investments held by Obligors and members of the Group that are not Obligors, in each case, as at the end of such fiscal month and (iv) a breakdown of cash and Cash Equivalent Investments held in (A) Bank Accounts subject to first priority perfected Transaction Security pursuant to paragraph (a) of Clause 24.29 (Cash management) and (B) Bank Accounts holding the amounts contemplated in paragraph (b) of Clause 24.29 (Cash management); and

(h) no later than thirty (30) days after the end of each fiscal month, a report setting forth (i) production volumes by plant for such fiscal month and (ii) aggregate fill rates by region as a whole for such fiscal month.

22.2 Compliance Certificate

(a) The Company shall supply a Compliance Certificate to the Agent with each Annual Report, each set of its Quarterly Financial Statements and each set of Q4 Earnings Call Financial Data.

(b) The Compliance Certificate shall, amongst other things, set out:

(i) (in reasonable detail) computations as to compliance with Clause 23 (Financial Covenants);

EMEA 142553202	121

(ii) the Margin computations set out in the definition of “Margin”;

(iii) whether any Event of Default is continuing (and if applicable and the steps, if any, being taken to remedy it);

(iv) if delivered together with the Annual Report, details of compliance with the terms of Clause 5.7 (Clean down); and

(v) if delivered together with the Annual Report, include certification as to the identity of each Material Company and either (A) confirm compliance with the Guarantor Coverage Test under and as defined in Clause 24.27 (Guarantors and Transaction Security) or (B) provide details of any members of the Group required to become Additional Guarantors to ensure compliance with Clause 24.27 (Guarantors and Transaction Security).

(c) Each Compliance Certificate shall be signed by the CEO, CFO or an authorised signatory of the Company.

22.3 Sustainability Compliance Certificate

(a) The Company shall supply to the Agent, with each Annual Report (commencing with the Annual Report of the Company for the financial year ending 31 December 2021), a Sustainability Compliance Certificate setting out the Realised Values for each of the Sustainability Indicators and a sustainability report containing the Realised Values for each of the Sustainability Indicators (a “Sustainability Report”).

(b) Each Sustainability Compliance Certificate shall be signed by the CEO, CFO or an authorised signatory of the Company.

(c) Each Sustainability Report shall be signed by the CEO, CFO or an authorised signatory of the Company and the Company shall procure that the Realised Values for each of the Sustainability Indicators included in such report shall be approved by the Company’s auditors on a limited assurance basis.

22.4 Requirements as to Financial Statements

(a) The Company shall procure that:

(i) each Annual Report and Quarterly Financial Statements includes a consolidated balance sheet, profit and loss account, cashflow statement, consolidated statements of income or operations, stockholders’ equity and cash flows, all in reasonable detail;

(ii) each Annual Report shall be audited and accompanied by an opinion of an independent registered public accounting firm of nationally recognized standing, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than as may be required as a result solely from (i) an actual or a prospective default or event of default with respect to any financial covenant or (ii) the impending maturity of any Financial Indebtedness occurring within one year from the time such opinion is delivered); and

(iii) each Quarterly Financial Statements shall be certified by the CEO, CFO or an authorised signatory of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with the Accounting Principles, subject to normal year-end adjustments and the absence of footnotes.

EMEA 142553202	122

(b) The Company shall procure that each set of financial statements delivered pursuant to Clause 22.1 (Financial Statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in Accounting Principles, the accounting practices or reference periods and its auditors deliver to the Agent:

(i) a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii) sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 23 (Financial Covenants) has been complied with, to determine the Margin as set out in Clause 1.1 (Definitions) and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

If the Company notifies the Agent of a change in accordance with paragraph (b)(ii) above then the Company and the Agent shall enter into negotiations in good faith with a view to agreeing:

(i) whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii) if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms;

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

If no such agreement is reached within 30 days of that notification of change, the Agent shall (if so requested by the Majority Lenders) instruct the Company’s auditors or independent accountants (approved by the Company or, in the absence of such approval within five days of request by the Agent of such approval, a firm with recognised expertise) to determine any amendment to 23.2 (Financial condition), the Margin computations set out in Clause 1.1 (Definitions) and any other terms of this Agreement which the Company’s auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by the Company’s auditors, or as the case may be, accountants. The cost and expense of the Company’s auditors or accountants shall be for the account of the Company.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

22.5 Budget

(a) The Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same becomes available but in any event not later than the earlier of (i) 16 March of that Financial Year and (ii) the date upon which the Q4 Earnings Call Financial Data for the last Financial Quarter of the previous Financial Year is delivered, a consolidated plan and financial forecast for such Financial Year, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the

EMEA 142553202	123

Company and its Subsidiaries for such Financial Year and each Financial Quarter of such Financial Year, and an explanation of the assumptions on which such forecasts are based (a “Budget”).

(b) The Company shall ensure that each Budget is in the same form as the form agreed with the Agent (acting on behalf of the Majority Lenders) prior to the 2023 Effective Date. For the avoidance of doubt, provided that the foregoing is complied with, no Budget shall be subject to approval by the Lenders.

(c) If the Company updates or changes the Budget, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

22.6 Information: Miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a) promptly upon obtaining knowledge thereof, notification to the Agent of Liquidity falling below the level that would be required for compliance with Clause 23.2(c) (Minimum Liquidity);

(b) promptly upon obtaining knowledge thereof, notification to the Agent of the reasonable likelihood (in the good faith judgment of the Company) that Liquidity shall fall below the level that would be required for compliance with Clause 23.2(c) (Minimum Liquidity);

(c) all documents dispatched by the Company to its shareholders (or any class of them) or creditors generally at the same time as they are dispatched to those creditors or shareholders (as applicable);

(d) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(e) promptly, such information as the Security Agent may reasonably require about the compliance of the Obligors with the terms of any Transaction Security Documents;

(f) promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which is reasonably likely to have a Material Adverse Effect;

(g) promptly upon request, such further information as may be required by a Lender in accordance with applicable banking supervisory laws and regulations and/or in line with standard banking practice; and

(h) promptly on request, such further information regarding the financial condition, assets and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request, provided that such information is readily obtainable by the management of the Company without incurring any material costs.

22.7 Notification of Default

(a) Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

EMEA 142553202	124

(b) Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by the CEO, CFO or an authorised signatory of the Company on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.8 Direct Electronic Delivery by Company

The Company may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 33.6 (Electronic Communication) to the extent that Lender and the Agent agree to this method of delivery.

22.9 “Know Your Customer” Checks

(a) If:

(i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of the 2023 Amendment and Restatement Agreement;

(ii) any change in the status of an Obligor after the date of the 2023 Amendment and Restatement Agreement; or

(iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b) Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c) The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 27 (Changes to the Obligors).

(d) Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order

EMEA 142553202	125

for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

22.10 Sanctions

The Company shall promptly upon becoming aware thereof, inform the Agent and to the extent permitted by applicable law:

(a) of the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions by any Sanctions Authority against it, any of its Subsidiaries or any Joint Ventures, as well as information on what steps are being taken with regards to answer or oppose such; and

(b) if it, or any of its Subsidiaries or any of their Joint Ventures has become or is likely to become a Restricted Party, details of the background for such event and such further information as any Finance Party (through the Agent) may reasonably request.

23. Financial Covenants

23.1 Financial definitions

In this Agreement:

“Adjusted Equity” means the Equity, less Intangible Assets.

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a) moneys borrowed and debit balances at banks or other financial institutions;

(b) any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c) any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d) any Finance Lease;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(g) any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date applicable to the Sustainable Revolving Facility;

(h) any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

EMEA 142553202	126

(i) any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) classified as borrowings under the Accounting Principles; and

(j) (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

provided that:

(i) borrowings owed by one member of the Group to another member of the Group; and

(ii) any guarantee or indemnity not prohibited under the Finance Documents given in respect of indebtedness referred to in paragraph (i) above,

are excluded for the purposes of this calculation.

“Cash” means, at any time, cash in hand, in transit or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a) repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(b) there is no security over that cash, except for Transaction Security or security of account holding banks arising under their general terms and conditions or by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements, and, for the avoidance of doubt, to the extent the Group has implemented a cash-pool arrangement, only the net cash amount available in such cash-pool shall be included; and

(c) that cash is freely and (except for such cash which is subject to security as referred to in paragraph (b) above), immediately available to be applied in repayment or prepayment of the Sustainable Revolving Facility.

“Cash Equivalent Investments” means at any time:

(a) certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b) any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c) commercial paper not convertible or exchangeable to any other security:

(i) for which a recognised trading market exists;

(ii) issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii) which matures within one year after the relevant date of calculation; and

EMEA 142553202	127

(iv) which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d) bills of exchange eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e) any investment in money market funds which:

(i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited;

(ii) invest substantially all their assets in securities of the types described in paragraphs (a) to (d) (inclusive) above; and

(iii) can be turned into Cash on not more than 30 days’ notice; and

(f) any other debt security approved by the Majority Lenders,

in each case, denominated and payable in freely transferable and freely convertible currency to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any members of the Group or subject to any Security.

“EBITDA” means, in respect of any Relevant Period (or relevant Financial Quarter as the context requires), the consolidated operating profit of the Group before taxation:

(a) before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments (other than any interest expenses of any Finance Leases) whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period;

(b) after adding back any non-cash amount attributable to the amortisation (other than in relation to any Finance Leases), depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period);

(c) not including any accrued interest owing to any member of the Group;

(d) before taking into account any Exceptional Items;

(e) before deducting any Transaction Costs that are actually paid within 90 days of the 2023 Effective Date (other than any costs relating to any reorganisation permitted by the Finance Documents);

(f) after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(g) plus or minus the Group’s share of the profits or losses (after finance costs and tax) of non-Group entities;

(h) before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

EMEA 142553202	128

(i) before taking into account any non-cash gain or loss arising from an upward or downward revaluation of any other asset or on a disposal of any asset (not being a disposal made in the ordinary course of trading);

(j) before taking into account any pension items (“Pension Items”);

(k) after adding back (to the extent otherwise deducted) any provisions or costs relating to any share option or incentive schemes of the Group; and

(l) excluding the charge to profit represented by the expensing of stock options,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation and in each case for that Relevant Period, and provided that, notwithstanding the foregoing, the aggregate amount of all Exceptional Items and Pension Items increasing EBITDA for any Relevant Period, together with the aggregate amount of Pro Forma Adjustments increasing EBITDA for such Relevant Period shall not exceed the greater of (A) SEK 100,000,000 (or its equivalent in other currencies) and (B) 15% of EBITDA for such Test Period (measured after giving effect to such adjustments.

“Equity” means Total Assets less Total Liabilities.

“Exceptional Items” means:

(a) any items of an unusual or non-recurring nature which represent gains or losses; and

(b) any Restructuring Costs.

“Finance Lease” means Capitalized Lease Obligations.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Intangible Assets” means Total Assets less the aggregate book value of all tangible assets of the Group at any time.

“Liquidity” means the aggregate amount of:

(a) Unrestricted Cash held by the Obligors (excluding any Obligor organised in PRC); and

(b) Available Commitments under the Sustainable Facilities (which, for the avoidance of doubt, shall include for purposes of such calculation the amount of Available Commitments under the Sustainable Facilities that are not permitted to be drawn as a result of Clause 24.23 (Draw Stop)), provided that any member of the Group which is required to become an Obligor, pursuant to paragraph (d) of Clause 24.27 (Guarantors and Transaction Security), within thirty (30) days of the 2023 Effective Date shall be deemed to constitute an Obligor during such thirty (30)-day period.

“Pension Items” has the meaning given to such term in the definition of “EBITDA”.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

EMEA 142553202	129

“Relevant Period” means each period of 12 months ending on or about the last day of each Financial Quarter.

“Restructuring Costs” means expenditure, costs relating to the restructuring or reorganisation of parts of, or any business or assets of any member of, the Group, the rebranding, relocation, rationalisation, reduction, disposal or elimination of administrative or production locations, product lines, assets or businesses, the recruitment, relocation, retention, retraining, severance and/or termination of any employee or member of management, business interruption or discontinued operations, any other cost-cutting measure or rationalisation, and any other similar item, including, in each case, the payment of costs, expenses, Taxes and fees (including, but not limited to, any advisor and consultancy fee) relating to any such action.

“Tangible Assets” means Total Assets less Intangible Assets.

“Tangible Solvency Ratio” means the ratio of Adjusted Equity to Tangible Assets.

“Total Assets” means the aggregate book value of all assets (both tangible and intangible (including, for the avoidance of doubt, goodwill)) of the Group at any time.

“Total Liabilities” means the book value of long term and short term debt and other liabilities of the Group which shall be included in the balance sheet at any time less any loan from a shareholder of the Company to the Company if subordinated to the Sustainable Facilities to the satisfaction of the Lenders.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings required to be recorded on a balance sheet in accordance with the Accounting Principles at that time but:

(a) only for the purposes of calculating Total Net Leverage Ratio in respect of the financial covenant at paragraph (d) of Clause 23.2 (Financial condition), paragraph (d) of the definition of “Margin” and the definition of “Maximum Leverage Requirement”, excluding any amounts owing under the PIPE Financing to the extent it constitutes a Subordinated Financing;

(b) only for the purposes of calculating Total Net Leverage Ratio in respect of the financial covenant at paragraph (d) of Clause 23.2 (Financial condition), paragraph (d) of the definition of “Margin” and the definition of “Maximum Leverage Requirement”, excluding any amounts owing under Finance Leases;

(c) excluding any amounts in respect of undrawn letters of credit, bank guarantees, hedging obligations and capital stock, shares or equivalents; and

(d) deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time in an aggregate amount not to exceed $25,000,000,

and so that no amount shall be included or excluded more than once.

“Total Net Leverage Ratio” means the ratio of (i) Total Net Debt to (ii) the greater of (x) EBITDA in respect of any Relevant Period and (y) zero.

“Unrestricted Cash” means (x) Cash and Cash Equivalent Investments of the Term Loan B Borrowers and Subsidiaries of the Company that is not Restricted and (y) Cash and Cash Equivalent Investments of the Term Loan B Borrowers and Subsidiaries of the Company that are restricted in favor of the Sustainable Facilities and/or any other pari passu Financial Indebtedness permitted to be incurred hereunder that is secured by the Transaction Security and subject to the Intercreditor Agreement, whether or not such Cash and Cash Equivalent Investments are held in a pledged account. For the purpose of this definition, “Restricted” means, when referring to Cash or Cash Equivalent Investments of the Company or any of its

EMEA 142553202	130

Subsidiaries, that such Cash or Cash Equivalent Investments (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Company or such Subsidiary (unless such appearance is related to the Finance Documents (or the Transaction Security) or other Permitted Financial Indebtedness which is permitted to be secured by the Transaction Security that is subject to the Intercreditor Agreement) or (ii) are subject to any Security (other than Transaction Security that are subject to the Intercreditor Agreement).

23.2 Financial condition

The Company shall ensure that:

(a) Tangible Solvency Ratio: The Group’s Tangible Solvency Ratio shall exceed:

(i) at any Quarter Date in 2023, 25%; and

(b) at any Quarter Date on and from 31 March 2024 to and including 30 September 2025, 19%.

(c) Minimum EBITDA:

(i) The Group’s EBITDA in respect of each Financial Quarter (for that Financial Quarter) ending on 31 March 2025, 30 June 2025 and 30 September 2025 shall exceed [***].

(ii) In addition and without prejudice to paragraph (i) above, the Group’s EBITDA for the Relevant Period ending on the relevant Quarter Date shall exceed the amount as set out below opposite the relevant Quarter Date:

Financial Quarter ending	Amount
31 December 2023	[***]
31 March 2024	[***]
30 June 2024	[***]
30 September 2024	[***]
31 December 2024	[***]
31 March 2025	[***]
30 June 2025	[***]
30 September 2025	[***]
31 December 2025	[***]
31 March 2026	[***]
30 June 2026	[***]
30 September 2026	[***]
31 December 2026 and each Quarter Date thereafter	[***]

(d) Minimum Liquidity: the Group’s Liquidity shall at:

EMEA 142553202	131

(i) at all times on or prior to 31 December 2023, exceed [***];

(ii) at all times during the Financial Quarter ending 31 March 2024 or 30 June 2024, exceed [***];

(iii) at all times during the Financial Quarter ending 30 September 2024 or 31 December 2024, exceed [***]; and

(e) at all times thereafter, exceed [***].

(f) Total Net Leverage Ratio: the Company shall ensure that on each applicable Quarter Date ending on or after 31 December 2025, the Total Net Leverage Ratio in respect of the Relevant Period ending on that Quarter Date does not exceed 3.50:1.

23.3 Financial testing

(a) The financial covenants set out in Clause 23.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and, with respect to the financial covenants set out in paragraphs (a) (Tangible Solvency Ratio), (b) (Minimum EBITDA) and/or (d) (Total Net Leverage Ratio) of Clause 23.2 (Financial condition) tested by reference to each Compliance Certificate delivered pursuant to Clause 22.2 (Compliance Certificate).

(b) If a member of the Group acquires or disposes of a company or business (including any commitment in respect thereof), for each Relevant Period ending on a date which is less than 12 months after that company or business became or, as applicable, ceased to be a part of the Group, the results of that company or, as applicable, attributable to that business will be deemed included with those of the rest of the Group or, as applicable, excluded for the full duration of such Relevant Period as if that company or business had become or, as applicable, ceased to be a part of the Group at the start of the Relevant Period. Such results in respect of an acquired company or business shall be adjusted on a pro forma basis so that they take into account the reasonably identifiable and supportable anticipated full run-rate effect of any synergies and cost savings (as projected by the Company in good faith) realizable or which the Company believes can be obtained during the period of 12 months from the date of the relevant acquisition combining the operations of the acquired company or business with the operations of the Group, and it may be assumed for the purposes of calculating such pro forma increase or decrease to EBITDA that the full run-rate effect of such synergies and net costs savings are and will be fully realizable on the first day of and during the entire Relevant Period (such synergies and cost-savings, “Pro Forma Adjustments”) net of the amount of actual benefits realized prior to or during such period from such actions; provided that the aggregate amount of all Pro Forma Adjustments increasing EBITDA for any Relevant Period, together with the aggregate amount of all Exceptional Items and Pension Items increasing EBITDA for such Relevant Period shall not exceed the greater of (A) SEK 100,000,000 (or its equivalent in other currencies) and (B) 15% of EBITDA for such Relevant Period (measured after to giving effect to such adjustments).

(c) If any financial covenant set out in Clause 23.2 (Financial condition) would be breached on the basis of exchange rates prevailing on the last date of any Relevant Period, but would not be breached on the basis of average exchange rates over that Relevant Period, then such average exchange rates shall apply for that Relevant Period and for any following Relevant Period after such change.

(d) For the purpose of this Clause 23, no item shall be included or excluded more than once in any calculation.

EMEA 142553202	132

23.4 Equity Cure

(a) If, in respect of any Relevant Period (the “First Relevant Period”) or Quarter Date, the Company is in breach of any obligation set out in paragraphs (a) (Tangible Solvency Ratio) and/or (d) (Total Net Leverage Ratio) of Clause 23.2 (Financial condition) (each a “Relevant Financial Covenant”), then the Company may, after the end of such First Relevant Period or Quarter Date and within 10 days of the earlier of (x) the date of delivery of the relevant Compliance Certificate or (y) the date on which the relevant Compliance Certificate was required to be delivered (the “Relevant Financial Covenant Cure Expiration Date”) relating to such First Relevant Period or Quarter Date (as applicable), procure the contribution of the net proceeds in cash by way of New Company Injection(s) to the Company (which shall substantially contemporaneously contribute (directly or indirectly) such net proceeds to the Original Borrower via CEBA) (such net proceeds being a “Relevant Financial Covenant Equity Cure Amount” and such contribution being an “Relevant Financial Covenant Equity Cure”) which, subject to the conditions in paragraph (c) below and provided that (1) the Original Borrower notifies the Agent that the Original Borrower has received the Relevant Financial Covenant Equity Cure Amount and (2) the Original Borrower has received such New Company Injection(s), then such Relevant Financial Covenant Equity Cure Amount shall have the effect that the applicable Relevant Financial Covenant in breach will be calculated giving effect to the following adjustments:

(i) for the purpose of calculating Tangible Solvency Ratio, Equity as at the relevant Quarter Date shall be recalculated assuming that the Equity Cure Amount had been contributed and applied towards an increase in Equity immediately prior to the relevant Quarter Date but not to exceed the amount necessary to cure the relevant breach; and

(ii) for the purpose of calculating Total Net Leverage Ratio, Total Net Debt shall be reduced and recalculated assuming that the Equity Cure Amount had been contributed and applied prior to the relevant Quarter Date but not to exceed the amount necessary to cure the relevant breach, and compliance with paragraphs (a) (Tangible Solvency Ratio) and/or (d) (Total Net Leverage Ratio) of Clause 23.2 (Financial condition) will be determined by reference to the recalculations (or calculations) described above.

(b) If the Company is in breach of any obligation set out in paragraph (c) (Minimum Liquidity) of Clause 23.2 (Financial condition) (the “Liquidity Financial Covenant”, and together with the Relevant Financial Covenants the “Financial Covenants”) then the Company may, after the date of the applicable breach and within 10 days of the earliest of (w) the date the notice of the breach (or prospective breach) is provided under paragraphs (a) or (b) of Clause 22.6 (Information: Miscellaneous), (x) the date on which the notice of the breach (or prospective breach) is required to be provided under paragraphs (a) or (b) of Clause 22.6 (Information: Miscellaneous), (y) the date of delivery of the Liquidity Report pursuant to paragraph (g) of Clause 22.1 (Financial Statements) demonstrating such breach and (z) the date on which the Liquidity Report for the applicable fiscal month in which such breach occurred was required to be delivered pursuant to paragraph (g) of Clause 22.1 (Financial Statements) (the “Liquidity Financial Covenant Cure Expiration Date” and, together with the Relevant Financial Covenant Cure Expiration Date, collectively, the “Cure Expiration Date”), procure the contribution of the net proceeds in cash by way of New Company Injection(s) to the Company (which shall substantially contemporaneously contribute (directly or indirectly) such net proceeds to the Original Borrower via CEBA) (such net proceeds being a “Liquidity Financial Covenant Equity Cure Amount” and,

EMEA 142553202	133

together with the Relevant Financial Covenant Equity Cure Amount, collectively, the “Equity Cure Amount”; such contribution being an “Liquidity Financial Covenant Equity Cure” and, together with the Relevant Financial Covenant Equity Cure, collectively, the “Equity Cure”) which, subject to the conditions in paragraph (c) below and provided that (1) the Original Borrower notifies the Agent that the Original Borrower has received the Liquidity Financial Covenant Equity Cure Amount and (2) the Original Borrower has received such New Company Injection(s), then such Liquidity Financial Covenant Equity Cure Amount shall have the effect that the Liquidity Financial Covenant in breach will be calculated giving effect to the following adjustments: for the purpose of calculating Liquidity, Unrestricted Cash shall be recalculated assuming that the Liquidity Financial Covenant Equity Cure Amount had been contributed and applied towards an increase in Unrestricted Cash immediately prior to the date of breach of the Liquidity Financial Covenant, and compliance with the Liquidity Financial Covenant will be determined by reference to the recalculations (or calculations) described above.

(c) The Equity Cure Amount may only be taken into account to remedy or prevent non-compliance with the relevant Financial Covenants as set out in paragraphs (a) and (b) above if the Company does not make any such election or receive the benefit of an Equity Cure:

(i) more than three times over the life of the Sustainable Facilities;

(ii) more than twice during any consecutive period of four Financial Quarters; or

(iii) in an amount greater than the Equity Cure Amount necessary to cure the relevant Event of Default.

(d) For the avoidance of doubt, any Equity Cure Amount shall not be taken into account for calculating EBITDA for the purposes of any financial covenants set out in Clause 23.2 (Financial condition).

(e) The Equity Cure Amount will only have the effect of remedying the breaches of the Financial Covenants and not the calculation of Margin or otherwise (including with respect to any other basket, usage or other purposes under the Finance Documents).

24. General Undertakings

The undertakings in this Clause 24 remain in force from the 2023 Effective Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1 Authorisations

Each Obligor shall promptly:

(a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b) supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i) enable it to perform its obligations under the Finance Documents to which it is a party; and

(ii) subject to the Legal Reservations and, in the case of the Transaction Security Documents to which it is a party, any applicable Perfection Requirements, ensure the legality, validity, enforceability or admissibility in evidence in its Relevant Jurisdiction of any Finance Document to which it is a party.

EMEA 142553202	134

24.2 Compliance with Laws

Each Obligor shall comply in all material respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

24.3 Negative pledge

In this Clause 24.3, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a) Except as permitted under paragraph (c) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) directly or indirectly create, incur, assume or permit to subsist any Security over or with respect to any property or assets of any kind.

(b) Except as permitted under paragraph (c) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii) sell, transfer or otherwise dispose of any of its receivables on recourse terms, save as permitted by paragraph (o)(ii) of the definition of “Permitted Disposal”;

(iii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv) enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c) Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i) Permitted Security; or

(ii) a Permitted Transaction.

24.4 Disposals

(a) Except as permitted under paragraph (c) below, no Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b) Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i) a Permitted Disposal; or

(ii) a Permitted Transaction.

24.5 Restricted Investments

(a) No Obligor shall (and the Company shall ensure that no other member of the Group will) directly or indirectly make any Investments except for any Permitted Investments.

EMEA 142553202	135

(b) Notwithstanding anything to the contrary herein or in any other Finance Document, (i) all Material Intellectual Property shall be owned by an Obligor and (ii) the aggregate amount of Investments (other than Investments pursuant to paragraphs (ll) and (mm) of the definition of “Permitted Investments”) by Obligors in (i) Subsidiaries that are not Obligors and (ii) assets that are not owned by Obligors (in each case, after giving effect to the relevant Investment) shall not exceed in the aggregate $10,000,000.

24.6 Holding Companies

(a) Neither the Company nor CEBA shall trade, carry on any business, own any assets or incur any liabilities except for any Permitted Holding Company Activity.

(b) The Company and CEBA shall not create, incur, assume or suffer to exist any security on any shares of CEBA or the Borrowers or any member of the Group (other than Transaction Security pursuant to any Finance Document, non-consensual security arising solely by operation of law and security pursuant to documentation relating to other secured Financial Indebtedness permitted to be incurred and secured hereunder on a pari passu basis with, or junior basis to, the Sustainable Facilities).

24.7 Change of Business

The Company shall procure that no substantial change is made to the general nature of the business of the Group (taken as a whole) from that carried on at the 2023 Effective Date.

24.8 Acquisitions

(a) Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i) acquire a company or any shares or a business or undertaking (or, in each case, any interest in any of them); or

(ii) incorporate a company.

(b) Paragraph (a) above does not apply to an acquisition of a company, of shares or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i) a Permitted Investment under paragraphs (l), (nn), (oo) and (pp); or

(ii) a Permitted Transaction.

24.9 Dividends and share redemption

(a) Except as permitted under paragraph (vii) below, the Company shall not:

(i) declare, make or pay any dividend (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii) repay or distribute any dividend;

(iii) pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Company; or

(iv) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b) Paragraph (a) above does not apply to:

(i) a Permitted Payment; or

EMEA 142553202	136

(ii) a Permitted Transaction.

24.10 Financial Indebtedness

(a) Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b) Paragraph (a) above does not apply to Financial Indebtedness which is:

(i) Permitted Financial Indebtedness; or

(ii) a Permitted Transaction.

24.11 Environmental compliance

Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a) comply with all Environmental Law;

(b) obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c) implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

24.12 Anti-corruption law

(a) No Obligor shall (and the Company shall ensure that no other member of the Group will) directly or indirectly use any part of the proceeds of the Sustainable Facilities for any purpose which would breach anti-corruption, anti money-laundering or anti-bribery laws in any jurisdiction.

(b) Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(i) conduct its businesses in compliance with applicable anti-corruption, anti money-laundering or anti-bribery laws; and

(ii) maintain policies and procedures designed to promote and achieve compliance with such laws.

24.13 Sanctions

(a) No Obligor shall (and the Company shall procure that no other member of the Group nor, in relation to paragraphs (ii) below, any of their respective directors, officers or employees will):

(i) request any Utilisation or use, lend, contribute or otherwise make available the proceeds of any Utilisation or any other transaction contemplated by a Finance Document to any person directly or indirectly:

(A) to fund or support any trade, business or other activities of or with any Restricted Party in violation of any applicable Sanctions; or

(B) in any manner that would reasonably be expected to result in any person being in breach of any applicable Sanctions or becoming a Restricted Party; or

EMEA 142553202	137

(ii) use any revenue or benefit derived from any activity or dealing which is in breach of any applicable Sanctions in discharging any obligation due under or in connection with any Finance Document.

(iii) directly or indirectly engage in any activity, transaction or conduct that results or is reasonably likely to result in any party being in breach of any Sanctions or becoming a person subject to Sanctions; or

(iv) directly or indirectly engage in any activity, transaction or conduct that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, in whole or in part, any Sanctions.

(b) Any provision of this Clause 24.13 or Clause 21.15 (Sanctions) shall not apply to or in favour of any person if and to the extent that it would result in a breach, by or in respect of that person, of any applicable Blocking Law.

(c) Each Obligor shall (and the Company shall procure that each other member of the Group will), to the extent permitted by law and promptly upon becoming aware of them, supply to the Agent details of any claim, proceeding, formal notice or formal investigation against it or any other member of the Group with respect to Sanctions.

(d) Each Obligor shall (and the Company shall procure that each other member of the Group will) take all reasonable measures to ensure compliance with Sanctions.

24.14 Pari passu ranking

Subject to the Legal Reservations each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

24.15 Centre of main interests and establishments

Each Obligor shall procure that, its centre of main interest (as that term is used in Article 3(1) of the Regulation and from 26 June 2017, the Recast Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” as that term is used in article 2(10) of the Regulation in any other jurisdiction.

24.16 Access

If an Event of Default has occurred and is continuing, each Obligor (and each Obligor shall procure that each member of the Group) shall permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or the Company to (a) the premises, assets, books, accounts and records of each Obligor and (b) meet and discuss matters with senior management of the Group.

24.17 Intellectual Property

Each Obligor shall (and the Company shall procure that each other member of the Group will):

(a) preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b) use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

EMEA 142553202	138

(c) make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property that is necessary for the business of the relevant Group member in full force and effect and record its interest in that Intellectual Property;

(d) not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e) not discontinue the use of the Intellectual Property that is necessary for the business of the relevant Group member,

where failure to do so, in the case of paragraphs (a), (b) and (c) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

24.18 U.S. Governmental Regulation

Each Obligor shall ensure that it does not have, or could not reasonably be expected to have, any amount of liability, contingent or otherwise, with respect to an “employee benefit plan” (as defined in ERISA) which is subject to Title IV of ERISA or Section 412 of the Code, which is reasonably likely to have a Material Adverse Effect.

24.19 Junior Debt

(a) No Obligor shall make (and the Company shall procure that no member of the Group shall make) any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Financial Indebtedness that is secured by the Charged Property on a junior basis to the Sustainable Facilities (“Junior Lien Financing”) or any Subordinated Indebtedness (together, “Junior Financing”), in each case other than a Permitted Payment or as expressly permitted by the Intercreditor Agreement and Clause 24.26 (PIPE Financing Payments), and provided that the redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of the Company in exchange for, or out of the cash proceeds of the issuance or sale of, Equity Interests of the Company or contributions to the equity capital of the Company (other than Excluded Equity) shall be permitted.

(b) No Obligor shall incur (and the Company shall procure that no member of the Group shall incur) any Junior Lien Financing.

24.20 Limitation on Security over real property

The Obligors shall not, nor shall they permit any other member of the Group to, directly or indirectly, create, incur, assume, suffer or permit to exist any Security over any real property of the Group (other than Transaction Security).

24.21 Material Intellectual Property

(a) The Obligors shall not, nor shall they permit any other member of the Group to, directly or indirectly create, incur, assume or suffer to exist any Security on Material Intellectual Property securing (i) Financial Indebtedness in respect of borrowed money, (ii) Financial Indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement obligations in respect thereof) or (iii) any guarantee of the foregoing, in each case unless (A) such Security (and the underlying Financial Indebtedness such Security secures) is Permitted Financial Indebtedness and Permitted Security) and (B) the Company provides, or causes the applicable member of the Group to provide, subject,

EMEA 142553202	139

solely with respect to Obligors not organized in the United States or assets not located in the United States, to the Agreed Security and Guarantee Principles, that the Sustainable Facilities are secured equally and ratably by Security on such Material Intellectual Property; provided that (1) the foregoing obligation will not apply with respect to (x) any Security on Material Intellectual Property securing Financial Indebtedness that existed at the time the Group acquired such Material Intellectual Property and that includes a restriction on the rateable and equal securing of the Sustainable Facilities, provided, however, that such Security is not created or incurred in connection with, or in contemplation of, such acquisition and (y) any Security on Material Intellectual Property arising automatically by operation of law and (2) in no event shall this Clause 24.21 permit the incurrence of Financial Indebtedness, or Security on Material Intellectual Property securing Financial Indebtedness, unless such Financial Indebtedness is Permitted Financial Indebtedness and such Security is permitted to be secured on an equal and ratable basis to the Security securing the Sustainable Facilities under Permitted Security. Any Security created for the benefit of the Secured Parties pursuant to the preceding sentence shall provide by its terms that such Security shall be automatically and unconditionally be released and discharged upon the release and discharge of the applicable Security on Material Intellectual Property that gave rise to the obligation to so secure the Sustainable Facilities by Security over such Material Intellectual Property.

(b) Notwithstanding anything in this Agreement to the contrary, the Company will cause all Material Intellectual Property existing as of the 2023 Effective Date or generated or acquired after the 2023 Effective Date to be owned by Obligors and shall not Dispose of any Material Intellectual Property to any member of the Group that is not an Obligor; provided that an Obligor may grant a non-exclusive license of Material Intellectual Property to a member of the Group that is not an Obligor to permit such member of the Group that is not an Obligor to use such Material Intellectual Property in the ordinary course of business.

24.22 Anti-Cash Hoarding

(a) No Borrower shall borrow under the Sustainable Facilities (other than for letters of credit) if after giving effect to such borrowing the Group would have greater than $50,000,000 in cash and Cash Equivalent Investments at such time.

(b) If at any time the Group has cash and Cash Equivalent Investments in excess of $50,000,000 and there are Loans outstanding, the Original Borrower shall promptly repay outstanding Loans in an amount equal to the lesser of (x) the amount of outstanding Loans or (y) the amount of such excess cash and Cash Equivalent Investments in excess of $50,000,000.

24.23 Draw-Stop

At any time that Four Quarter Consolidated EBITDA is not greater than zero, the Original Borrower shall ensure that at least $50,000,000 of Available Commitments remain undrawn.

24.24 Fundamental Changes

The Obligors shall not, nor shall they permit any other member of the Group to, directly or indirectly merge, dissolve, liquidate, amalgamate, consolidate with or into another person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favour of any person, except that (other than in the case of paragraph (c) below), so long as no Event of Default would result therefrom:

EMEA 142553202	140

(a) any member of the Group (other than the Company, CEBA or any Borrower) may merge, amalgamate or consolidate with (i) a Borrower (including by a merger), provided that such Borrower shall be the continuing or surviving person or (ii) any one or more other members of the Group (other than the Company, CEBA or a Borrower), provided that (A) the continuing or surviving person shall have complied with the requirements of Clause 24.27 (Guarantors and Transaction Security) (and if such Subsidiary is a Guarantor, the continuing or surviving person shall be a Guarantor) and (B) such merger, amalgamation or consolidation shall be deemed to constitute an Investment and must be a Permitted Investment, and (to the extent constituting a Disposition) must be a Permitted Disposal or a Permitted Transaction;

(b) (i) any member of the Group that is not an Obligor may merge, amalgamate or consolidate with or into any other member of the Group that is not an Obligor and (ii) any member of the Group (other than the Company, CEBA or the Original Borrower) may liquidate or dissolve, and any Borrower (other than the Original Borrower) or any member of the Group (other than the Company, CEBA or the Original Borrower) may (if the validity, perfection and priority of the Security securing the Sustainable Facilities is not adversely affected thereby) change its legal form if such Borrower or member of the Group determines in good faith that such action is in the best interest of such Borrower or member of the Group and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a member of the Group that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another member of the Group that is a Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Agent together with the Majority Lenders unless such Disposition of assets otherwise is permitted hereunder; and in the case of any change in legal form, a member of the Group that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any member of the Group (other than the Company, CEBA or any Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Term Loan B Borrowers or to any member of the Group (other than the Company or CEBA), provided that such Disposition shall be deemed to constitute an Investment and must be a Permitted Investment, provided that such Disposition is a Permitted Disposal;

(d) any member of the Group (other than the Company, CEBA or any Borrower) may merge, amalgamate or consolidate with, or dissolve into, any other person in order to effect any Permitted Investment, provided that (i) the continuing or surviving person shall, to the extent subject to the terms hereof, have complied with the requirements of Clause 24.27 (Guarantors and Transaction Security) (and if such Subsidiary is a Guarantor, the continuing or surviving person shall be a Guarantor), (ii) such Investment must be a Permitted Investment, (iii) (to the extent constituting a Disposition) such the Disposition must be a Permitted Disposal and (iv) in any merger, amalgamation or consolidation with Company, the Company shall be the continuing or surviving person; and

(e) any member of the Group (other than the Company, CEBA or any Borrower) may merge, dissolve, liquidate, amalgamate, consolidate with or into another person in order to effect a Permitted Disposal.

24.25 Transactions with Affiliates

(a) The Obligors shall not, nor shall they permit any other member of the Group to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or

EMEA 142553202	141

make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company, the Term Loan B Borrowers, or any member of the Group (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $1,000,000, unless such Affiliate Transaction is on terms that are not materially less favourable to Company, the relevant Borrowers or the relevant member of the Group than those that could have been obtained in a comparable transaction by the Company, the relevant Borrowers or such member of the Group with an unrelated person on an arm’s length basis as determined by a majority of the disinterested members of the board of directors (or equivalent governing body) of the Original Borrower.

(b) The provisions of this Clause shall not apply to the following:

(i) (a) transactions between or among the Obligors and/or any member of the Group (or an entity that becomes a member of the Group as a result of such transaction) and (b) any merger, amalgamation or consolidation of the Term Loan B Borrowers, provided that such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(ii) Permitted Payments and Permitted Investments;

(iii) transactions in which the Term Loan B Borrowers or any member of the Group, as the case may be, delivers to the Agent a letter from an independent financial advisor stating that such transaction is fair to such Borrower or such member of the Group from a financial point of view or meets the requirements of this Clause;

(iv) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(v) any agreement or arrangement as in effect as of the 2023 Effective Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not materially disadvantageous (as determined in good faith by the senior management of the Original Borrower) to the Lenders when taken as a whole as compared to the original agreement or arrangement as in effect on the 2023 Effective Date) or any transaction or payments contemplated thereby;

(vi) customary management incentive payments in the ordinary course of business;

(vii) the existence of, or the performance by the Term Loan B Borrowers or any member of the Group of their obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the 2023 Effective Date;

(viii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Term Loan B Borrowers and the Group or are on terms at least as favourable as might reasonably have been obtained at such time from an unaffiliated party (as determined in good faith by the senior management of the Original Borrower);

(ix) [reserved];

EMEA 142553202	142

(x) the sale, issuance or transfer of Equity Interest (other than Disqualified Stock) of a Borrower or any member of the Group;

(xi) [reserved];

(xii) any contribution to the capital of a Borrower or any member of the Group (other than Disqualified Stock) or any investments by a direct or indirect parent of a Borrower in Equity Interests (other than Disqualified Stock) of a Borrower or any member of the Group (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of a Borrower in connection therewith);

(xiii) [reserved];

(xiv) transactions between the Term Loan B Borrowers or any member of the Group and any person that would constitute an Affiliate Transaction solely because such person is a director or such person has a director which is also a director of the Term Loan B Borrowers or any direct or indirect parent of the Term Loan B Borrowers, provided, however, that such director abstains from voting as a director of such Term Loan B Borrower or such direct or indirect parent of the Term Loan B Borrowers, as the case may be, on any matter involving such other person;

(xv) the entering into of any tax sharing agreement or arrangement and any payments pursuant thereto, in each case, to the extent permitted under Permitted Payments;

(xvi) transactions to effect the Sustainable Facilities, the Term Loan B Facility and the PIPE Financing and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Sustainable Facilities, the Term Loan B Facility and the PIPE Financing;

(xvii) [reserved];

(xviii) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the board of directors of the Term Loan B Borrowers or of a member of the Group, as appropriate, in good faith;

(xix) (i) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Term Loan B Borrowers or any member of the Group with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Term Loan B Borrowers or any member of the Group (or of any direct or indirect parent of such Term Loan B Borrower to the extent such agreements or arrangements are in respect of services performed for such Term Loan B Borrower or any member of the Group), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Term Loan B Borrower or any member of the Group or of any direct or indirect parent of such Borrower and (iii) any payment of customary fees and reasonable out-of-pocket costs, compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers future, present or former officers, directors,

EMEA 142553202	143

employees, managers, consultants and independent contractors of the Term Loan B Borrowers or any member of the Group or any direct or indirect parent of such Borrower (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the board of directors of the Term Loan B Borrowers or of a member of the Group or a direct or indirect parent of the Term Loan B Borrowers, as appropriate;

(xx) investments by Affiliates of the Company in Financial Indebtedness or Equity Interests of the Company, any Borrower or any member of the Group;

(xxi) the existence of, or the performance by the Term Loan B Borrowers or any member of the Group of their obligations under the terms of, any registration rights agreement to which they are a party or become a party in the future;

(xxii) investments by a direct or indirect parent of the Term Loan B Borrowers in securities of the Term Loan B Borrowers or any member of the Group (and payment of reasonable out-of-pocket expenses incurred by any direct or indirect parent of such Term Loan B Borrower in connection therewith);

(xxiii) transactions with Joint Ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xxiv) [reserved];

(xxv) (i) intellectual property licenses and (ii) intercompany intellectual property licenses and research and development agreements in the ordinary course of business;

(xxvi) Permitted Financial Indebtedness (to the extent such transaction complies with paragraph (a) above) or transactions permitted by Clause 24.24 (Fundamental Changes);

(xxvii) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Term Loan B Borrowers and Group and not for the purpose of circumventing any covenant set forth herein, provided that immediately after giving effect thereto, the security interest of the Security Agent for the benefit of the Secured Parties in the Transaction Security and the value of any guarantee and indemnity granted under Clause 20 (Guarantee and indemnity) by the Guarantors, taken as a whole, are not materially impaired;

(xxviii) in respect of securities or loans of the Company or any member of the Group permitted under this Clause or that were acquired from persons other than the Company and any member of the Group, in each case, in accordance with the terms of such securities or loans;

(xxix) payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by the Company and any member of the Group in such Joint Venture) and non-wholly owned Subsidiaries in the ordinary course of business to the extent otherwise permitted as Permitted Investment;

(xxx) [reserved];

EMEA 142553202	144

(xxxi) payments or loans (or cancellation of loans) or advances, to the extent it is legally permissible, to employees, officers, directors, members of management or consultants (or the estates, executors, administrators, heirs, family members, legatees, distributes, spouse, former spouse, domestic partner or former domestic partner or any of the foregoing) of the Company, any direct or indirect parent companies or any of its Subsidiaries;

(xxxii) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business; and

(xxxiii) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors of the Company in good faith.

24.26 PIPE Financing Payments

The Obligors shall not, and shall not permit any other member of the Group to, directly or indirectly make any payment of principal, interest, fees, premium or other amounts on, or redeem, repurchase, defease or otherwise acquire or retire for value or make any payment in respect of the PIPE Financing, provided that, for the avoidance of doubt, the foregoing does not prohibit the accrual of capitalized or “paid-in-kind” interest on the PIPE Financing.

24.27 Guarantors and Transaction Security

(a) Subject to the Agreed Security and Guarantee Principles, the Perfection Exceptions and this Clause 24.27, the Company and the Obligors shall ensure that (x) on the 2023 Effective Date and (y) on each date of the delivery of each Annual Report (commencing with the Annual Report for the Financial Year ending on 31 December 2023):

(i) each Material Company; and

(ii) each member of the Group as is necessary to ensure that the aggregate revenue of the Guarantors and the aggregate assets of the Guarantors (in each case calculated on an unconsolidated basis and excluding all goodwill, intra-group items and investments in Subsidiaries of any member of the Group) represent not less than ninety (90) per cent. of consolidated revenue and ninety (90) per cent. of consolidated gross assets, respectively, of the Group (the “Guarantor Coverage Test”), accedes to this Agreement as an Additional Guarantor, accedes to the Intercreditor Agreement and, if and to the extent required by, and in accordance with, the Agreed Security and Guarantee Principles and the Perfection Exceptions, provide Transaction Security.

(b) For the purpose of paragraph (a)(ii) above:

(i) compliance shall be determined by reference to the latest audited financial statements of the relevant members of the Group (consolidated in the case of a member of the Group which itself has Subsidiaries) and the latest Annual Report (however, if a Subsidiary has been acquired since the date as at which the latest Annual Report was prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary);

(ii) any member of the Group having negative revenue or assets shall be deemed to have zero revenue or assets; and

EMEA 142553202	145

(iii) any member of the Group which cannot, or is not, required to become a Guarantor under the Agreed Security and Guarantee Principles will be excluded from both the numerator and the denominator in the calculations.

(c) Notwithstanding paragraph (a) above:

(i) any member of the Group incorporated in Germany, Hong Kong, the Netherlands and Singapore which would, by operation of paragraph (a) above, be required to be a Guarantor as of the 2023 Effective Date shall instead, subject to the Agreed Security and Guarantee Principles and the Perfection Exceptions, be required to accede as an Additional Guarantor, and provide Transaction Security required to be provided by it and in respect of the shares of such member of the Group, within thirty (30) days of the 2023 Effective Date; and

(ii) if on the relevant test date on which each Annual Report is provided, paragraph (a) above is not complied with, within thirty (30) days of such test date, each Material Company and each other members of the Group shall accede as Additional Guarantors to ensure that the Guarantor Coverage Test is satisfied (calculated as if such Additional Guarantors had been Guarantors for the purposes of the relevant test date and provided that, if the Guarantor Coverage Test is satisfied within such time period, no Default, Event of Default or other breach of the Finance Documents shall arise in respect thereof).

(d) The Company shall procure that each of the following members of the Group accedes as an Additional Guarantor within thirty (30) days of the 2023 Effective Date (or such later date as the Majority Lenders may agree in their reasonable discretion):

(i) Oatly Germany GmbH;

(ii) Oatly Pte Ltd;

(iii) Oatly APAC Pte Ltd;

(iv) Oatly Singapore Operations & Supply Pte Ltd;

(v) Oatly Netherlands BV;

(vi) Oatly Netherlands Operations & Supply BV; and

(vii) Oatly Hong Kong Holding Limited.

(e) Notwithstanding the foregoing, subject to the Agreed Security and Guarantee Principles, at all times beginning thirty (30) days following the 2023 Effective Date (or if later within thirty (30) days following their acquisition or incorporation by the Group) all Subsidiaries of the Company organised or incorporated in Sweden, the Netherlands, Germany, Hong Kong and Singapore (in each case, other than any Subsidiary formed or acquired after the 2023 Effective Date that is a bona fide joint venture with a third party not affiliated with the Original Borrower) shall be Guarantors.

(f) Notwithstanding anything to the contrary in the Finance Documents, no member of the Group incorporated in PRC shall be required to accede as an Additional Guarantor.

(g) Any member of the Group which is required to accede as an Additional Guarantor within thirty (30) days of the 2023 Effective Date or thirty (30) days of the delivery of any Annual Report (as applicable) shall be deemed to constitute a Guarantor for the purposes of the Finance Documents during such period.

EMEA 142553202	146

(h) Subject to the Agreed Security and Guarantee Principles and the Perfection Exceptions, the Company and the Borrowers shall procure that each Obligor, within one hundred and twenty (120) days after the acquisition (or date the applicable real property becomes Material Real Property) thereof (or such longer period as the Majority Lenders may agree in their reasonable discretion):

(i) grants to the Security Agent Mortgages on such Material Real Property of such Obligor that are acquired (or which become Material Real Property) after the 2023 Effective Date;

(ii) with respect to such Material Real Property (other than Excluded Property), unless otherwise waived by the Majority Lenders, delivers to the Security Agent:

(A) counterparts of each Mortgage to be entered into with respect to each such Material Real Property duly executed and delivered by the record owner of such Material Real Property and suitable for recording or filing in all filing or recording offices that the Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Transaction Security subject to no other Security except Permitted Security, at the time of recordation thereof;

(B) fully paid American Land Title Association Lender’s title insurance policies or a marked up unconditional binder for such insurance (the “Mortgage Policies”), including copies of all documents referred to therein, in form and substance reasonably requested by the Agent, with endorsements reasonably requested by the Agent; provided such endorsements are available in the applicable jurisdictions at commercially reasonable rates; and provided further that in jurisdictions in which zoning endorsements are not available at commercially reasonable rates, the Agent shall accept zoning letters or zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such Mortgage Policies in amounts reasonably acceptable to the Agent (not to exceed the Fair Market Value of the underlying real property covered thereby and subject to any tie-in coverage available), issued by a nationally recognized title insurance company reasonably acceptable to the Agent;

(C) surveys, ExpressMaps, Zip Maps, other aerial surveys or similar products in form sufficiently acceptable to the title insurer in order to issue the Mortgage Policies addressed to the Security Agent, deliver the endorsements referenced above to such Mortgage Policies and remove the standard survey exceptions from the Mortgage Policies as reasonably requested by the Agent;

(D) Phase I environmental site assessment reports if and to the extent already in existence and in the possession of the Borrowers;

(E) (i) customary opinions of local counsel to the Obligors in jurisdictions where the real property subject to a Mortgage is located, with respect to the enforceability of such Mortgage, in form and substance reasonably satisfactory to the Agent and (ii) customary opinions of counsel to the Obligors with respect to the due authorization, execution and delivery of the Mortgage only to the extent such opinions can be provided by the same local counsel issuing the opinions referred to in limb (i) of this sub-paragraph (E);

EMEA 142553202	147

(F) a “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination showing whether any improvements located on the real property subject to a Mortgage are located in a “special flood hazard area” as designated by the Federal Emergency Management Agency or any successor agency; and

(G) evidence regarding recording and payment of fees, insurance premiums and taxes as the Agent may reasonably request.

(i) If any asset (other than real property) that has an individual fair market value (as determined in good faith by the Company) in an amount greater than $1,000,000 is acquired by any Obligor after the 2023 Effective Date or owned by an entity at the time it becomes a Guarantor (in each case other than (x) assets constituting Charged Property under a Transaction Security Document that become subject to the Security of such Transaction Security Document upon acquisition thereof and (y) assets constituting Excluded Property), the Company or the relevant Obligor will (A) notify the Security Agent of such acquisition or ownership by the end of the fiscal month in which such acquisition or ownership occurs and (B) reasonably promptly thereafter cause such asset to be subjected to Transaction Security (subject to any Permitted Security), and take, and cause the Obligors to take, such actions as shall be reasonably requested by the Security Agent to grant and perfect such Security, including actions described in Clause 24.28 (Further assurance), all at the expense of the Obligors,

(j) If any additional direct or indirect Subsidiary of any Term Loan B Borrower is formed or acquired after the 2023 Effective Date (including, without limitation, pursuant to a Delaware LLC Division) (with any Excluded Subsidiary ceasing to be an Excluded Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Material Company, the Company and the Borrowers shall, subject to the Agreed Security and Guarantee Principles and Perfection Exceptions, promptly after the date such Subsidiary is formed or acquired notify the Security Agent thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Majority Lenders may agree in their reasonable discretion) procure that such Subsidiary accedes as an Additional Guarantor.

(k) The Obligors shall furnish to the Security Agent prompt written notice of any change (A) in any Obligior’s corporate or organization name, (B) in any Obligor’s identity or organizational structure, (C) in any Obligor’s organizational identification number, (D) in any Obligor’s jurisdiction of organization or (E) in the location of the chief executive office of any Obligor that is not a registered organization; provided, that, subject to the Agreed Security and Guarantee Principles, the Borrowers shall not effect or permit any such change unless all filings, to the extent applicable and required, have been made under the Uniform Commercial Code or its equivalent that are required in order for the Security Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Transaction Security in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(l) The Obligors shall, within 30 days after the Company’s notice to the Agent of its intention to designate any wholly owned Subsidiary as a Guarantor (or such longer period as the Agent may agree in its reasonable discretion), (A) cause each such Subsidiary to duly execute and deliver to the Agent an Accession Deed and appropriate Transaction Security Documents (or amendments, supplements or joinders to appropriate Transaction Security Documents) and a debtor accession deed to the Intercreditor Agreement and (B) to the extent required by the applicable Transaction Security Documents (if not already so delivered) deliver certificates (or the foreign equivalent thereof, as applicable) representing the pledged Equity Interests of each Obligor held by the applicable Obligor accompanied by undated stock powers or other

EMEA 142553202	148

appropriate instruments of transfer executed in blank; provided that any Excluded Property shall not be required to be pledged as Transaction Security.

(m) The Obligors shall ensure that, except as otherwise contemplated by this Agreement or any Transaction Security Document, all documents and instruments, including Uniform Commercial Code financing statements (or similar financing statements in other jurisdictions) (except for separate fixture filings which shall only be required to be filed to the extent the applicable Mortgage cannot serve as a fixture filing under applicable law in the applicable jurisdiction), and filings with the United States Copyright Office and the United States Patent and Trademark Office or such similar office in any other Material Jurisdiction, and all other actions requested by the Security Agent or the Majority Lenders (including those required by applicable requirements of law) to be delivered, filed, registered or recorded to create the Transactino Security intended to be created by the Transaction Security Documents (in each case, including any supplements thereto) and perfect such Transaction Security to the extent required by, and with the priority required by, the Transaction Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Security Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Transaction Security Document.

(n) Subject to the Agreed Security and Guarantee Principles and the Perfection Exceptions, within (i) forty-five (45) days with respect to any Material Intellectual Property registered in the United States of America and (ii) ninety (90) days with respect to any Material Intellectual Property registered in a Material Jurisdiction (other than the United States of America) (or the World Intellectual Property Organization or the European Union Intellectual Property Office), in each case, after the 2023 Effective Date (in each case, or such longer period as Majority Lenders may agree in its reasonable discretion), the Obligors shall execute, deliver and file intellectual property security agreements in the applicable Material Jurisdictions (or the World Intellectual Property Organization or the European Union Intellectual Property Office) all at the expense of the Obligors in order to provide the Security Agent with a first priority perfected security interest in such Material Intellectual Property in such jurisdiction.

(o) Each Obligor shall cause the Transaction Security on Material Intellectual Property securing the Sustainable Facilities to at all times constitute a first priority perfected Security.

(p) The Company shall procure that all Bank Accounts of the Obligors (other than bank accounts that constitute Exempt Accounts) shall be subject to first priority perfected Transaction Security in favor of the Security Agent in accordance with, and subject to, Clause 24.29 (Cash management); it being understood and agreed that security interests over Bank Accounts located outside of the United States and the Netherlands shall be subject to the Agreed Security and Guarantee Principles.

(q) The requirements set out in this Clause 24.27 and the other provisions of the Finance Documents with respect to Transaction Security need not be satisfied with respect to any Excluded Property.

(r) The Borrowers shall ensure that (i) each member of the Group which is a guarantor of the Term Loan B Facility is also a Guarantor hereunder substantially concurrently with becoming a guarantor under the Term Loan B Facility; provided that, notwithstanding anything to the contrary in this Agreement or any Finance Document, no Excluded Tax Subsidiary shall be required to guarantee the obligations of Oatly Inc. and (ii) the Borrowers shall ensure that any Security securing the Term Loan B Facility shall also be Transaction Security under this Agreement and the other Finance Documents securing the liabilities hereunder substantially concurrently with becoming Security

EMEA 142553202	149

under the Term Loan B Facility; provided that, notwithstanding anything to the contrary in this Agreement or any Finance Document, no assets of an Excluded Tax Subsidiary shall be pledged to secure the obligations of Oatly Inc.

24.28 Further assurance

(a) Subject to the Agreed Security and Guarantee Principles and the Perfection Exceptions, each Obligor shall (and the Company shall procure that each other member of the Group will) promptly do all such acts (including, without limitation, (i) notifying the Security Agent within ten (10) Business Days of opening any Material Bank Account to the extent such Obligor has not executed a Transaction Security Document in respect of such Material Bank Account and (ii) to the extent the relevant Obligor has not executed such a Transaction Security Document in respect of such Material Bank Account, such Obligor shall within ten (10) Business Days of such notification execute a Transaction Security Document in respect of such Material Bank Account) or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify having regard to the rights and restrictions in the Finance Documents (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i) to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii) to confer on the Security Agent, or confer on the Finance Parties, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents;

(iii) to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security; and/or

(iv) to provide to the Security Agent, from time to time upon reasonable request by the Security Agent, evidence reasonably satisfactory to the Security Agent and the Lenders as to (A) the perfection and priority of the Transaction Security created or intended to be created by the Transaction Security Documents, and/or (B) compliance with the requirements of Clause 24.27 (Guarantors and Transaction Security).

(b) Subject to the Agreed Security and Guarantee Principles and the Perfection Exceptions, each Obligor shall (and the Company shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents, including (without limitation) the Perfection Requirements, as soon as reasonably practicable and, in any event, within the timeframe permitted under the applicable law.

24.29 Cash management

(a) From and after the date that is 30 days after the 2023 Effective Date (or such later date as the Majority Lenders may approve), the Obligors shall (and shall procure that the other members of the Group shall) maintain at all times all cash and Cash Equivalent Investments at Bank Accounts located in the United States or the Netherlands and

EMEA 142553202	150

maintained with depository banks that are Lenders or are otherwise reasonably satisfactory to the Majority Lenders, and the Obligors shall cause such Bank Accounts to satisfy the following requirements (such Bank Accounts being “Secured Bank Accounts”):

(i) all such Bank Accounts shall be subject to first priority perfected Transaction Security in favor of the Security Agent;

(ii) in the case of each Bank Account that is located in the United States, such Bank Account shall be subject to a Control Agreement;

(iii) in the case of each Bank Account that is located in the Netherlands, the depository bank at which such Bank Account is maintained shall have (A) acknowledged and consented to the Transaction Security granted over such Bank Account pursuant to the applicable Transaction Security Document and (ii) agreed that, upon delivery by the Security Agent to such depository bank of a notice of exclusive control (or similar notice), the depository bank shall take instruction solely from the Security Agent with respect to such Bank Account and shall disregard any instruction given by any Obligor in respect of such Bank Account; and

(iv) all such Bank Accounts shall be opened and maintained in the name of a Borrower.

(b) Notwithstanding anything in this Clause 24.29 to the contrary, the covenants set forth in paragraph (a) above shall not apply to:

(i) an aggregate amount of cash and/or Cash Equivalent Investments at any time not exceeding $30,000,000 (or the foreign equivalent thereof); provided that such amount of cash and/or Cash Equivalent Investments pursuant to this paragraph (b) shall be maintained at all times in (i) Daily Sweep Accounts, (ii) De Minimis Accounts, (iii) Excluded Accounts and/or (iv) any Bank Account, in each case maintained for operational purposes of the Original Borrower and its Subsidiaries in the ordinary course of business ((i) to (iv) together the “Exempt Accounts”); and

(ii) subject to paragraph (c) below, cash and Cash Equivalents held by Subsidiaries incorporated in PRC.

(c) The Borrowers shall ensure that the aggregate amount of cash and/or Cash Equivalent Investments at any time maintained in Bank Accounts in the PRC shall not exceed the sum of (i) [***]and (ii) an amount equal to the sum of trapped cash held by Subsidiaries incorporated in PRC to be applied towards [***].

(d) From and after 30 June 2024, at the Original Borrower’s request (which shall be no more frequently than once every six (6) months), the Majority Lenders hereby agree to consider and negotiate in good faith an increase to the dollar cap specified in this paragraph (b) and Clause 25.15 (Secured Bank Accounts) to an amount that the Majority Lenders determine in their sole and absolute discretion reflects the business and profitability growth of the Original Borrower and its Subsidiaries since the 2023 Effective Date and its operational needs at such time.

25. Events of Default

Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.16 (Acceleration) and Clause 25.17 (Clean-Up Period)).

EMEA 142553202	151

25.1 Non-Payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a) its failure to pay is caused by:

(i) administrative or technical error; or

(ii) a Disruption Event; and

(b) payment is made within:

(i) (in the case of paragraph (a)(i) above) five Business Days of its due date; or

(ii) (in the case of paragraph (a)(ii) above) seven Business Days of its due date.

25.2 Financial Covenants

Subject to Clause 23.4 (Equity Cure), any requirement of Clause 23 (Financial Covenants) is not satisfied.

25.3 Other Obligations

(a) An Obligor does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 25.1 (Non-Payment) and Clause 23 (Financial Covenants)).

(b) No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and (x) other than where sub-paragraph (y) below applies, is remedied within 20 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply and (y) with respect to Clause 24.29 (Cash management), is remedied or waived within five (5) Business Days of the occurrence thereof.

25.4 Misrepresentation

(a) Any representation or statement made or deemed to be made by an Obligor in the Finance Documents to which it is a party or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b) No Event of Default under paragraph (a) above will occur if the misrepresentation is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Company or relevant Obligor and (ii) the Company or an Obligor becoming aware of such misrepresentation.

25.5 Cross Default

(a) Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b) Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c) Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

EMEA 142553202	152

(d) Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e) No Event of Default will occur under this Clause 25.5 if:

(i) the relevant Financial Indebtedness constitutes intra-Group loans or a shareholder debt from a shareholder of the Company to the Company (provided it is subordinated to the Sustainable Facilities under the Intercreditor Agreement as Subordinated Liabilities (as defined in the Intercreditor Agreement) or otherwise on terms satisfactory to the Lenders or otherwise to the satisfaction of the Lenders) (but for the avoidance of doubt, not including the PIPE Financing); or

(ii) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $25,000,000 provided that this threshold shall not apply to Financial Indebtedness or commitment for Financial Indebtedness under the Term Loan B Credit Agreement, any Incremental Equivalent Debt, any other term debt ranking pari passu with the Sustainable Facilities (including the EIF Backed Facility Agreement and replacement thereto) and the PIPE Financing.

25.6 Insolvency

(a) Any member of the Group:

(i) is unable or admits inability to pay its debts as they fall due (for a German Member of the Group in accordance with section 17 of the German Insolvency Code (Insolvenzordnung)), in each case other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets;

(ii) suspends making payments on any of its debts; or

(iii) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b) The board of directors of any member of the Group incorporated in Sweden is under a statutory obligation to liquidate that member of the Group due to capital deficiency (Sw. kapitalbrist).

(c) A member of the Group incorporated in Sweden is required to prepare a special balance sheet (Sw. kontrollbalansräkning).

(d) A German Member of the Group is over-indebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung).

(e) A moratorium is declared in respect of any indebtedness of any member of the Group.

25.7 Insolvency Proceedings

(a) Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group, other than a solvent liquidation or reorganisation of any member of the Group other than an Obligor;

EMEA 142553202	153

(ii) a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii) the appointment of a liquidator (other than in respect of a solvent liquidation of any member of the Group other than an Obligor (save to the extent permitted by this Agreement)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets (other than as a result of any measure permitted under the Finance Documents); or

(iv) enforcement of any Security over any assets of any member of the Group having an aggregate value of $25,000,000,

or any analogous procedure or step is taken in any jurisdiction.

(b) This Clause 25.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement.

25.8 Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any member of the Group having an aggregate value of $25,000,000 and is not discharged within 21 days.

25.9 Ownership of the Obligors

After the 2023 Effective Date, an Obligor (other than the Company) ceases to be a wholly owned direct or indirect Subsidiary of the Company.

25.10 Unlawfulness and invalidity

(a) It is or becomes unlawful for an Obligor or any other member of the Group that is a party to the Intercreditor Agreement to perform any of its obligations under the Finance Documents to which it is a party or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.

(b) Any obligation or obligations of any Obligor under any Finance Documents or any other member of the Group under the Intercreditor Agreement are not (subject to the Legal Reservations and, in the case of the Transaction Security Documents, any applicable Perfection Requirements) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c) Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

(d) No Event of Default will occur under paragraph (a) above if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the relevant party and (ii) the relevant party becoming aware of the failure to comply.

25.11 Intercreditor Agreement

Any party to the Intercreditor Agreement (other than a Finance Party) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement or a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any

EMEA 142553202	154

material respect, and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 30 days of the earlier of (i) the Agent giving notice to the relevant party and (ii) the relevant party becoming aware of the failure to comply.

25.12 Repudiation and rescission of agreements

(a) An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document to which it is a party or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security, in each case, to which it is a party, which individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(b) Any party (other than a Finance Party) to the Intercreditor Agreement rescinds or purports to rescind or repudiates or purports to repudiate the Intercreditor Agreement in whole or in part which individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

25.13 Transaction Security

Any Transaction Security Document is not in full force and effect or does not create in favour of the Security Agent for the benefit of the Secured Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

25.14 Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started, or any judgment or order of a court, arbitral body or agency is made, in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which is reasonably likely to be adversely determined and, if so determined, which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

25.15 Secured Bank Accounts

The aggregate amount of cash and/or Cash Equivalents of the Obligors and their respective Subsidiaries not maintained in Secured Bank Accounts (other than cash and Cash Equivalents held by Subsidiaries of the Original Borrower incorporated in PRC) at any time from and after the date that is 30 days after the 2023 Effective Date exceeds $35,000,000, unless:

(a) the failure to comply is capable of remedy; and

(b) if:

(i) the failure to comply is caused by the occurrence of a Disruption Event or by technical issues attributable to the relevant account bank(s), the failure to comply is remedied within three (3) Business Days; or

(ii) the failure to comply is caused by an incoming payment from any third party which is not a member of the Group, the failure to comply is remedied within one (1) Business Day.

EMEA 142553202	155

25.16 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a) cancel the Available Commitment of each Lender whereupon each such Available Commitment shall immediately be cancelled and the Sustainable Revolving Facility shall immediately cease to be available for further utilisation;

(b) declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c) declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d) declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(e) declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(f) exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents,

provided, however, that:

(i) upon the occurrence of any Event of Default described in Clause 25.6 (Insolvency) or Clause 25.7 (Insolvency Proceedings) with respect to an Obligor organized in the United States, the obligation of each Lender to make Loans (and its Available Commitments) and each Ancillary Lender’s Ancillary Commitments shall automatically terminate, the unpaid principal amount of all outstanding Loans and Ancillary Outstandings and all interest and other amounts as shall automatically become due and payable, in each case without further act of the Agent or any Lender or Ancillary Lender; and

(ii) upon (i) the occurrence of any Event of Default described in Clause 25.6 (Insolvency) or Clause 25.7 (Insolvency Proceedings) with respect to a Borrower or (ii) the commencement of any enforcement of any Transaction Security in accordance with the terms of the Intercreditor Agreement, the obligation of each Lender to make Loans (and its Available Commitments) and each Ancillary Lender’s Ancillary Commitments shall automatically terminate, in each case without further act of the Agent or any Lender or Ancillary Lender.

25.17 Clean-Up Period

Notwithstanding any other provision of any Finance Document:

(a) any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b) any Event of Default constituting a Clean-Up Default,

which occurs during a Clean-Up Period will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

EMEA 142553202	156

(i) it would have been (if it were not for this Clause 25.17) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to the company (or any of its Subsidiaries) or the business or undertaking which is the subject of the relevant acquisition (or any obligation to procure or ensure in relation to that company, Subsidiary, business or undertaking);

(ii) it is capable of remedy on or before the end of the Clean-Up Period and reasonable steps are being taken to remedy it;

(iii) the circumstances giving rise to it have not been procured by or approved by the Company or any Obligor that was an Obligor immediately prior to the relevant acquisition; and

(iv) it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the end of that Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

EMEA 142553202	157

Section 9
Changes to Parties

26. Changes to the Lenders

26.1 Assignments and Transfers by the Lenders

Subject to this Clause 26, a Lender (the “Existing Lender”) may:

(a) assign any of its rights; or

(b) transfer by novation any of its rights and obligations (each a “Transfer”),

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

26.2 Company Consent

(a) The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i) to another Lender or an Affiliate of any Lender; or

(ii) made at a time when an Event of Default is continuing.

(b) The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time and provided that the Company has been provided with the full legal name of the proposed New Lender and a copy of any relevant Confidentiality Undertaking.

(c) Notwithstanding anything to the contrary in this Agreement, no Transfer under this Clause 26 may be made:

(i) to an industrial competitor of any member of the Group, a hedge fund, a distressed debt fund, a loan-to-own investor, a supplier or sub-contractor to any member of the Group or a Defaulting Lender (or, in each case, a person that is a Related Fund or is an affiliate or acting on behalf of such a person). Notwithstanding the foregoing, the terms “hedge fund”, “distressed debt fund”, “industrial competitor” and “loan-to-own investor” shall not include any deposit taking financial institution authorised by a financial services regulator to carry out the business of banking and which is managed and controlled independently to such hedge fund, distressed debt fund, industrial competitor and loan-to-own investor provided that the deposit taking financial institution is (a) acting on the other side of appropriate information barriers implemented or maintained as required by law, regulation or internal policy from the entity which otherwise would constitute a hedge fund, distressed debt fund, industrial competitor or loan-to-own investor (as applicable) and (b) has separate personnel responsible for its interests under the Finance Documents, such personnel are independent from its interests as a hedge fund, distressed debt fund, industrial competitor or loan-to-own investor (as applicable) and no information provided under the Finance Documents is disclosed or otherwise made available to any personnel responsible for its interests (or its other Affiliates’ interests), in each case, as a hedge fund, distressed debt fund, industrial competitor or loan-to-own investor (as applicable); or

EMEA 142553202	158

(ii) to an Affiliate of any Lender that does not have a rating of at least BBB- by Standard & Poor’s Rating Services Limited or Fitch Ratings Ltd or at least Baa3 by Moody’s Investor Services Limited,

other than with the prior written consent of the Company.

26.3 Other Conditions of Assignment or Transfer

(a) An assignment will only be effective on:

(i) receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Secured Parties as it would have been under if it had been an Original Lender;

(ii) the recordation of the transfer in the Register;

(iii) the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iv) performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b) A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and the procedure set out in Clause 26.6 (Procedure for Transfer) is complied with.

(c) If:

(i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax Gross-Up and Indemnities) or Clause 16 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(d) Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.4 Assignment or Transfer Fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $3,000.

EMEA 142553202	159

26.5 Limitation of Responsibility of Existing Lenders

(a) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii) the financial condition of any Obligor;

(iii) the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b) Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document or the Transaction Security; and

(ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c) Nothing in any Finance Document obliges an Existing Lender to:

(i) accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.6 Procedure for Transfer

(a) Subject to the conditions set out in Clause 26.2 (Company Consent) and Clause 26.3 (Other Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b) The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c) Subject to Clause 26.12 (Pro Rata Interest Settlement), on the Transfer Date:

(i) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents

EMEA 142553202	160

and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii) each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii) the Agent, the Security Agent, the Arrangers, the New Lender and other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent, the Arrangers, any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents;

(iv) the New Lender shall become a Party as a “Lender”; and

(v) any transfer shall include a transfer of a proportional interest of the Transaction Security governed by Swedish law together with a proportional interest in the Transaction Security Documents governed by Swedish law.

26.7 Procedure for Assignment

(a) Subject to the conditions set out in Clause 26.2 (Company Consent) and Clause 26.3 (Other Conditions of Assignment or Transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b) The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c) Subject to Clause 26.12 (Pro Rata Interest Settlement), on the Transfer Date:

(i) the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii) the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement;

(iii) the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations; and

EMEA 142553202	161

(iv) any assignment shall include an assignment of a proportional interest of the Transaction Security governed by Swedish law together with a proportional interest in the Transaction Security Documents governed by Swedish law.

(d) Lenders may utilise procedures other than those set out in this Clause 26.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 26.6 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Company Consent) and Clause 26.3 (Other Conditions of Assignment or Transfer).

26.8 Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

26.9 Security Over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a) any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b) any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i) release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii) require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.10 The Register

The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a copy of each assignment or transfer delivered to it and a register for the recordation of the names of the Lenders, and the Commitments of, and principal amounts (and stated interest) of such Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding any other

EMEA 142553202	162

provision of this Agreement to the contrary, no assignment or transfer will be effective until recorded in the Register.

26.11 The Participant Register

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each person it sells a participation to (a “Participant”) and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Finance Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Finance Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

26.12 Pro Rata Interest Settlement

(a) If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.6 (Procedure for Transfer) or any assignment pursuant to Clause 26.7 (Procedure for Assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i) any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(ii) the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A) when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B) the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b) In this Clause 26.12 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c) An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 26.12 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

EMEA 142553202	163

27. Changes to the Obligors

27.1 Assignments and Transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2 Additional Borrowers

(a) Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.9 (“Know Your Customer” Checks), the Original Borrower may request that any of the Company’s wholly owned direct or indirect Subsidiaries (other than CEBA) become an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i) it is incorporated in Sweden or otherwise if all the Lenders approve the addition of that Subsidiary;

(ii) the Company and that Subsidiary delivers to the Agent a duly completed and executed Accession Deed;

(iii) that Subsidiary is (or becomes) a Guarantor no later than the date on which it becomes a Borrower;

(iv) the Company confirms that no Event of Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v) the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).

(b) The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(c) Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3 Resignation of a Borrower

(a) The Company may request that a Borrower (other than the Original Borrower) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b) The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i) no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii) the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii) where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 27.6 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and

EMEA 142553202	164

the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case),

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

27.4 Additional Guarantors

(a) Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.9 (“Know Your Customer” Checks), the Original Borrower may request that any of the Company’s direct or indirect Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i) the Company and the proposed Additional Guarantor delivers to the Agent a duly completed and executed Accession Deed; and

(ii) the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably)

(b) The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent).

(c) Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.5 Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations and the representations and warranties in Clause 21.11 (No Proceedings), Clause 21.12 (No breach of laws) and Clause 21.16 (No misleading information) are true in all material respects (or, to the extent a materiality test applies, all respects) in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.6 Resignation of a Guarantor

(a) The Company may request that a Guarantor (other than the Company or the Original Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b) The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i) no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii) Subject to paragraph (a) of clause 28.28 (Resignation of a Debtor) of the Intercreditor Agreement, all the Lenders have consented to the Company’s request;

(iii) no payment is due from that Guarantor under Clause 20 (Guarantee and Indemnity); and

EMEA 142553202	165

(iv) where that Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 27.3 (Resignation of a Borrower),

whereupon that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.

EMEA 142553202	166

Section 10
The Finance Parties

28. Role of the Agent and the Arrangers

28.1 Appointment of the Agent

(a) Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b) Each of the Arrangers and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c) Each Finance Party hereby releases, to the extent legally possible, the Agent from any restrictions of self-dealing under any applicable law. Any Finance Party prevented by applicable law or its constitutional documents to grant the release from the restrictions under Section 181 German Civil Code shall notify the Agent in writing without undue delay.

28.2 Instructions

(a) The Agent shall:

(i) unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A) all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B) the Sustainable Incremental Facility Majority Lenders if the relevant Finance Document stipulates the matter is a Sustainable Incremental Facility Majority Lender decision; and

(C) in all other cases, the Majority Lenders; and

(ii) not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b) The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c) Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d) The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the

EMEA 142553202	167

Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e) In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f) The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (a) shall not apply to any legal or arbitration proceedings relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

28.3 Duties of the Agent

(a) The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b) Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c) Without prejudice to Clause 26.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d) Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e) If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f) If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Security Agent or an Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g) The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

28.4 Role of the Arrangers

Except as specifically provided in the Finance Documents, an Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.5 No Fiduciary Duties

(a) Nothing in any Finance Document constitutes the Agent or an Arranger as a trustee or fiduciary of any other person.

(b) Neither the Agent nor an Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6 Business with the Group

The Agent and each of the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

EMEA 142553202	168

28.7 Rights and Discretions

(a) The Agent may:

(i) rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii) assume that:

(A) any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B) unless it has received notice of revocation, that those instructions have not been revoked; and

(iii) rely on a certificate from any person:

(A) as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B) to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b) The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-Payment));

(ii) any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii) any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c) The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d) Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e) The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f) The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g) Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

EMEA 142553202	169

(h) Without prejudice to the generality of paragraph (a) above, the Agent:

(i) may disclose; and

(ii) on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i) Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor an Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j) Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.8 Responsibility for Documentation

Neither the Agent nor an Arranger is responsible or liable for:

(a) the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c) any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9 No Duty to Monitor

The Agent shall not be bound to enquire:

(a) whether or not any Default has occurred;

(b) as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c) whether any other event specified in any Finance Document has occurred.

28.10 Exclusion of Liability

(a) Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i) any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under

EMEA 142553202	170

or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii) exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security, other than by reason of its gross negligence or wilful misconduct; or

(iii) without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent) arising as a result of:

(A) any act, event or circumstance not reasonably within its control; or

(B) the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b) No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this paragraph (b) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c) The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d) Nothing in this Agreement shall oblige the Agent or an Arranger to carry out:

(i) any “know your customer” or other checks in relation to any person; or

(ii) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e) Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual

EMEA 142553202	171

loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

28.11 Lenders’ Indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.12 Resignation of the Agent

(a) The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Original Borrower.

(b) Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Original Borrower, in which case the Majority Lenders (after consultation with the Original Borrower) may appoint a successor Agent.

(c) If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Original Borrower) may appoint a successor.

(d) If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent and the Company amendments to this Clause 28 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees and those amendments will bind the Parties.

(e) The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Original Borrower shall, within five Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees subject to any fee cap and/or estimate approved by the Company in writing in advance) reasonably incurred by it in making available such documents and records and providing such assistance.

(f) The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g) Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under

EMEA 142553202	172

paragraph (e) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h) The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i) the Agent fails to respond to a request under Clause 15.7 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii) the information supplied by the Agent pursuant to Clause 15.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii) the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

28.13 Replacement of the Agent

(a) After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b) The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c) The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 17.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d) Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

EMEA 142553202	173

28.14 Confidentiality

(a) In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b) If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.15 Relationship with the Lenders

(a) Subject to Clause 26.12 (Pro Rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i) entitled to or liable for any payment due under any Finance Document on that day; and

(ii) entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b) Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 33.6 (Electronic Communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and Clause 33.6 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.16 Credit Appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a) the financial condition, status and nature of each member of the Group;

(b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c) whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the

EMEA 142553202	174

Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d) the adequacy, accuracy or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e) the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

28.17 Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29. Conduct of Business by the Secured Parties

No provision of this Agreement will:

(a) interfere with the right of any Secured Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c) oblige any Secured Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30. Sharing among the Secured Parties

30.1 Payments to Finance Parties

(a) Subject to paragraph (b) below, if a Secured Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i) the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(ii) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii) the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such

EMEA 142553202	175

receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial Payments).

(b) Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.

30.2 Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.6 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3 Recovering Finance Party’s Rights

On a distribution by the Agent under Clause 30.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4 Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a) each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b) as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5 Exceptions

(a) This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b) A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i) it notified that other Finance Party of the legal or arbitration proceedings; and

(ii) that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

EMEA 142553202	176

30.6 Ancillary Lenders

(a) This Clause 30 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the Agent exercising any of its rights under Clause 25.16 (Acceleration).

(b) Following the exercise by the Agent of any of its rights under Clause 25.16 (Acceleration), this Clause 30 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings.

EMEA 142553202	177

Section 11
Administration

31. Payment Mechanics

31.1 Payments to the Agent

(a) On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

31.2 Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback and Pre-Funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

31.3 Distributions to an Obligor

The Agent or the Security Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4 Clawback and Pre-Funding

(a) Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b) Unless paragraph (c) below applies, if the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

(c) If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it

EMEA 142553202	178

proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i) the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii) the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5 Impaired Agent

(a) If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1 (Payments to the Agent) may instead either:

(i) pay that amount direct to the required recipient(s); or

(ii) if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (c) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b) All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c) A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d) Promptly upon the appointment of a successor Agent in accordance with Clause 28.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (a) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 31.2 (Distributions by the Agent).

(e) A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i) that it has not given an instruction pursuant to paragraph (j) above; and

(ii) that it has been provided with the necessary information by that Recipient Party,

EMEA 142553202	179

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

31.6 Partial Payments

(a) If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i) first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Security Agent under the Finance Documents;

(ii) secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b) The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c) Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.7 No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8 Business Days

(a) Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9 Currency of Account

(a) Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b) A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e) Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

EMEA 142553202	180

31.10 Change of Currency

(a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

31.11 Disruption to Payment Systems Etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a) the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Sustainable Revolving Facility as the Agent may deem necessary in the circumstances;

(b) the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c) the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d) any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e) the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and

(f) the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32. Set-Off

(a) A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the

EMEA 142553202	181

place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b) Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

33. Notices

33.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic mail or by letter and communication by way of electronic mail should be the default method.

33.2 Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) in the case of the Original Borrower or the Company, that identified with its name below:

Company:

Postal Address: P.O. Box 588, 205 21 Malmö, Sweden

Visiting address: Jagaregatan 4, 211 19 Malmö, Sweden

Email: [***]; [***]; treasury@oatly.com

Attention: Christian Hanke and Ola Thomson

Original Borrower:

Postal Address: P.O. Box 588, 205 21 Malmö, Sweden

Visiting address: Jagaregatan 4, 211 19 Malmö, Sweden

Email: [***]; [***]; treasury@oatly.com

Attention: Christian Hanke and Ola Thomson

(b) in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c) in the case of the Agent or the Security Agent, that identified with its name below:

Address: Third Floor, 1 King’s Arms Yard, London EC2R 7AF, United Kingdom

Attention: Chris Donovan

Email Address: [***]

EMEA 142553202	182

or any substitute address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3 Delivery

(a) Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when made by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b) Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose). All notices from or to an Obligor shall be sent through the Agent.

(c) Any communication or document made or delivered to the Company in accordance with this Clause 33.3 will be deemed to have been made or delivered to each of the Obligors.

(d) Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4 Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

33.5 Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

33.6 Electronic communication

(a) Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i) notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii) notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b) Any such electronic communication or delivery as specified in paragraph (c) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

EMEA 142553202	183

(c) Any such electronic communication or document as specified in paragraph (b) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent or Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d) Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e) Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 33.6.

33.7 Direct electronic delivery by Company

The Company may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 33.6 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

33.8 English Language

(a) Any notice given under or in connection with any Finance Document must be in English.

(b) All other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii) if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34. Calculations and Certificates

34.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2 Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3 Day Count Convention and interest calculation

(a) Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

EMEA 142553202	184

(i) on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii) subject to paragraph (a) below, without rounding.

(b) The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

34.4 Personal liability

If a director or similar officer signs a certificate required under the Finance Documents on behalf of any member of the Group and the certificate proves to be incorrect, that director will incur no personal liability as a result, unless the individual acted fraudulently, recklessly or with an intention to mislead in giving that certificate. In such an event, any liability of the director will be determined in accordance with applicable law.

35. Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36. Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37. Amendments and Waivers

37.1 Required Consents

(a) Subject to Clause 37.2 (All Lender Matters) and Clause 37.3 (Other Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b) The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

(c) Paragraph (c) of Clause 26.12 (Pro Rata Interest Settlement) shall apply to this Clause 37.

(d) Each Obligor agrees to any such amendment or waiver permitted by this Clause 37 which is agreed to by the Obligors’ Agent. This includes any amendment or waiver which would, but for this paragraph (a), require the consent of all the Guarantors.

EMEA 142553202	185

37.2 All Lender Matters

(a) Subject to Clause 37.4 (Changes to reference rates) an amendment or waiver (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(i) the definition of “Majority Lenders” or “Sustainable Incremental Facility Majority Lenders” in Clause 1.1 (Definitions);

(ii) an extension to the date of payment of any amount under the Finance Documents;

(iii) a reduction in the Margin (other than in accordance with the definition of “Margin”) or Clause 11.3 (Sustainability Adjustments) or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv) a change in currency of payment of any amount under the Finance Documents;

(v) an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Sustainable Revolving Facility;

(vi) a change to the Borrowers or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

(vii) any provision which expressly requires the consent of all the Lenders;

(viii) the definitions of “Restricted Party”, “Sanctions”, “Sanctions Authority” and “Sanctions List” or any Clause in which such terms are being used;

(ix) Clause 2.4 (Finance Parties’ Rights and Obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 8 (Establishment of Sustainable Incremental Facilities), 10.1 (Illegality), Clause 10.3 (Change of Control and delisting), Clause 10.9 (Application of Prepayments), Clause 26 (Changes to the Lenders), Clause 27 (Changes to the Obligors), Clause 30 (Sharing among the Finance Parties), this Clause 37, Clause 43 (Governing Law) or Clause 44.1 (Jurisdiction);

(x) the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(xi) (other than as expressly permitted by the provisions of any Finance Document) the nature or scope of the guarantee and indemnity granted under Clause 20 (Guarantee and indemnity) or the Charged Property;

(xii) the release of any guarantee and indemnity granted under Clause 20 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(xiii) the incurrence of any indebtedness ranking senior (whether in payment, priority of Transaction Security or lien and/or proceeds of enforcement of any Transaction Security) to the Sustainable Revolving Facility by any member of the Group; or

(xiv) any amendment to the order of priority or subordination under the Intercreditor Agreement,

EMEA 142553202	186

shall not be made without the prior consent of all the Lenders.

37.3 Other Exceptions

(a) An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, any Ancillary Lender or any Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent, that Ancillary Lender, that Arranger, as the case may be.

(b) Any amendment or waiver which:

(i) relates only to the rights or obligations applicable to a particular Utilisation, Facility or class of Lender; and

(ii) does not materially and adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility or another class of Lender,

may be made in accordance with this Clause 37 but as if references in this Clause 37 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (b), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Sustainable Facility or forming part of that particular class.

(c) If at any time following the date of the 2023 Amendment and Restatement Agreement any amendments are made to:

(i) Article VII (Negative Covenants), Section 6.15 (Cash Management), Section 6.18 (Transactions with Affiliates) or 6.21 (Anti-Cash Hoarding) of the Term Loan B Credit Agreement (in its original form as at the 2023 Effective Date);

(ii) any maintenance financial covenant in the Term Loan B Credit Agreement (including, without limitation, the introduction of any new maintenance financial covenant) or

(iii) any events of default under the Term Loan B Credit Agreement,

(d) (each a “Relevant Term Loan B Amendment”), the Parties agree that, to the extent that either the Agent or the Majority Lenders so requests by notifying the Company in writing, this Agreement shall be amended (at the cost of the Company) to make conforming changes to the Relevant Term Loan B Amendment. The Company agrees to promptly notify the Agent in writing of any Relevant Term Loan B Amendment.

37.4 Changes to reference rates

(a) Subject to Clause 37.3 (Other Exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i) providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(ii)

(A) aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B) enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that

EMEA 142553202	187

Replacement Reference Rate to be used for the purposes of this Agreement);

(C) implementing market conventions applicable to that Replacement Reference Rate;

(D) providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(b) An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(i) relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii) is issued on or after the 2023 Effective Date,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(c) If any Lender fails to respond to a request for an amendment or waiver described in, paragraphs (a) or (b) above within 10 Business Days (or such longer time period in relation to any request which the Company and the Agent may agree) of that request being made:

(i) its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii) its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d) In this Clause 37.4:

“Published Rate” means:

(a) the Alternative Term Rate for any Quoted Tenor;

(b) the Primary Term Rate for any Quoted Tenor; or

(c) an RFR.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a) the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Company, materially changed;

EMEA 142553202	188

(b)

(i) the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(ii) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii) the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iv) the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(v) the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

(vi) in the case of the Primary Term Rate for any Quoted Tenor for USD, the supervisor of the administrator of that Primary Term Rate makes a public announcement or publishes information stating that that Primary Term Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor);

(c) the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i) the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Company) temporary; or

(ii) that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that Published Rate; or

(d) in the opinion of the Majority Lenders and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

EMEA 142553202	189

“Replacement Reference Rate” means a reference rate which is:

(a) formally designated, nominated or recommended as the replacement for a Published Rate by:

(i) the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii) any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b) in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c) in the opinion of the Majority Lenders and the Company, an appropriate successor to a Published Rate.

37.5 Excluded Commitments

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 20 Business Days of that request being made (unless the Company and the Agent agree to a longer time period in relation to any request):

(a) its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Sustainable Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b) its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

37.6 Replacement of Lender

(a) If:

(i) any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii) an Obligor becomes obliged to repay any amount in accordance with Clause 10.1 (Illegality) or to pay additional amounts pursuant to Clause 16.1 (Increased Costs), Clause 15.2 (Tax Gross-Up) or Clause 15.3 (Tax Indemnity) to any Lender,

(iii) then the Company may, on 10 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Replacement Lender”), and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to

EMEA 142553202	190

the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 26.12 (Pro Rata Interest Settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents. If a Lender is required to transfer rights and obligations pursuant to this Clause 37.6 but fails to do so within five Business Days of being required to do so that Lender’s Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained in respect of a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Documents or other vote of Lenders under the terms of this Agreement.

(b) The replacement of a Lender pursuant to this Clause 37.6 shall be subject to the following conditions:

(i) the Company shall have no right to replace the Agent or the Security Agent;

(ii) neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii) in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 60 days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv) in no event shall the Lender replaced under this Clause 37.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v) the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c) A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(d) In the event that:

(i) the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii) the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii) Lenders whose Commitments aggregate in the case of a consent, waiver or amendment requiring the approval of all the Lenders, more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

EMEA 142553202	191

37.7 Disenfranchisement of Defaulting Lenders

(a) For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i) the Majority Lenders or the Sustainable Incremental Facility Majority Lenders; or

(ii) whether:

(A) any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B) the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b) For the purposes of this Clause 38.7, the Agent may assume that the following Lenders are Defaulting Lenders:

(i) any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii) any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.8 Replacement of a Defaulting Lender

(a) The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender:

(i) replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement

(ii) require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Sustainable Facility Commitment of the Lender; or

(iii) require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of any Sustainable Facility, to an Eligible Institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Replacement Lender”), which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in

EMEA 142553202	192

accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(i) in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 26.12 (Pro Rata Interest Settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii) in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (i) above.

(b) Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 37.8 shall be subject to the following conditions:

(i) the Company shall have no right to replace the Agent or the Security Agent;

(ii) neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii) the transfer must take place no later than 60 days after the notice referred to in paragraph (a) above;

(iv) in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v) the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c) The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

38. Confidential Information

38.1 Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and Clause 38.3 (Disclosure to Numbering Service Providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2 Disclosure of Confidential Information

Any Finance Party may disclose:

(a) to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such

EMEA 142553202	193

requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b) to any person:

(i) to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent, and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii) with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii) appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 28.15 (Relationship with the Lenders));

(iv) who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v) to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi) to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii) to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.9 (Security over Lenders’ Rights);

(viii) who is a Party; or

(ix) with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A) in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B) in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a

EMEA 142553202	194

Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C) in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c) to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d) to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

38.3 Disclosure to Numbering Service Providers

(a) Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Sustainable Revolving Facility and/or one or more Obligors the following information:

(i) names of Obligors;

(ii) country of domicile of Obligors;

(iii) place of incorporation of Obligors;

(iv) date of this Agreement;

(v) Clause 43 (Governing Law);

(vi) the names of the Agent and the Arrangers;

(vii) date of each amendment and restatement of this Agreement;

(viii) amounts of, and names of, a Sustainable Facilities (and any tranches);

(ix) amount of Total Commitments;

(x) currencies of the Sustainable Facilities;

(xi) type of facility;

EMEA 142553202	195

(xii) ranking of facility;

(xiii) the Termination Date for the Sustainable Facilities;

(xiv) changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv) such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b) The Parties acknowledge and agree that each identification number assigned to this Agreement, the Sustainable Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c) Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d) The Agent shall notify the Company and the other Finance Parties of:

(i) the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Sustainable Facilities and/or one or more Obligors; and

(ii) the number or, as the case may be, numbers assigned to this Agreement, the Sustainable Facilities and/or one or more Obligors by such numbering service provider.

38.4 Entire Agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5 Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6 Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a) of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b) upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

EMEA 142553202	196

38.7 Continuing Obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a) the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b) the date on which such Finance Party otherwise ceases to be a Finance Party.

39. Confidentiality of Funding Rates

39.1 Confidentiality and Disclosure

(a) The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.

(b) The Agent may disclose:

(i) any Funding Rate to the relevant Borrower pursuant to Clause 11.7 (Notifications); and

(ii) any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c) The Agent and each Obligor may disclose any Funding Rate, to:

(i) any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii) any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii) any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to

EMEA 142553202	197

so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv) any person with the consent of the relevant Lender.

39.2 Related Obligations

(a) The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b) The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i) of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 39.1 (Confidentiality and Disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii) upon becoming aware that any information has been disclosed in breach of this Clause 39.

39.3 No Event of Default

No Event of Default will occur under Clause 25.3 (Other Obligations) by reason only of an Obligor’s failure to comply with this Clause 39.

40. Disclosure of Lender details by Agent

40.1 Supply of Lender details to Company

The Agent shall provide to the Company within five Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the department or officer, if any, for whose attention any communication is to be made of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

40.2 Supply of Lender details at Company’s direction

(a) The Agent shall, at the request of the Company, disclose the identity of the Lenders and the details of the Lenders’ Commitments to any:

(i) other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Financial Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(ii) member of the Group.

(b) Subject to paragraph (c) below, the Company shall procure that the recipient of information disclosed pursuant to paragraph (a) above shall keep such information

EMEA 142553202	198

confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient’s own confidential information.

(c) The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

41. Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42. Bail-In

42.1 Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

42.2 Bail-In definitions

In this Clause 42:

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b) in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

EMEA 142553202	199

(c) in relation to the United Kingdom, the UK Bail-In Legislation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b) in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation; and

(c) in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

EMEA 142553202	200

Section 12
Governing Law and Enforcement

43. Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

44. Enforcement

44.1 Jurisdiction

(a) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b) The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

44.2 Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a) irrevocably appoints Oatly UK Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b) agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

EMEA 142553202	201

Schedule 1

The Original Parties

Part 1 The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)	Jurisdiction
Oatly AB	556446-1043	Sweden

Name of Original Guarantor	Registration number (or equivalent, if any)	Jurisdiction
Oatly Group AB (publ)	559081-1989	Sweden
Cereal Base CEBA Aktiebolag	556482-2988	Sweden
Oatly AB	556446-1043	Sweden
Oatly Sweden Operations & Supply AB	559163-7680	Sweden
Oatly EMEA AB	559163-7698	Sweden
Havrekärnan AB	556645-7213	Sweden
Oatly UK Limited	08038012	England & Wales
Oatly UK Operations and Supply Limited	12847578	England & Wales
Oatly Inc.	5942229	Delaware, United States
Oatly US Inc.	7713489	Delaware, United States
Oatly US Operations & Supply Inc.	7331326	Delaware, United States

EMEA 142553202	202

Part 2
The Original Lenders

Name of Original Lender	Commitment (SEK)
BNP Paribas SA, Bankfilial Sverige	525,000,000
Coöperatieve Rabobank U.A.	525,000,000
J.P. Morgan SE	525,000,000
Nordea Bank Abp, filial i Sverige	525,000,000
Total Sustainable Revolving Facility Commitments	2,100,000,000

EMEA 142553202	203

Schedule 2

Conditions Precedent

Part 1
Conditions Precedent to Initial Utilisation

1. Original Obligors

(a) A copy of the constitutional documents of each Original Obligor and CEBA.

(b) A copy of a resolution of the board of directors of each Original Obligor and CEBA:

(i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents to which it is a party (including ratifying any Finance Documents entered into prior to the date of this Agreement);

(ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv) in the case of an Original Obligor other than the Original Borrower, authorising the Original Borrower to act as its agent in connection with the Finance Documents.

(c) A copy of passport, identity card or driver’s license or a specimen of the signature of each person that is (i) authorised by the resolution referred to in paragraph (b) above (unless already included in any of the aforementioned documents) in relation to the Finance Documents and related documents and (ii) actually to signing any such documents.

(d) A certificate of an authorised signatory of the Company certifying that each copy document relating to it, CEBA and the Original Borrower specified in paragraphs (a) to (c) above is a correct and complete copy of the original and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

(e) A certificate of the Company (signed by an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

2. Finance Documents

(a) This Agreement executed by the members of the Group party to this Agreement.

(b) The Fee Letters executed by the Company.

(c) The following Transaction Security Documents executed by the entities specified below opposite the relevant Transaction Security Document:

Name of entity	Transaction Security Document

EMEA 142553202	204

The Company	Pledge agreement in respect of its shares in CEBA
CEBA	Pledge agreement in respect of its shares in the Original Borrower

(d) Evidence that the perfection requirements as set out in the Transaction Security Documents listed in paragraph (c) above have been complied with.

3. Legal Opinions

(a) A legal opinion of Linklaters Advokatbyrå AB, legal advisers to the Finance Parties as to Swedish law substantially in the form distributed to the Original Lenders prior to the first Utilisation.

(b) A legal opinion of Linklaters LLP, legal advisers to the Finance Parties as to English law substantially in the form distributed to the Original Lenders prior to the first Utilisation.

4. Other Documents and Evidence

(a) A certificate of the Company (signed by an authorised signatory) confirming that the Initial Public Offering Settlement Date has occurred.

(b) A certificate of the Company (signed by an authorised signatory) confirming that Initial Public Offering Proceeds in amount equal to or in excess of USD 750,000,000 (or its equivalent in any other currency) net of transaction fees, costs and expenses and applicable taxes have been or will be (on an irrevocable basis) received.

(c) A copy of the group structure chart setting out the ownership of the Group on the date of this Agreement.

(d) A copy of the Original Financial Statements.

(e) Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 14 (Fees) and Clause 19 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(f) Evidence, by way of a release letter, of discharge of the Existing Debt Financing and release of all security and guarantees granted for such Existing Debt Financing.

(g) Evidence that any process agent referred to in Clause 44.2 (Service of Process) has accepted its appointment.

(h) As notified to the Company no later than five (5) Business Days prior to the date of this Agreement, any documents and other information reasonably requested by the Agent and/or any of the Lenders in order to comply with their customary “know your customer” requirements.

EMEA 142553202	205

Part 2
Conditions Precedent Required to be Delivered by an Additional Obligor

1. An Accession Deed, duly executed by the Additional Obligor and the Company.

2. A copy of the constitutional and governing documents of the Additional Obligor, which shall, in case of any Additional German Obligor, include an up-to-date online excerpt from the commercial register (elektronischer Handelsregisterauszug) of recent date, a copy of its articles of association (Gesellschaftsvertrag), a copy of a list of its shareholders (Gesellschafterliste), if applicable, and copies of any by-laws (Geschäftsordnungen), if applicable.

3. A copy of a resolution of the board of directors of the Additional Obligor (other than an Additional German Obligor):

(a) approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed;

(b) authorising a specified person or persons to execute the Accession Deed on its behalf;

(c) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents; and

(d) authorising the Original Borrower to act as its agent in connection with the Finance Documents.

4. To the extent required by law or the constitutional documents of the Additional Obligor, a copy of a resolution signed by all the holders of the issued shares of the Additional Obligor and/or, to the extent required by law or the constitutional documents of an Additional German Obligor, a copy of a resolution of the supervisory board (Aufsichtsrat) of such Additional German Obligor (if applicable), in each case approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

5. With respect to each Additional Obligor organized in the United States, a copy of the certificate of good standing of such Additional Obligor from the applicable governmental authority of the jurisdiction in which each such Additional Obligor is organized (dated as of a date reasonably near the date of the relevant Accession Deed).

6. A copy of passport, identity card or driver’s license or a specimen of the signature of each person that is (i) authorised by the resolution referred to in paragraph 3 above (unless already included in any of the aforementioned documents) in relation to the Finance Documents and related documents and (ii) actually to signing any such documents.

7. A certificate of the Additional Obligor (other than any Additional German Obligor) (signed by a director) confirming that borrowing or guaranteeing the Total Sustainable Revolving Facility Commitments would not cause any borrowing or guaranteeing or similar limit binding on it to be exceeded.

8. A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in paragraphs 2 to 6 of this Part 2 of Schedule 2 relating to it is correct, as at a date no earlier than the date of the Accession Deed.

9. If requested by the Agent (acting on the instruction of a Lender), the latest available audited financial statements of the Additional Obligor.

EMEA 142553202	206

10. A legal opinion of Latham & Watkins LLP, legal advisers to the Arrangers and the Agent as to English law.

11. If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arrangers and the Agent, or if customary in the relevant jurisdiction, of the legal advisers to such Additional Obligor, in the jurisdiction in which the Additional Obligor is incorporated provided that in relation to any Additional Obligor incorporated in Germany, a legal enforceability opinion of the legal advisers to the Arrangers and the Agent as to German law and a legal capacity opinion of the legal advisers to the Additional Obligor as to German law is required.

12. Any Transaction Security Documents which are required to be executed in accordance with the Agreed Security and Guarantee Principles, or in the case of an Additional Obligor organized United States, consistent with (including in the form of a joinder to) the Transaction Security Documents delivered on the 2023 Effective Date, by, and/or in respect of the shares in, the proposed Additional Obligor, together with evidence that the perfection requirements as set out in such Transaction Security Documents have been complied with (subject to the Perfection Exceptions).

13. If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 44.2 (Service of Process) has accepted its appointment in relation to the proposed Additional Obligor.

14. A copy of any other Authorisation or other document, opinion or assurance specified by the Agent (acting reasonably), no later than 10 Business Days prior to the proposed accession date, to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

EMEA 142553202	207

Schedule 3

Utilisation Request

From: [Borrower]/[Oatly Group AB (publ) (reg. no. 559081-1989) as Company]*

To: [Wilmington Trust (London) Limited] as Agent

Dated: [date]

Dear Sirs and/or Madams

Oatly Group AB (publ) – SEK 2,100,000,000 Sustainable Revolving Credit Facility Agreement
dated 14 April 2021 (as amended and amended and restated from time to time)
(the “Agreement”)

1. We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2. We wish to borrow a Loan on the following terms:

Borrower:	[●]
Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Facility to be Utilised:	[Sustainable Revolving Facility]/[Sustainable Incremental Facility with an Establishment Date of [date]]**
Currency of Loan:	[●]
Amount:	[●] or, if less, the Available Facility
Interest Period:	[●]

3. We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) of the Agreement is satisfied on the date of this Utilisation Request.

4. [This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]]/[The proceeds of this Loan should be credited to [account]].

5. This Utilisation Request is irrevocable.

Yours faithfully

[name of relevant Borrower]/[Oatly Group AB (publ)]

Name:
Capacity: Authorised signatory

[* Amend as appropriate. The Utilisation Request can be given by the Borrower, the Company or the Original Borrower.]

[** Select the Sustainable Facility to be utilised and delete references to the other Sustainable Facility.]

EMEA 142553202	208

Schedule 4

Ancillary Facility Request

To: [Wilmington Trust (London) Limited] as Agent

From: Oatly Group AB (publ) (reg. no. 559081-1989) as Company

Dated: [date]

Dear Sirs and/or Madams

Oatly Group AB (publ) – SEK 2,100,000,000 Sustainable Revolving Credit Facility Agreement
dated 14 April 2021 (as amended and amended and restated from time to time)
(the “Agreement”)

1. We refer to the Agreement. This is an Ancillary Facility Request. Terms defined in the Agreement have the same meaning in this Ancillary Facility Request unless given a different meaning in this Ancillary Facility Request.

2. We wish to arrange for an Ancillary Facility to be established with the Ancillary Lender specified below (which has agreed to do so) on the following terms:

(a) proposed Ancillary Borrower/Affiliate of Borrower: [●] (reg. no. [●])

(b) proposed Ancillary Commencement Date: [●]

(c) proposed expiry date of the Ancillary Facility: [●]

(d) proposed type of Ancillary Facility: [●]

(e) proposed Ancillary Lender: [●]

(f) proposed Ancillary Commitment: [●]

(g) Designated Gross Amount: [●]* and

(h) proposed currency: [●]

3. [Notes: [●].]**

4. This Ancillary Facility Request is irrevocable.

Oatly Group AB (publ)

Name:
Capacity: Authorised signatory

* Include if the Ancillary Facility is an overdraft facility comprising more than one account.

** Include if necessary.

EMEA 142553202	209

Schedule 5

Form of Transfer Certificate

To: [Wilmington Trust (London) Limited] as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated: [date]

Oatly Group AB (publ) – SEK 2,100,000,000 Sustainable Revolving Credit Facility Agreement
dated 14 April 2021 (as amended and amended and restated from time to time)
(the “Agreement”)

1. We refer to the Agreement and to the Intercreditor Agreement (as defined in the Agreement). This is a Transfer Certificate, which shall take effect as a Transfer Certificate for the purposes of the Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2. We refer to Clause 26.6 (Procedure for Transfer) of the Agreement:

(a) The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 26.6 (Procedure for Transfer) of the Agreement, all of the Existing Lender’s rights and obligations (including a proportionate part of the security interest under the Transaction Security Documents governed by Swedish law) under the Agreement and the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b) The proposed Transfer Date is [●].

(c) The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Agreement are set out in the Schedule.

3. The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.5 (Limitation of Responsibility of Existing Lenders) of the Agreement. It is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender and each other Lender.

4. We refer to clause [●] ([●]) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a [●] for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a [●], and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [●] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

5. With respect to any Transaction Security governed by German law, any transfer made under this agreement by way of novation shall be construed under German law as a transfer and assignment by way of assumption of contract (Vertragsübernahme) and shall not entail under German law a Schuldumschaffung of (or have the effect of a Schuldumschaffung on) this Agreement or such Transaction Security.

EMEA 142553202	210

6. This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7. This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

8. This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:

The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

EMEA 142553202	211

The Schedule

Commitment/rights and obligations to be transferred

[Insert relevant details]
[Facility Office address and attention details for notices and account details for payments,]

[Existing Lender]

By:

[New Lender]

By:

This Transfer Certificate is accepted as a Transfer Certificate for the purposes of the Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [date].

[Agent]

By:

EMEA 142553202	212

Schedule 6

Form of Assignment Agreement

To: [Wilmington Trust (London) Limited] as Agent, [Wilmington Trust (London) Limited] as Security Agent and Oatly Group AB (publ) (reg. no. 559081-1989) as Company

From: [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated: [date]

Oatly Group AB (publ) – SEK 2,100,000,000 Sustainable Revolving Credit Facility Agreement
dated 14 April 2021 (as amended and amended and restated from time to time)
(the “Agreement”)

1. We refer to the Agreement and to the Intercreditor Agreement (as defined in the Agreement). This is an Assignment Agreement, which shall take effect as an Assignment Agreement for the purposes of the Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2. We refer to Clause 26.7 (Procedure for Assignment) of the Agreement:

(a) The Existing Lender assigns absolutely to the New Lender all the rights (including a proportionate part of the security interest under the Transaction Security Documents governed by Swedish law) of the Existing Lender under the Agreement and the other Finance Documents and in respect of the Transaction Security which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement as specified in the Schedule.

(b) The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment and participations in Loans under the Agreement specified in the Schedule.

(c) The New Lender becomes:

(i) Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above; and

(ii) party to the Intercreditor Agreement as a [●] (as defined in the Intercreditor Agreement).

3. The proposed Transfer Date is [date].

4. On the Transfer Date the New Lender becomes:

(a) party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b) party to the Intercreditor Agreement as a [●] (as defined in the Intercreditor Agreement).

5. The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Agreement are set out in the Schedule.

6. The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.5 (Limitation of Responsibility of Existing Lenders) of the

EMEA 142553202	213

Agreement. It is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender and each other Lender.

7. We refer to clause [●] ([●]) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a [●]for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a [●], and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [●] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

8. This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 26.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company) of the Agreement, to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

9. This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

10. This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11. This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note:

The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

EMEA 142553202	214

The Schedule

Rights to be assigned and obligations to be released and undertaken

[Insert relevant details]
[Facility Office address and attention details for notices and account details for payments]

[Existing Lender]

By:

[New Lender]

By:

This Assignment Agreement is accepted as an Assignment Agreement for the purposes of the Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [date].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

EMEA 142553202	215

Schedule 7

Form of Accession Deed

To: [Wilmington Trust (London) Limited] as Agent

From: [Subsidiary] and Oatly Group AB (publ) (reg. no. 559081-1989) as Company

Dated: [date]

Dear Sirs and/or Madams

Oatly Group AB (publ) – SEK 2,100,000,000 Sustainable Revolving Credit Facility Agreement
dated 14 April 2021 (as amended and amended and restated from time to time)
(the “Agreement”)

1. We refer to the Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2. [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to [Clause 27.2 (Additional Borrowers)]/[Clause 27.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number [●].

3. [The Company confirms that no Event of Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.]

4. [Subsidiary’s] administrative details for the purposes of the Agreement and the Intercreditor Agreement are as follows:

Address:

Attention:

5. [Subsidiary] (for the purposes of this paragraph [4]/[5], the “Acceding Debtor”) intends to incur Liabilities and/or give a guarantee, indemnity or other assurance against loss in respect of Liabilities under Debt Documents, the “Relevant Documents”.

IT IS AGREED as follows:

(a) Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph [4]/[5].

(b) The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i) [any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii) all proceeds of that Security; and]

EMEA 142553202	216

(iii) all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c) The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d) In consideration of the Acceding Debtor being accepted as an Intra‑Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra‑Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra‑Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

6. This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

7. The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Accession Deed (including a dispute relating to the existence, validity or termination of this Accession Deed or any non-contractual obligation arising out of or in connection with this Accession Deed) (a “Dispute”) The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph [4]/[5] above only), signed on behalf of the Company and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED AS A DEED

By: [Subsidiary]

_____________________________________ Director

_____________________________________ Director/Secretary]

OR

[EXECUTED AS A DEED
By: [Subsidiary]
Signature of Director

EMEA 142553202	217

in the presence of	Name of Director
Signature of witness
Name of witness
Address of witness

Occupation of witness]

The Company

Oatly Group AB (publ)

By:

The Security Agent

[Full Name of Current Security Agent]

By:

Date:

EMEA 142553202	218

Schedule 8

Form of Resignation Letter

To: [Wilmington Trust (London) Limited] as Agent

From: [resigning Obligor] and Oatly Group AB (publ) (reg. no. 559081-1989) as Company

Dated: [date]

Dear Sirs and/or Madams

Oatly Group AB (publ) – SEK 2,100,000,000 Sustainable Revolving Credit Facility Agreement
dated 14 April 2021 (as amended and amended and restated from time to time)
(the “Agreement”)

1. We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2. Pursuant to [Clause 27.3 (Resignation of a Borrower)]/[Clause 27.6 (Resignation of a Guarantor)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement and the Finance Documents (other than the Intercreditor Agreement).

3. We confirm that:

(a) no Default is continuing or would result from the acceptance of this request; and

(b) [●]

4. This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

5. The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Resignation Letter (including a dispute relating to the existence, validity or termination of this Resignation Letter or any non-contractual obligation arising out of or in connection with this Resignation Letter) (a “Dispute”) The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

EMEA 142553202	219

Oatly Group AB (publ)

Name:
Capacity: Authorised signatory

[Subsidiary]

Name:
Capacity:

EMEA 142553202	220

Schedule 9

Form of Compliance Certificate

To: [Wilmington Trust (London) Limited] as Agent

From: Oatly Group AB (publ) (reg. no. 559081-1989)

Dated: [date]

Dear Sirs and/or Madams

Oatly Group AB (publ) – SEK 2,100,000,000 Sustainable Revolving Credit Facility Agreement
dated 14 April 2021 (as amended and amended and restated from time to time)
(the “Agreement”)

1. We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2. We confirm that:

(a) [Tangible Solvency Ratio in respect of the Financial Quarter ending on [date] was [●]%;]

(b) [EBITDA in respect of the Financial Quarter ending on [date] was SEK [●];]

(c) [EBITDA in respect of the Relevant Period ending on the relevant Quarter Date ending on [date] was SEK [●]; [and]]

(d) [Total Net Leverage Ratio in respect of the Relevant Period ending on [date] was [●]:1].

3. The Margin for each Loan under the Sustainable Revolving Facility should be [●]%.

4. [We confirm that no Event of Default is continuing.]

5. [We confirm that the terms of Clause 5.7 (Clean down) have been complied with during the following period of five (5) successive Business Days during the Financial Year ending on 31 December [year]: [period].]

6. [We confirm that the following members of the Group constitute Material Companies: [●].]

7. [We confirm that the requirements set out in Clause 24.27 (Guarantors and Transaction Security) are complied with.]/[We confirm that the following members of the Group will become Additional Guarantors within 30 days of the date of this Compliance Certificate in order to comply with the requirements in Clause 24.27 (Guarantors and Transaction Security): [●].]

[Insert any other items]

EMEA 142553202	221

Signed

Oatly Group AB (publ)

[CEO]/[CFO]/[Authorised signatory]

EMEA 142553202	222

Schedule 10

Timetables

	Loans in SEK	Loans in euro	Loans in sterling	Loans in other currencies
Currency to be available and convertible into the Base Currency (Clause 4.3 (Conditions relating to Optional Currencies))	-	-	-	On the day which is two Business Days before the first day of the Interest Period for the relevant Loan
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions Relating to Optional Currencies)	-	-	-	U-4
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.30 a.m.	U-3 9.30 a.m.	U-3 9.30 a.m.	U-3 9.30 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ Participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ Participation)

	U-3 Noon	U-3 Noon	U-1 Noon	U-3 Noon
Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a Currency)	-	9.30 a.m. on the day which is two TARGET Days before the first day of the Interest Period for the relevant Loan.	3.00 p.m. on the day which is one Business Day before the first day of the Interest Period for the relevant Loan	9.30 a.m. on the day which is two Business Days before the first day of the Interest Period for the relevant Loan.
Agent gives notice in accordance with Clause 6.2 (Unavailability of a Currency)	-	Noon on the day which is two TARGET Days before the first day of	5.30 p.m. on the day which is one Business Day before the first day of the	5.30 p.m. on the day which is two Business Days before the first day of the

EMEA 142553202	223

	Loans in SEK	Loans in euro	Loans in sterling	Loans in other currencies
Currency to be available and convertible into the Base Currency (Clause 4.3 (Conditions relating to Optional Currencies))	-	-	-	On the day which is two Business Days before the first day of the Interest Period for the relevant Loan
		the Interest Period for the relevant Loan.	Interest Period for the relevant Loan	Interest Period for the relevant Loan.

“U” = date of utilisation

“U-X” = Business Days prior to date of utilisation.

EMEA 142553202	224

Schedule 11

Form of Increase Confirmation

To: [Wilmington Trust (London) Limited] as Agent, [Wilmington Trust (London) Limited] as Security Agent and Oatly Group AB (publ) (reg. no. 559081-1989) as Company

From: [the Increase Lender] (the “Increase Lender”)

Dated: [date]

Oatly Group AB (publ) – SEK 2,100,000,000 Sustainable Revolving Credit Facility Agreement
dated 14 April 2021 (as amended and amended and restated from time to time)
(the “Agreement”)

1. We refer to the Agreement and to the Intercreditor Agreement (as defined in the Agreement). This is an Increase Confirmation, which shall take effect as an Increase Confirmation for the purposes of the Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2. We refer to Clause 2.3 (Increase) of the Agreement.

3. The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it had been an Original Lender under the Agreement in respect of the Relevant Commitment.

4. The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [date].

5. On the Increase Date, the Increase Lender becomes:

(a) party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b) party to the Intercreditor Agreement as a [●] (as defined in the Intercreditor Agreement).

6. The Facility Office and address and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) of the Agreement are set out in the Schedule.

7. The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (j) of Clause 2.3 (Increase) of the Agreement.

8. We refer to clause [●] ([●]) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a [●] for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a [●], and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a [●] and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

9. This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

EMEA 142553202	225

10. This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

11. This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

Note:

The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

EMEA 142553202	226

The Schedule

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[Insert relevant details]
[Facility Office address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [date].

Agent

By:

Security Agent

By:

EMEA 142553202	227

Schedule 12

Reference Rate Terms

Part 1
Sterling

CURRENCY:	Sterling.
Cost of funds as a fallback	Cost of funds will apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Baseline CAS:	Interest Period	Baseline CAS (per cent. per annum)
	One Month or less	0.0326
	Three Months or less but longer than one Month	0.1193
	Longer than three Months	0.2766
Break Costs:	None specified.
Business Day Conventions (definition of “Month” and Clause 12.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

	(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
	(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

EMEA 142553202	228

Central Bank Rate:	The Bank of England’s Bank Rate as published by the Bank of England from time to time.
Central Bank Rate Adjustment:

In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

For this purpose, “Central Bank Rate Spread” means, in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

(a) the RFR for that RFR Banking Day; and

(b) the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:
(a) the RFR for that RFR Banking Day; or

(b) if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

(c) if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Baseline CAS is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Baseline CAS is zero.

Lookback Period:	Five RFR Banking Days.
Market Disruption Rate:	The percentage rate per annum which is the aggregate of:

EMEA 142553202	229

(a) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and (b) the applicable Baseline CAS (if any).
Published Rate Contingency Period:	30 days.
Relevant Market:	The sterling wholesale market.
Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.
RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.
RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.
Interest Periods
Periods capable of selection as Interest Periods (paragraph (b) of Clause 12.1 (Selection of Interest Periods))	One, three or six Months.
Reporting Times
Deadline for Lenders to report market disruption in accordance with Clause 14.2 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.
Deadline for Lenders to report their cost of funds in accordance with Clause 14.3 (Cost of funds):

Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

EMEA 142553202	230

Part 2
Dollars

CURRENCY AND CATEGORY OF LOAN/UNPAID SUM/ACCRUAL: Dollars – Compounded Rate Loans and accrual of commission or fees.
Cost of funds as a fallback	Cost of funds will apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Break Costs:	None specified.
Business Day Conventions (definition of “Month” and Clause 12.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:

(a) The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b) if that target is not a single figure, the arithmetic mean of:

(i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii) the lower bound of that target range.

EMEA 142553202	231

Central Bank Rate Adjustment:

In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

For this purpose, “Central Bank Rate Spread” means, in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

(a) the RFR for that RFR Banking Day; and

(b) the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:
(a) the RFR for that RFR Banking Day; or

(b) if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i) the Central Bank Rate for that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment; or

(c) if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i) the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii) the applicable Central Bank Rate Adjustment,

rounded, in each case, to four decimal places and if, in each case, the aggregate of that rate and the applicable Baseline CAS is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Baseline CAS is zero.

Lookback Period:	Five RFR Banking Days.
Market Disruption Rate:	The percentage rate per annum which is the aggregate of: (a) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and (b) the applicable Baseline CAS (if any).

EMEA 142553202	232

Published Rate Contingency Periods:	30 days.
	Interest Period	Baseline CAS (per cent. per annum)
	One Month or less	0.11448
	Three Months or less but longer than one Month	0.26161
	Longer than three Months	0.42826
Relevant Market:	The market for overnight cash borrowing collateralised by US Government Securities.
Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.
RFR:

The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:

Any day other than (i) a Saturday or Sunday and (ii) a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US government securities.

Interest Periods
Periods capable of selection as Interest Periods (paragraph (b) of Clause 12.1 (Selection of Interest Periods))	One, three or six Months.
Reporting Times
Deadline for Lenders to report market disruption in accordance with Clause 13.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.
Deadline for Lenders to report their cost of funds in accordance with Clause 13.4 (Cost of funds):

Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

EMEA 142553202	233

Part 3
SEK

CURRENCY: SEK - Term Rate Loans.
Compounded Reference Rate as a fallback Compounded Reference Rate will not apply as a fallback.
Cost of funds as a fallback Cost of funds will apply as a fallback.
Definitions
Additional Business Days:	None specified.
Alternative Term Rate:	None specified.
Alternative Term Rate Adjustment:	None specified.
Break Costs:

The amount (if any) by which:

(a) the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of “Month” and Clause 12.2 (Non‑Business Days)):

(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)

EMEA 142553202	234

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Market Disruption Rate:	The Term Reference Rate.
Primary Term Rate:

The Stockholm interbank offered rate administered and calculated by Swedish Financial Benchmark Facility (SFBF) (or any other person which takes over the administration and calculation of that rate) for SEK for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page STIBOR= of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).

Published Rate Contingency Periods:	30 days.
Quotation Day:

Two Business Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11:00 a.m. (Stockholm time).
Relevant Market:	The Stockholm interbank market.
Reporting Day:	The Quotation Day.
Interest Periods
Periods capable of selection as Interest Periods (paragraph (b) of Clause 12.1 (Selection of Interest Periods))	One, three or six Months.

EMEA 142553202	235

Reporting Times
Deadline for Lenders to report market disruption in accordance with Clause 13.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.
Deadline for Lenders to report their cost of funds in accordance with Clause 13.4 (Cost of funds):

Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

EMEA 142553202	236

Part 4
Euro

CURRENCY AND CATEGORY OF LOAN/UNPAID SUM/ACCRUAL: Euro - Term Rate Loans.
Compounded Reference Rate as a fallback Compounded Reference Rate will not apply as a fallback.
Cost of funds as a fallback Cost of funds will apply as a fallback.
Definitions
Additional Business Days:	A Target Day.
Alternative Term Rate:	None specified.
Alternative Term Rate Adjustment:	None specified.
Break Costs:

The amount (if any) by which:

(a) the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of “Month” and Clause 12.2 (Non‑Business Days)):

(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i) subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

EMEA 142553202	237

(ii)

(ii) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Market Disruption Rate:	The Term Reference Rate.
Primary Term Rate:

The euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen.

Quotation Day:

Two TARGET Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11:00 a.m. (Stockholm time).
Relevant Market:	The European interbank market.
Reporting Day:	The Quotation Day.
Published Rate Contingency Period:	30 days.
Interest Periods
Periods capable of selection as Interest Periods (paragraph (b) of Clause 12.1 (Selection of Interest Periods))	One, three or six Months.
Reporting Times

EMEA 142553202	238

Deadline for Lenders to report market disruption in accordance with Clause 13.3 (Market disruption):	Close of business in London on the Reporting Day for the relevant Loan.
Deadline for Lenders to report their cost of funds in accordance with Clause 13.4 (Cost of funds):

Close of business on the date falling two Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

EMEA 142553202	239

Schedule 13

Daily Non-Cumulative Compounded RFR Rate

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

“dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to 4 decimal places, with 0.00005 being rounded upwards) calculated as set out below:

EMEA 142553202	240

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

EMEA 142553202	241

Schedule 14

Cumulative Compounded RFR Rate

The “Cumulative Compounded RFR Rate” for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of “Annualised Cumulative Compounded Daily Rate” in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

where:

“d0” means the number of RFR Banking Days during the Interest Period;

“I” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

“DailyRatei-LP” means for any RFR Banking Day “i” during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i”, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

“d” means the number of calendar days during that Interest Period.

EMEA 142553202	242

Schedule 15

Form of Sustainable Incremental Facility Notice

To: [Wilmington Trust (London) Limited] as Agent and [Wilmington Trust (London) Limited] as Security Agent

From: Oatly Group AB (publ) (reg. no. 559081-1989) as Company and the entities listed in the Schedule as Sustainable Incremental Facility Lenders (the “Sustainable Incremental Facility Lenders”)

Dated: [date]

Oatly Group AB (publ) – SEK 2,100,000,000 Sustainable Revolving Credit Facility Agreement
dated 14 April 2021 (as amended and amended and restated from time to time)
(the “Agreement”)

1. We refer to the Agreement and to the Intercreditor Agreement (as defined in the Agreement). This is a Sustainable Incremental Facility Notice. This Sustainable Incremental Facility Notice shall take effect as a Sustainable Incremental Facility Notice for the purposes of the Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Agreement have the same meaning in this Sustainable Incremental Facility Notice unless given a different meaning in this Sustainable Incremental Facility Notice.

2. We refer to Clause 8 (Establishment of Sustainable Incremental Facilities) of the Agreement.

3. We request the establishment of a Sustainable Incremental Facility with the following Sustainable Incremental Facility Terms:

(a) Currency: [●]

(b) Total Sustainable Incremental Facility Commitments: [●]

(c) Margin: [●]

(d) Borrower(s) to which the Sustainable Incremental Facility is to be made available: [●]

(e) Purpose(s) for which all amounts borrowed under the Sustainable Incremental Facility shall be applied pursuant to Clause 3.1 (Purpose) of the Agreement: [●]

(f) Availability Period: [●]

(g) Sustainable Incremental Facility Conditions Precedent: [●]

(h) Termination Date: [●]

(i) Type of facility: revolving credit facility

4. The proposed Establishment Date is [●].

5. The Company confirms that:

(a) each of:

(i) the Sustainable Incremental Facility Terms set out above;

(ii) the Margin applicable to the Sustainable Incremental Facility;

(iii) the fees payable to any arranger of the Sustainable Incremental Facility; and

EMEA 142553202	243

(iv) the Termination Date,

comply with Clause 8.5 (Restrictions on Sustainable Incremental Facility Terms and fees) of the Agreement;

(b) the Sustainable Incremental Facility Lenders set out in this Sustainable Incremental Facility Notice comply with Clause 8.1 (Sustainable Incremental Facility Lenders); and

(c) each condition specified in paragraph (e)(i) of Clause 8.6 (Conditions to establishment) of the Agreement is satisfied on the date of this Sustainable Incremental Facility Notice.

6. Each Sustainable Incremental Facility Lender agrees to assume and will assume all of the obligations corresponding to the Sustainable Incremental Facility Commitment set opposite its name in the Schedule as if it had been an Original Lender under the Agreement in respect of that Sustainable Incremental Facility Commitment.

7. On the Establishment Date each Sustainable Incremental Facility Lender becomes:

(a) party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b) party to the Intercreditor Agreement as a Senior Secured Revolving Facilities Lender (as defined in the Intercreditor Agreement).

8. Each Sustainable Incremental Facility Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in Clause 8.12 (Limitation of responsibility) of the Agreement.

9. We refer to clause [●] (Creditor Accession Undertaking) of the Intercreditor Agreement. In consideration of each Sustainable Incremental Facility Lender being accepted as a Senior Secured Revolving Facilities Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), each Sustainable Incremental Facility Lender confirms that, as from the Establishment Date, it intends to be party to the Intercreditor Agreement as a Senior Secured Revolving Facilities Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Secured Revolving Facilities Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

10. This Sustainable Incremental Facility Notice is irrevocable and unconditional.

11. This Sustainable Incremental Facility Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Sustainable Incremental Facility Notice.

12. This Sustainable Incremental Facility Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

13. This Sustainable Incremental Facility Notice has been entered into on the date stated at the beginning of this Sustainable Incremental Facility Notice.

Note:

The execution of this Sustainable Incremental Facility Notice may not be sufficient for each Sustainable Incremental Facility Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of each Sustainable Incremental Facility Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

EMEA 142553202	244

The Schedule

Name of Sustainable Incremental Facility Lender	Sustainable Incremental Facility Commitment

EMEA 142553202	245

The Company

Oatly Group AB (publ)

By:…………………………….

The Sustainable Incremental Facility Lenders

[●]

This document is accepted as a Sustainable Incremental Facility Notice for the purposes of the Agreement by the Agent and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Establishment Date is confirmed as [date].

The Agent

[●]

By:…………………………….

The Security Agent

[●]

By:…………………………….

EMEA 142553202	246

Schedule 16

Form of Sustainable Incremental Facility Lender Certificate

To: [Wilmington Trust (London) Limited] as Agent and Oatly Group AB (publ) (reg. no. 559081-1989) as Company

From: [The Sustainable Incremental Facility Lender]

Dated: [date]

Oatly Group AB (publ) – SEK 2,100,000,000 Sustainable Revolving Credit Facility Agreement
dated 14 April 2021 (as amended and amended and restated from time to time)
(the “Agreement”)

1. We refer to the Agreement and to the Sustainable Incremental Facility Notice dated [date]. This is a Sustainable Incremental Facility Lender Certificate. Terms defined in the Agreement have the same meaning in this Sustainable Incremental Facility Lender Certificate unless given a different meaning in this Sustainable Incremental Facility Lender Certificate.

2. The Facility Office and address and attention details for notices of the Sustainable Incremental Facility Lender for the purposes of Clause 33.2 (Addresses) of the Agreement are [●].

Sustainable Incremental Facility Lender

[Sustainable Incremental Facility Lender]

By:

EMEA 142553202	247

Schedule 17

Sustainability Indicators

Sustainability Indicator		Value	Target Value
		2020	2021	2022	2023	2024	2025	2026
Water consumption	At the Landskrona factory in L per L product produced	3.5	3.3	3.1	2.9	2.7	0.2 less than previous year’s actuals	0.2 less than previous year’s actuals
	At the Vlissingen factory in L per L product produced	1.87	less than 2.0	less than 2.0	less than 2.0	less than 2.0	less than 2.0	less than 2.0
	At the Millville factory in L per L product produced	1.88	less than 2.0	less than 2.0	less than 2.0	less than 2.0	less than 2.0	less than 2.0
Energy consumption at the Landskrona factory in kWh per L of finished goods		0.40	0.392 (-2%)	0.384 (-2%)	0.376 (-2%)	0.369 (-2%)	-2% less than previous year’s actuals	-2% less than previous year’s actuals
Implementation of new electric transportation routes between production and warehouse facilities in number of routes added		2	2	1	1	1	1	1
Increase in CO2 emissions avoided resulting from partial replacement of cow milk in tonnes		104	Actuals	Actuals	Actuals	Actuals	Actuals	Actuals

EMEA 142553202	248

Schedule 18

Form of Sustainability Compliance Certificate

To: [Wilmington Trust (London) Limited] as Agent

From: Oatly Group AB (publ) (reg. no. 559081-1989) as Company

Dated: [date]

Dear Sirs and/or Madams

Oatly Group AB (publ) – SEK 2,100,000,000 Sustainable Revolving Credit Facility Agreement
dated 14 April 2021 (as amended and amended and restated from time to time)
(the “Agreement”)

1. We refer to the Agreement. This is a Sustainability Compliance Certificate. Terms defined in the Agreement have the same meaning in this Sustainability Compliance Certificate unless given a different meaning in this Sustainability Compliance Certificate.

2. We confirm that the Realised Values in respect of each of the Sustainability Indicators for the financial year of the Company ending on [date] are as follows:

Sustainability Indicator		Target Value	Realised Value
Water consumption	At the Landskrona factory in L per L product produced	[●]	[●]
	At the Vlissingen factory in L per L product produced	[●]	[●]
	At the Millville factory in L per L product produced	[●]	[●]
Energy consumption at the Landskrona factory in kWh per L of finished goods		[●]	[●]
Implementation of new electric transportation routes between production and warehouse facilities in number of routes added		[●]	[●]
Increase in CO2 emissions avoided resulting from partial replacement of cow milk in tonnes		[●]	[●]

3. We confirm that we have therefore [achieved [●] Target Values] [not achieved any Target Values] for the financial year ending [●] and as such the Margin shall [be [reduced] [increased] by [●] percentage points] [remain unchanged] in accordance with Clause 11.3 (Sustainability adjustments) of the Agreement.

EMEA 142553202	249

Signed

Oatly Group AB (publ)

[CEO]/[CFO]/[Authorised signatory]

EMEA 142553202	250

Schedule 19

Form of Substitute Affiliate Lender Designation Notice

To: [Wilmington Trust (London) Limited] as Agent; and

Cc: Oatly Group AB (publ) (reg. no. 559081-1989) as Company

From: [Designating Lender] (the “Designating Lender”)

Dated:

Dear Sirs and/or Madams

Oatly Group AB (publ) – SEK 2,100,000,000 Sustainable Revolving Credit Facility Agreement
dated 14 April 2021 (as amended and amended and restated from time to time)

1. Designation Notice.

2. We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any Loans required to be advanced to [name of borrower] (“Designated Loans”).

3. The details of the Substitute Affiliate Lender are as follows:

Name:

Facility Office:

Attention:

Jurisdiction of Incorporation:

4. By countersigning this notice below the Designated Affiliate Lender agrees to become a Designated Affiliate Lender in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Agreement accordingly.

This Designation

………………………………………………

For and on behalf of

[Designating Lender]

EMEA 142553202	251

Schedule 20

Agreed Security and Guarantee Principles

Clause 1.1 General Principles

The guarantees and security to be provided will be given in accordance with the Agreed Security and Guarantee Principles set out in this Schedule 20 (the “Agreed Security and Guarantee Principles”). These Agreed Security and Guarantee Principles address the manner in which the agreed security and guarantee principles will impact on the guarantees and security proposed to be taken in relation to this transaction. Notwithstanding any other provisions of these Agreed Security and Guarantee Principles, these principles shall not apply to (i) any security over assets located in the United States or (ii) any guarantee, in each case to the extent granted by subsidiaries organized in the United States.

(a) The Agreed Security and Guarantee Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and security from all Guarantors or shareholders of Guarantors where applicable in the jurisdiction in which such Guarantors or shareholders are located. In particular:

(i) general legal and statutory limitations, regulatory restrictions, capital maintenance, financial assistance, corporate benefit, fraudulent preference, “interest stripping”, “controlled foreign corporation”, transfer pricing or thin capitalization rules, tax restrictions, retention of title claims and similar principles may prohibit, limit or otherwise restrict the ability of a member of the “Group” (being comprised of the Company and all of the Subsidiaries but excluding any Excluded Subsidiaries) to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise; the Company will use commercially reasonable efforts (not involving the payment of material amounts of money or the incurrence of material expenses which are disproportionate to the benefit accruing to the Secured Parties as determined by the Company and the Majority Lenders in their reasonable judgment) to assist in demonstrating that adequate corporate benefit accrues to the relevant Guarantor or shareholder as applicable and to overcome any such limitations to the extent commercially reasonably practicable;

(ii) certain supervisory board, works council, regulator or regulatory board (or equivalent), or another external body’s or person’s consent may be required to enable a member of the Group to provide a guarantee or security. Such guarantee and/or security shall not be required unless such consent has been received or the relevant consent requirement waived or if it has been confirmed that such consent is no longer required; provided that commercially reasonable efforts (not involving the payment of material amounts of money or the incurrence of material expenses which are disproportionate to the benefit accruing to the Secured Parties as determined by the Company and the Majority Lenders in their reasonable judgment) have been used by the relevant member of the Group for a period of at least 15 Business Days to obtain the relevant consent or waiver to the extent permissible by law and regulation and such consent or waiver has no impact on relationships with third parties;

(iii) the giving of a guarantee or security or the perfection of the security granted will not be required to the extent that it would incur any registration fees, stamp duty, taxes and any other fees or costs directly associated with such guarantee or security which are not proportionate to the benefit accruing to the Secured Parties, as determined by the Company and the Majority Lenders in their reasonable judgment (for the avoidance of doubt, without prejudice to the Transaction Security to be granted in respect of the shares in Oatly Germany GmbH in accordance with Clause 24.27(c)(i));

EMEA 142553202	252

(iv) the security and extent of its perfection will be agreed on the basis that the cost to the Group of providing security shall be proportionate to the benefit accruing to the Secured Parties, as determined by the Company and the Majority Lenders in their reasonable judgment;

(v) in certain jurisdictions it may be either impossible or disproportionately costly (as determined by the Company and the Majority Lenders in their reasonable judgment) to grant guarantees or create security over certain categories of assets, in which event such guarantees will not be granted and security will not be taken over such assets;

(vi) any assets subject to third party arrangements which are not prohibited by the Finance Documents and which may prevent those assets from being secured, and any cash constituting regulatory capital, will be excluded from any relevant Transaction Security Document; provided that commercially reasonable efforts (not involving the payment of material amounts of money or the incurrence of material expenses which are disproportionate to the benefit accruing to the Secured Parties as determined by the Company and the Majority Lenders in their reasonable judgment) for a period of at least 15 Business Days to obtain consent to secure any such assets shall be used by the relevant Guarantor if the relevant asset is material and otherwise required to be secured under this Agreement (which, for the avoidance of doubt, will not require the relevant Guarantor to take any action which could reasonably be expected to damage its commercial relationship with the relevant third party);

(vii) no member of the Group will be required to give guarantees or enter into Transaction Security Documents to the extent it is not within the legal capacity of the relevant member of the Group, it results in the Transaction Security Document being null and void or if, in the reasonable opinion of the directors of the relevant member of the Group, the same would conflict with the fiduciary duties of their directors or contravene any legal or regulatory prohibition or result in a risk of personal, civil or criminal liability on the part of any director which, in the case of such conflict, prohibition or risk, cannot be overcome with commercially reasonable efforts and at a reasonable cost (in which case, for the avoidance of doubt, appropriate and customary limitation language shall be added);

(viii) subject to the following sentence, perfection of security, when required, and other legal formalities will be completed as soon as reasonably practicable and, in any event, within the time periods specified in the Finance Documents therefor or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection. Prior to the occurrence of an Event of Default which is continuing, and except as is customary in the relevant market, it will not be required to take certain steps of perfecting security (including, without limitation, notification of receivables security to third party debtors) if, in the reasonable opinion of the directors (or equivalent) of the relevant Guarantor and the Majority Lenders, it would be unduly burdensome on or restrict the ability of the relevant Guarantor to conduct its operations and business in the ordinary course or as otherwise not prohibited by the Finance Documents;

(ix) unless granted under a global Transaction Security Document governed by English law and provided by Guarantors incorporated in England & Wales (a “Debenture”) or New York law and provided by Guarantors incorporated in the United States (an “All Asset Security Document”) or any similar security agreement provided by Guarantors in any other jurisdiction in accordance with the terms of Clause 1.4 below, in each case in respect of all assets security, the Transaction Security Document shall be governed by the law of and secure assets located in or otherwise governed or expressed to be governed by the laws of the jurisdiction of incorporation of that Obligor (other than share security, security over intercompany receivables owed by members of the Group

EMEA 142553202	253

incorporated in Sweden and security over Material Intellectual Property registered in any Material Jurisdiction);

(x) no guarantee or security will be required to be given by or over any acquired person or asset (and no consent shall be required to be sought with respect thereto) which are required to support debt (not incurred in contemplation of such acquisition) (“Permitted Acquired Debt”) of such acquired person or encumbering such acquired asset that in each case is not prohibited under the Finance Documents to remain outstanding; no member of a target group or other entity acquired pursuant to an acquisition not prohibited under the Finance Documents shall be required to become a Guarantor or grant security for so long as such member of the target group or other entity is prevented by the terms of the documentation governing that Permitted Acquired Debt or if becoming a Guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto where such obligation is not prohibited under the Finance Documents to remain outstanding; and no security will be granted over any asset secured for the benefit of any such Permitted Acquired Debt to the extent constituting security otherwise not prohibited to subsist under the Finance Documents;

(xi) the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties, as determined by the Company and the Majority Lenders in their reasonable judgment;

(xii) [reserved];

(xiii) guarantees will not be required from and security will not be required with respect to the assets of (or, in respect of Equity Interests, in), any subsidiary formed or acquired after the 2023 Effective Date that is a bona fide joint venture with a third party not affiliated with the Borrowers;

(xiv) [reserved];

(xv) no share certificates shall be required to be delivered with respect to security granted over any Equity Interests in any Subsidiary that is not a Material Company;

(xvi) [reserved];

(xvii) the Security Agent will hold one set of security for all Lenders unless local law requires separate ranking security for different classes of debt, or otherwise (including but not limited to pursuant to any joint and several creditorship or other similar or equivalent structure or parallel debt provisions) if, due to local law restrictions, it is impractical or disproportionate in relation to the benefit of the security for the Security Agent to hold the security in its name and for the benefit of the Lenders;

(xviii) no guarantee or security shall guarantee or secure any “Excluded Swap Obligations”;

(xix) without prejudice to the Company’s right to designate Guarantors in accordance with the terms of this Agreement, no member of the Group incorporated or otherwise established in an Excluded Jurisdiction will be required to accede to any Finance Document as a Guarantor or provide security and no security will be required to be provided over any Equity Interests in any member of the Group that is incorporated or otherwise established in an Excluded Jurisdiction (unless pursuant to all asset security or floating charge or equivalent security, save that no local-law perfection shall be required); and

EMEA 142553202	254

(xx) without prejudice to the Company’s right to designate Guarantors in accordance with the terms of this Agreement but notwithstanding any term of any other Finance Document: no loan or other obligation under any Finance Document may be, directly or indirectly: (i) guaranteed by any Excluded Subsidiary; or (ii) secured by any assets of or any Equity Interests in an Excluded Subsidiary or by Excluded Property.

(b) The Agent, the Security Agent and/or the other Secured Parties, as the case may be, shall promptly discharge any guarantees and release any security which is or are subject to any legal or regulatory prohibition referred to in paragraph (a) above.

(c) The Transaction Security Documents (save for any Transaction Security Documents which require a prescribed or notarial form) shall expressly state that in the event of any inconsistency between the terms of the Transaction Security Documents and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail. Nothing which is not prohibited to be done under this Agreement shall constitute a breach of any term of the Transaction Security Documents and no representation, warranty or undertaking contained in a Transaction Security Document shall be breached to the extent it conflicts with this Agreement or prohibits something which would otherwise not be prohibited under this Agreement.

(d) The Security Agent shall (and is irrevocably authorized and instructed to) promptly enter into and deliver any documentation and/or take such other action as may be required by the Company to give effect to these Agreed Security and Guarantee Principles.

Clause 1.2 Guarantors and Transaction Security

Each guarantee will be an upstream, cross-stream and downstream guarantee and for all liabilities of the Guarantors under the Finance Documents in accordance with, and subject to, the requirements of the Agreed Security and Guarantee Principles in each relevant jurisdiction. Transaction Security provided by a Guarantor will only secure the (i) direct borrowing, (ii) to the extent permitted to be guaranteed and secured under the Term Loan B Credit Agreement and this Agreement, hedging obligations and cash management obligations and/or (iii) guarantee obligations of that Guarantor under the Finance Documents, in each case in accordance with, and subject to, the requirements of the Agreed Security and Guarantee Principles in each relevant jurisdiction.

Where a Guarantor or its shareholders (as applicable) secures shares (or partnership interests), the Transaction Security Document will be governed by the laws of the jurisdiction of the company whose shares (or partnership interests) are being secured and not by the law of the jurisdiction of the security provider (unless pursuant to a purported charge under an all asset security or floating charge or equivalent security, and provided that, for the avoidance of doubt, such purported charge shall not require perfection or the completion of any perfection actions other than standard filings with respect to such security). Subject to these principles, only the shares (or partnership interests) in each Guarantor (but excluding the Company) owned by a Borrower or a Guarantor shall be secured (unless pursuant to all asset security or floating charge or equivalent security).

To the extent legally effective or practical and proportionate to the benefit of the security, all security shall be given in favour of the Security Agent and not the Secured Parties individually (including but not limited to pursuant to any joint and several creditorship or other similar or equivalent structure or parallel debt provisions). “Parallel debt” provisions will be used where necessary and such provisions will be contained in this Agreement or the Intercreditor Agreement and not in the individual Transaction Security Documents, unless required under local laws. To the extent possible or practical and proportionate to the benefit of the guarantees or security, there should be no action required to be taken in relation to the guarantees or security when any Lender assigns or transfers any of its participation in any Facility to a new Lender save for any jurisdiction-specific requirement set out in this Agreement or the Intercreditor Agreement or any related accession document.

The Guarantors will not be required to pay the cost of any re-execution, notarization, reregistration, amendment or other perfection requirement for any security on any assignment or transfer and such cost

EMEA 142553202	255

or fee shall be for the account of the transferee or assignee Lender, other than in any case, any such actions taken by the Security Agent.

Clause 1.3 Terms of Transaction Security Documents

The following principles will be reflected in the Transaction Security Documents:

(a) without prejudice to the Company’s right to grant security over certain Excluded Property to the Secured Parties in its sole discretion, the security shall not include Excluded Property;

(b) no security will be granted in any jurisdiction other than a jurisdiction in which a Guarantor is organized or incorporated or in which Material Intellectual Property is located or in which the issuer of pledged equity interests is organized or incorporated;

(c) subject to any security permitted to be granted by the Guarantors under the Finance Documents, the security will be first ranking to the extent possible;

(d) security will not be enforceable in relation to the obligations or liabilities under this Agreement until the occurrence of an Event of Default which is continuing and an Acceleration Event (as defined in the Intercreditor Agreement but only in relation to this Agreement) which is continuing (an “Enforcement Event”);

(e) to the extent permitted under applicable law and customary in the relevant market, the Secured Parties shall only be able to exercise a power of attorney following the occurrence of an Enforcement Event that is continuing or if the relevant Guarantor has failed to comply with a further assurance or perfection obligation within 20 Business Days after being notified of that failure and being requested to comply, provided that in relation to any German security over bank accounts, the Secured Parties shall be able to exercise a power of attorney if the relevant Guarantor has failed to notify the relevant account banks within the time period agreed in the relevant Transaction Security Document;

(f) the provisions of each Transaction Security Document will not be unduly burdensome on the Guarantor or interfere unreasonably with the operation of its business in the ordinary course of business, will be limited to those provisions required by local law to create or perfect or ensure the priority and validity of the security interest expressed to be created thereby and will not impose commercial obligations;

(g) in the Transaction Security Documents there will be no repetition or extension of clauses set out in the Finance Documents such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security to the extent such provisions in the Finance Documents apply to the applicable Obligor and the Obligor is a party to such Finance Documents, unless such repetition or extension is customary in the relevant market;

(h) (other than with respect to any third party security providers) representations, covenants and undertakings shall be included in the Transaction Security Documents only to the extent required by local law in order to create or perfect or ensure the priority and validity of the security interest expressed to be created thereby (to the extent perfection is required by these Agreed Security and Guarantee Principles) (unless otherwise covered by the Finance Documents);

(i) (other than with respect to any third party security providers) representations in Transaction Security Documents shall be given only on the date on which such Transaction Security Documents are executed and shall not otherwise repeat other than (subject to paragraph (h) above) with respect to newly acquired assets subject to such Transaction Security Documents or as mutually agreed;

(j) any rights of set off will not be exercisable until the occurrence of an Enforcement Event unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgment. Such

EMEA 142553202	256

rights shall apply only to matured obligations due and payable to any Lender by a Guarantor under a Finance Document;

(k) the Transaction Security Documents should not operate so as to prevent transactions which are not otherwise prohibited under the Finance Documents or to require additional consents or authorizations;

(l) information, such as lists of assets being subject to security, will be provided if, and only to the extent, (x) required by local law to be provided for the validity of the security or to maintain, perfect or register the security and (y) this information can be provided without breaching confidentiality requirements or data protection requirements or, in the reasonable opinion of the Company, damaging business relationships or commercial reputation. Such information, when required to be provided, shall be provided no more frequently than annually prior to the occurrence of an Event of Default which is continuing and has not been waived and, following and during the continuance of an Enforcement Event, on the Security Agent’s reasonable request;

(m) [reserved]; and

(n) security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental security to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental security shall be provided at intervals no more frequent than twelve months (unless required by law or regulation or upon the occurrence of an Enforcement Event that is continuing on the Security Agent’s reasonable request).

Clause 1.4 Scope of the Transaction Security

Subject to these Agreed Security and Guarantee Principles:

(a) each Guarantor incorporated in the United States shall grant all asset security by way of an All Asset Security Document;

(b) each Guarantor incorporated in England & Wales shall grant all asset fixed and floating charge by way of a Debenture;

(c) each Guarantor incorporated in any other jurisdiction where granting of all or substantially all asset security is both legally feasible and customary (as agreed between the Company and the Security Agent, each acting reasonably), shall grant security over all its assets by way of a customary fixed and floating charge debenture or all asset security agreement (as the case may be); and

(d) each Guarantor shall grant security over the following assets (unless already covered pursuant to paragraphs (a) to (c) above):

(i) Equity Interests of each Guarantor (other than the Company) held by it;

(ii) any intercompany receivables of Guarantors from any other member of the Group in a principal amount exceeding $1,000,000 (or the equivalent in any other currency) and with a tenor in excess of 90 days (in each case excluding any such receivables arising under any cash pooling, netting or set-off arrangements);

(iii) bank accounts, other than Exempt Accounts;

(iv) any of its Material Intellectual Property;

(v) with respect to any Guarantor incorporated in Sweden which has existing business mortgage certificates (Sw. företagsinteckningsbrev) as of the date of the 2023

EMEA 142553202	257

Amendment and Restatement Agreement, a business mortgage (Sw. företagshypotek) limited to such existing business mortgage certificates; and

(vi) with respect to any Guarantor incorporated in Sweden which has existing real property mortgage certificates (Sw. pantbrev) as of the date of the 2023 Amendment and Restatement Agreement, Transaction Security in respect of such existing real property mortgage certificates (Sw. pantbrev).

Clause 1.5 Intercompany Receivables

(a) Where a Guarantor grants security over its intercompany receivables, it shall be free to deal with those receivables in the course of its business until the occurrence of an Enforcement Event that is continuing (provided that with respect to any such intercompany receivables granted by the Company or CEBA to any member of the Group incorporated in Sweden, unless otherwise agreed by the Security Agent, no payment of principal amount may be made without the consent of the Security Agent acting in its sole discretion, provided that interest payments may be made until an Enforcement Event).

(b) Where required by local law to perfect the security, notice of the security will be served on the relevant debtor within 10 Business Days of the security being granted and the Guarantor shall obtain an acknowledgement of that notice within 20 Business Days of service. Notwithstanding the foregoing, in relation to security over intercompany receivables granted by the Company or CEBA to any member of the Group, notice of the security will be served on the date of the relevant Transaction Security Document.

(c) Where required under local law, security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security and Guarantee Principles.

Clause 1.6 Shares

(a) Until the occurrence of an Enforcement Event that is continuing, a Guarantor that has granted security will be permitted to retain and to exercise (in a manner which does not result in a Material Adverse Effect or cause an Event of Default to occur) voting rights appertaining to any shares (or partnership interests) secured by it and the company whose shares (or partnership interests) have been secured will be permitted to pay dividends upstream on secured shares (or partnership interests) to the extent permitted under the Finance Documents with the proceeds to be available to the Term Loan B Borrowers and the Subsidiaries of the Company. With respect to security over shares in a Guarantor incorporated in Germany only, the voting rights will remain with the grantor even after an Enforcement Event has occurred, provided that any exercise of rights does not materially adversely affect the validity or enforceability of the security over the shares or cause an Event of Default to occur.

(b) Unless the restriction is required by law or regulation or arrangements with minority shareholders, the constitutional documents of the company whose shares (or partnership interests) have been secured will be amended to the extent that it is within the power of the security provider to do so (using commercially reasonable efforts to obtain the consent of third parties where relevant) to remove restrictions (if any) on the transfer or the registration of the transfer of the shares (or partnership interests) on the taking or enforcement of the security granted over them.

(c) The enforcement of security over shares and the acquisition or exercise by the Security Agent of voting rights in respect of shares may be subject to regulatory consent. Accordingly, enforcement of any security over shares and the exercise by the Security Agent of the voting rights in respect of such shares will be expressed to be conditional upon obtaining any consents required by law or regulation and no such consents shall be required to be sought or requested prior to an Enforcement Event that is continuing and written request having been made by the Security Agent to the Company.

EMEA 142553202	258

(d) Where customary in the relevant market and applicable as a matter of law, on or as soon as reasonably practicable (and in any event within two (2) Business Days) following execution of any share security, the applicable share certificate(s) (or other documents evidencing or representing title to the relevant shares) and a stock transfer form executed in blank (or local law equivalent) will be provided by the Guarantor that has granted the share security to the Security Agent and where required by law the share certificate(s) or shareholders’ register will be endorsed or written up and the endorsed share certificate(s) and/or a copy of the written up register provided by the Guarantor that has granted the share security to the Security Agent. With respect to any additional secured shares subsequently acquired by the relevant grantor, the foregoing shall be done as soon as reasonably practicable and in any event within five (5) Business Days of such shares being acquired by the relevant grantor. Notwithstanding the foregoing, in relation to the security over the shares in CEBA held by the Company and the shares in Oatly AB held by CEBA, perfection steps shall be undertaken on the date of the relevant security.

Clause 1.7 Intellectual Property

(a) Until the occurrence of an Enforcement Event that is continuing, a Guarantor providing security over its Material Intellectual Property will be permitted to deal with such secured Material Intellectual Property in the course of its business (including, without limitation, allowing such intellectual property to lapse if no longer material to its business) subject to the Finance Documents.

(b) If required under law for perfection of the security interest, security over the secured Material Intellectual Property may be registered under (i) the law of that Transaction Security Document, (ii) if the Material Intellectual Property is registered in a jurisdiction in which revenue or assets generated or owned by the Company and its subsidiaries is equal to or greater than 2.5% of the aggregate consolidated revenue or assets of the Group, the law of such jurisdiction or (iii) at a relevant national or supra-national registry (such as the EU).

Clause 1.8 Bank Accounts

(a) Until the occurrence of an Enforcement Event that is continuing, a Guarantor that has granted security will be permitted to deal with secured accounts in the course of its business.

(b) The Obligors shall take the actions required in Clause 24.29 (Cash management). With respect to other secured bank accounts:

(i) notice of the security will be served on the account bank within 10 Business Days of the security being granted (or earlier, if required in the relevant jurisdiction to create valid security) and the relevant Guarantor shall use its commercially reasonable efforts to obtain an acknowledgement of that notice within 20 Business Days of service (or earlier, if required in the relevant jurisdiction to create valid security). If the relevant Guarantor has used its commercially reasonable efforts but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the security is required for perfection if the service of notice would prevent the Guarantor from dealing with an account in the course of its business no notice of security shall be served until the occurrence of an Enforcement Event that is continuing; and

(ii) any security over such bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of security shall request these be waived or subordinated by the account bank but the relevant Guarantor shall not be required to change its banking arrangements if these security interests are not subordinated or waived or only partially subordinated or waived.

EMEA 142553202	259

(c) Following the occurrence of an Enforcement Event that is continuing, the Security Agent and/or the Majority Lenders may give notice to the account banks blocking any withdrawals by the relevant Borrower or the relevant Guarantor and may require payment of the balances to the Security Agent. To the extent possible under local law, the Security Agent shall have a right of appropriation in respect of the balances standing to the credit of the secured bank accounts.

Clause 1.9 Swedish Business Mortgage Certificates and Real Property Mortgage Certificates

No Guarantor incorporated in Sweden shall be required to issue any additional business mortgage certificates (Sw. företagsinteckningsbrev) or real property mortgage certificate (Sw. pantbrev).

Clause 1.10 Release of Transaction Security

For the avoidance of doubt, this Clause 1.10 is subject to the terms of the Intercreditor Agreement.

Unless required by local law, the circumstances in which the Transaction Security shall be released should not be dealt with in individual Transaction Security Documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Finance Documents.

Subject to the provisions of the Finance Documents (but for the avoidance of doubt always in compliance with any mandatory provision of law or regulation), the Agent, the Security Agent or the Secured Parties, as the case may be, shall promptly discharge any guarantees and release any security if required by law or case law or which is or are subject to any legal or regulatory prohibition referred to in these Agreed Security and Guarantee Principles.

Subject to the provisions of the Finance Documents, where a Guarantor disposes of an asset forming part of the Transaction Security in a transaction not prohibited by the terms of the Finance Documents to a person other than an Obligor, the Security Agent is under an obligation to release such asset upon request by the Company and will be entitled to do so without the consent of any other Secured Party.

EMEA 142553202	260

Schedule 21

2023 Effective Date Financial Indebtedness

1. Financial Indebtedness pursuant to the EIF Backed Facility Agreement, the outstanding principal amount of which, as of the 2023 Effective Date, is not in excess of EUR 3,437,500.

2. Financial Indebtedness pursuant to a facility agreement dated 10 November 2022 entered into between Oatly Shanghai Co., Ltd. as borrower and China Merchants Bank Co., Ltd. Shanghai Branch as lender, pursuant to which China Merchants Bank Co., Ltd. Shanghai Branch has made a working capital credit facility available to Oatly Shanghai Co., Ltd. which is unutilized; provided that (x) the principal amount of loans thereunder shall not exceed $25,000,000 and (y) the foregoing shall be in the form of a local line of credit or working capital facility and shall be incurred and guaranteed only by members of the Group organized in PRC that are not Obligors and the foregoing shall not be guaranteed by any Obligors or secured by the assets of any Obligor.

EMEA 142553202	261

Schedule 22

2023 Effective Date Investments

1. The shareholdings set out in Annex I (Subsidiares and Other Equity Investments) below.

2. Oatly AB is the lender in respect of an intra-group loan made to Oatly Singapore Operations & Supply Pte Ltd in an amount of Singapore Dollars $11,646,444

3. Oatly AB is the lender in respect of an intra-group loan made to Oatly Inc. in an amount of $100,000,000

4. Oatly AB is the lender in respect of an intra-group loan made to Oatly UK Operations and Supply Limited in an amount of £35,000,000

5. Oatly AB is the lender in respect of an intra-group loan made to Oatly Netherlands Operations & Supply BV in an amount of €9,000,000

6. CEBA is the lender in respect of an intra-group loan made to Oatly Hong Kong Holding Limited in an amount of Hong Kong Dollars $75,000,000

7. Oatly Group AB (publ) is the lender in respect of an intra-group loan made prior to the 2023 Effective Date to Cereal Base CEBA Aktiebolag in an amount of SEK 6,550,000,000

8. Cereal Base CEBA Aktiebolag is the lender in respect of an intra-group loan made prior to the 2023 Effective Date to Oatly AB in an amount of SEK 6,310,000,000

It is understood and agreed that items 2 through 8 above shall only refer to amounts borrowed prior to the 2023 Effective Date, and shall exclude any amounts that are repaid and reborrowed and amounts that are otherwise borrowed on and after the 2023 Effective Date.

Annex I - Subsidiaries and Other Equity Investments

	Legal Name	Type of Entity	Jurisdiction	Record Owner	Ownership Percentage
1.	Cereal Base CEBA Aktiebolag	Limited Company	Sweden	Oatly Group AB (publ)	99.99998%
2.	Oatly AB	Limited Company	Sweden	Cereal Base CEBA Aktiebolag	100%
3.	Oatly Inc	Corporation	United States (Delaware)	Oatly AB	100%
4.	Oatly US Inc	Corporation	United States (Delaware)	Oatly Inc	100%
5.	Oatly US Operations & Supply Inc	Corporation	United States (Delaware)	Oatly Inc	100%

EMEA 142553202	262

	Legal Name	Type of Entity	Jurisdiction	Record Owner	Ownership Percentage

6.	Oatly Canada Inc	Corporation	Canada	Oatly Inc	100%
7.	Oatly EMEA AB	Limited Company	Sweden	Oatly AB	100%
8.	Oatly UK Limited	Limited Company	United Kingdom	Oatly AB	100%
9.	Oatly Germany GmbH	Limited Liability Company	Germany	Oatly AB	100%
10.	Oatly Denmark ApS	Private Limited Company	Denmark	Oatly AB	100%
11.	Oatly Norway AS	Private Limited Company	Norway	Oatly AB	100%
12.	Oy Oatly Ab	Limited Company	Finland	Oatly AB	100%
13.	Oatly Netherlands BV	Private Limited Company	Netherlands	Oatly AB	100%
14.	Oatly Switzerland AG	Company Limited by Shares	Switzerland	Oatly AB	100%
15.	Oatly Australia Pty Ltd	Proprietary Limited Company	Australia	Oatly AB	100%
16.	Oatly Austria GmbH	Limited Liability Company	Austria	Oatly AB	100%
17.	Oatly Sweden Operations & Supply AB	Limited Company	Sweden	Oatly AB	100%

EMEA 142553202	263

	Legal Name	Type of Entity	Jurisdiction	Record Owner	Ownership Percentage

18.	Oatly Netherlands Operations & Supply BV	Private Limited Company	Netherlands	Oatly AB	100%
19.	Oatly UK Operations and Supply Limited	Limited Company	United Kingdom	Oatly AB	100%
20.	Havrekärnan AB	Limited Company	Sweden	Oatly AB	100%
21.	Oatly Spain, S.L.U.	Private Limited Company	Spain	Oatly AB	100%
22.	Oatly Pte Ltd	Private Company	Singapore	Oatly AB	100%
23.	Oatly Hong Kong Holding Limited	Private Limited Company	Hong Kong	Oatly AB	100%
24.	Oatly France SAS	Simplified Joint Stock Company	France	Oatly AB	100%
25.	Oatly APAC Pte Ltd	Private Company	Singapore	Oatly Pte Ltd	100%
26.	Oatly Singapore Operations & Supply Pte Ltd	Private Company	Singapore	Oatly Pte Ltd	100%
27.	Oatly Shanghai Co Ltd	Corporation	China	Oatly Hong Kong Holding Limited	100%
28.	Oatly Food Co Ltd	Corporation	China	Oatly Hong Kong Holding Limited	100%

EMEA 142553202	264

	Legal Name	Type of Entity	Jurisdiction	Record Owner	Ownership Percentage

29.	Oatly Thousands of Island Co Ltd	Corporation	China	Oatly Hong Kong Holding Limited	100%
30.	Oatly Hainan Trading Co Ltd	Corporation	China	Oatly Shanghai Co Ltd	100%
31.	Super planting Shanghai Food and Beverage Co. Ltd	Corporation	China	Oatly Shanghai Co Ltd	100%

EMEA 142553202	265

Signatories

Original Borrower and Orginal Obligor
Oatly AB

By : /s/ Roy Toni Petersson

Name: Roy Toni Petersson
Capacity: Authorised Signatory

Company and Orginal Obligor
Oatly Group AB (publ)

By: /s/ Roy Toni Petersson

Name: Roy Toni Petersson
Capacity: Authorised Signatory

Orginal Obligor
Cereal Base CEBA Aktiebolag

By: /s/ Roy Toni Petersson

Name: Roy Toni Petersson
Capacity: Authorised Signatory

[Project Fortify – Signature Page to Amendment and Restatement Agreement]

Orginal Obligor
Oatly Sweden Operations & Supply AB

By: /s/ Roy Toni Petersson

Name: Roy Toni Petersson
Capacity: Authorised Signatory

Orginal Obligor
Oatly EMEA AB

By: /s/ Roy Toni Petersson

Name: Roy Toni Petersson
Capacity: Authorised Signatory

Orginal Obligor
Havrekärnan AB

By: /s/ Roy Toni Petersson

Name: Roy Toni Petersson
Capacity: Authorised Signatory

[Project Fortify – Signature Page to Amendment and Restatement Agreement]

Orginal Obligor
Oatly UK Limited

By: /s/ Roy Toni Petersson

Name: Roy Toni Petersson
Capacity: Authorised Signatory

Orginal Obligor
Oatly UK Operations and Supply Limited

By: /s/ Roy Toni Petersson

Name: Roy Toni Petersson
Capacity: Authorised Signatory

Orginal Obligor
Oatly Inc.

By: /s/ Roy Toni Petersson

Name: Roy Toni Petersson
Capacity: Authorised Signatory

[Project Fortify – Signature Page to Amendment and Restatement Agreement]

Orginal Obligor
Oatly US Inc.

By: /s/ Roy Toni Petersson

Name: Roy Toni Petersson
Capacity: Authorised Signatory

Orginal Obligor
Oatly US Operations & Supply Inc.

By: /s/ Roy Toni Petersson

Name: Roy Toni Petersson
Capacity: Authorised Signatory

[Project Fortify – Signature Page to Amendment and Restatement Agreement]

New Agent
Wilmington Trust (London) Limited

By: /s/ Lisa Mariconda

Name: Lisa Mariconda
Capacity: Relationship Manager

[Project Fortify – Signature Page to Amendment and Restatement Agreement]

New Security Agent
Wilmington Trust (London) Limited

By: /s/ Lisa Mariconda

Name: Lisa Mariconda
Capacity: Relationship Manager

J.P. Morgan SE as Orginal Lender

By: /s/ Lea Marie Burek By: /s/ Nick Law

Name: Lea Marie Burek Name: Nick Law

Capacity: Executive Director Capacity: Managing Director

J.P. Morgan SE as Coordinating Mandated Lead Arranger and Bookrunner

By: /s/ Jonas Wikmark By: /s/ Markyan Szczur

Name: Jonas Wikmark Name: Markyan Szczur

Capacity: Managing Director Capacity: Executive Director

BNP Paribas SA, Bankfillial Sverige as Orginal Lender and Mandated Lead Arranger and Bookrunner

By: /s/ Christophe Baumann By: /s/ Josefin Baldeh

Name: Christophe Baumann Name: Josefin Baldeh

Capacity: Head of GTS Nordics Capacity: Head of Legal Sweden and Finland

Coöperatieve Rabobank UA. as Orginal Lender and Mandated Lead Arranger and Bookrunner

By: /s/ G.J.J. van der Wolf By: /s/ B. Fransen

Name: G.J.J. van der Wolf Name: B. Fransen

Capacity: Executive director Proxy AB Capacity: Executive director Proxy AB

Nordea Bank Abp, filial I Sverige as Orginal Lender and Mandated Lead Arranger and Bookrunner

By: /s/ Emelie Klefbeck By: /s/ Oskar Hjärpe

Name: Emelie Klefbeck Name: Oskar Hjärpe

Capacity: Senior Legal Counsel Capacity: Associate Director

Resigning Finance Parties
Barclays Bank Ireland PLC

By: /s/ Mark Pope

Name: Mark Pope
Capacity: Assistant Vice President

Credit Suisse (Deutschland) Aktiengesellschaft

By: /s/ Ramon Schraner By: /s/ Atanas Dimitrov

Name: Ramon Schraner Name: Atanas Dimitrov

Capacity: Authorised Signatory Capacity: Authorised Signatory

Morgan Stanley Senior Funding, Inc.

By: /s/ Michael King

Name: Michael King
Capacity: Vice President

Morgan Stanley Bank International Limited

By: /s/ Mark Walton

Name: Mark Walton
Capacity: Authorized Signatory

Skandinaviska Enskilda Banken AB (publ)

By: /s/ Penny Neville-Park By: /s/ John Sealy

Name: Penny Neville-Park Name: John Sealy

Capacity: Authorised Signatory Capacity: Authorised Signatory